As filed with the Securities and Exchange Commission on April 21, 2025

Registration No. 333-283181

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Post-Effective Amendment No. 2
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________________

USA RARE EARTH, INC.
(Exact name of registrant as specified in its charter)

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Delaware	3490	98-1720278
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S employer identification no.)

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For Co-Registrants, see “Table of Co-Registrants” on the following page.

David Kronenfeld
Chief Legal Officer
100 W Airport Road,
Stillwater, OK 74075
(813) 867-6155
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_____________________________________

Copies to:

Joel Rubinstein
Jonathan Rochwarger
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Tel: (212) 819-8200

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Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement became effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒
Smaller reporting company ☒	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant and Co-Registrant hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant and Co-Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
USA Rare Earth, LLC	Delaware	3490	83-4713551

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(1)      The Co-Registrant has the following principal executive office:

USA Rare Earth, LLC
100 W Airport Road,
Stillwater, Oklahoma 74075
Telephone: 813-867-6155

(2)      The agent for service for the Co-Registrant is:

David Kronenfeld
Chief Legal Officer
100 W Airport Road,
Stillwater, Oklahoma 74075
Telephone: 813-867-6155

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (this “Amendment”) to Registration Statement No. 333-283181, dated February 13, 2025 (the “Registration Statement”), is being filed by USA Rare Earth, Inc., a Delaware corporation (“New USARE”), as the successor to Inflection Point Acquisition Corp. II, a Cayman Islands exempted company (“Inflection Point”), and by USA Rare Earth, LLC, a Delaware limited liability company and direct wholly owned subsidiary of New USARE (“USARE OpCo”), (i) pursuant to Rule 414(d) under the Securities Act of 1933 (the “Securities Act”), (ii) to set forth additional information to reflect the Domestication (as defined below) and other material changes made in connection with or resulting from the succession, the closing of the Business Combination (as defined below) and as necessary to keep the Registration Statement from being misleading in any material respect, and (iii) to provide financial statements and related notes of Inflection Point in inline XBRL (eXtensible Business Reporting Language) format.

On March 10, 2025, as contemplated by the Business Combination Agreement and described in the section titled “The Business Combination Proposal” of the final prospectus and definitive proxy statement of Inflection Point, dated February 14, 2025 (the “Proxy Statement/Prospectus”) and filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 18, 2025, Inflection Point filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation (the “Certificate of Incorporation”) and a certificate of corporate domestication with the Secretary of State of the State of Delaware, pursuant to which Inflection Point was domesticated and continues as a Delaware corporation, changing its name to “USA Rare Earth, Inc.” (the “Domestication”).

New USARE expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”). For the purposes of this Amendment and the Registration Statement, references to the “Company,” “the “Registrant,” “we,” “our,” “us” and similar terms mean, as of any time prior to the Domestication, Inflection Point and, as of any time after the Domestication, New USARE.

Immediately prior to the Domestication, each of the then issued and outstanding Class B ordinary shares of Inflection Point, par value $0.0001 per share (each, a “Cayman Class B Share”), converted automatically, on a one-for-one basis, into a Class A ordinary share of Inflection Point, par value $0.0001 per share (each, a “Cayman Class A Share”). As a result of and upon the effective time of the Domestication, among other things, (1) each of the then issued and outstanding Cayman Class A Shares automatically converted, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of New USARE (the “New USARE Common Stock”); (2) each of the then issued and outstanding warrants representing the right to purchase one Cayman Class A Share automatically converted into a warrant to acquire one share of New USARE Common Stock pursuant to the related warrant agreement (each warrant, an “New USARE Warrant”); and (3) each of the then issued and outstanding units of Inflection Point were canceled and each holder thereof was entitled to one share of New USARE Common Stock and one-half of one New USARE Warrant per unit.

Trading of New USARE Common Stock and New USARE Warrants began on The Nasdaq Stock Market LLC (“Nasdaq”) on March 14, 2025, under the new ticker symbol “USAR” for the common stock and “USARW” for the warrants. Prior to the Domestication, the Inflection Point Class A ordinary shares, the Inflection Point units and the Inflection Point warrants traded under the ticker symbols “IPXX”, “IPXXU” and “IPXXW”, respectively, on Nasdaq. Upon effectiveness of the Domestication, the CUSIP numbers relating to the New USARE Common Stock and the New USARE Warrants changed to 91733P 107 and 91733P 115, respectively.

The rights of holders of New USARE Common Stock are now governed by its Delaware certificate of incorporation, its Delaware by-laws and the General Corporation Law of the State of Delaware (the “DGCL”), each of which is described in the Proxy Statement/Prospectus. The Proxy Statement/Prospectus forms part of the Registration Statement.

This Amendment sets forth additional information to reflect the Domestication and other material changes made in connection with or resulting from the succession, the closing of the business combination (the “Business Combination”) contemplated by that certain business combination agreement, dated as of August 21, 2024 (as amended on November 12, 2024 and January 30, 2025, the “Business Combination Agreement”), by and among Inflection Point, USARE OpCo and IPXX Merger Sub, LLC, a Delaware limited liability company, and to keep the Registration Statement from being misleading in any material respect. All documents filed by the Company under

Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the Domestication will not reflect the change in our name, jurisdiction of incorporation or capital structure. On March 19, 2025, the Company filed a Current Report on Form 8-K (File No. 001-41711) disclosing the closing of the Business Combination and certain related transactions. Set forth below is the following additional information:

1.      the unaudited pro forma condensed combined financial information of Inflection Point Acquisition Corp. II and USA Rare Earth, LLC, as of and for the year ended December 31, 2024;

2.      the Management’s Discussion and Analysis of Financial Condition and Results of Operations of USA Rare Earth, Inc. (f/k/a Inflection Point Acquisition Corp. II) as of December 31, 2024 and 2023 and for the year ended December 31, 2024 and the period from March 6, 2023 (Inception) through December 31, 2023;

3.      the Management’s Discussion and Analysis of Financial Condition and Results of Operations of USA Rare Earth, LLC as of December 31, 2024 and 2023 and for the years then ended;

4.      the audited financial statements of USA Rare Earth, Inc. (f/k/a Inflection Point Acquisition Corp. II) as of December 31, 2024 and 2023 and for the year ended December 31, 2024 and the period from March 6, 2023 (Inception) through December 31, 2023 then ended; and

5.      the audited financial statements of USA Rare Earth, LLC as of December 31, 2024 and 2023 and for the years then ended.

The registration fees were paid at the time of filing of the Registration Statement. Because no additional securities are being registered, no further registration fee is required.

Page
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	1
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)	20
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF USA RARE EARTH LLC	30
INDEX TO FINANCIAL STATEMENTS	F-1

i

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

USA Rare Earth, Inc. (f/k/a Inflection Point Acquisition Corp. II) is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Inflection Point and USARE OpCo adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of December 31, 2024 combines the historical audited balance sheet of Inflection Point as of December 31, 2024 with the historical audited consolidated balance sheet of USARE OpCo as of December 31, 2024, giving effect to the Business Combination and related transactions as if they had been consummated on December 31, 2024. Inflection Point and USARE OpCo have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 combines the historical audited statement of operations of Inflection Point for the year ended December 31, 2024 with the historical audited consolidated statement of operations of USARE OpCo for the year ended December 31, 2024, giving effect to the Business Combination as if it had been consummated on January 1, 2024, the beginning of the period presented.

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with generally accepted accounting principles in the United States (“GAAP”). Under this method of accounting, Inflection Point is treated as the “acquired” company for financial reporting purposes. USARE OpCo has been determined to be the accounting acquirer because existing USARE OpCo shareholders/members, as a group, will retain the largest portion of the voting rights in the combined entity, the executive officers of the combined company will be appointed by USARE OpCo, the majority of the board of directors of the combined company will be appointed by USARE OpCo, USARE OpCo represents a significant majority of the operations of the combined company, and the operations of USARE OpCo will be the continued operations of the combined company.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes:

•        The historical audited financial statements of Inflection Point as of and for the year ended December 31, 2024; and

•        The historical audited consolidated financial statements of USARE OpCo as of and for the year ended December 31, 2024.

The foregoing historical financial statements have been prepared in accordance with GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the Business Combination and related transactions which are discussed in further detail below. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to represent Inflection Point’s consolidated results of operations or the consolidated financial position that would actually have occurred had the Business Combination and related transactions been consummated on the dates assumed or to project Inflection Point’s consolidated results of operations or consolidated financial position for any future date or period. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of USA Rare Earth, LLC”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of USA Rare Earth, Inc. (f/k/a Inflection Point Acquisition Corp. II)”, and other financial information as filed elsewhere in this Amendment.

Description of the Transactions

On August 21, 2024 (the “Signing Date”), Inflection Point entered into a Business Combination Agreement (as amended on November 12, 2024 and January 30, 2025) by and among Inflection Point, USARE OpCo, and IPXX Merger Sub, LLC a direct wholly owned subsidiary of Inflection Point (“Merger Sub”), pursuant to which, among other things and subject to the terms and conditions contained therein, Merger Sub merged with and into USARE OpCo, with USARE OpCo continuing as the surviving company (the “Merger”). The combined company’s business will continue to operate through USARE OpCo and its subsidiaries. In connection with the closing of the Business Combination (the “Closing” and the date of the Closing, the “Closing Date”), Inflection Point changed its name to “USA Rare Earth, Inc.”

The Domestication

Inflection Point, after obtaining the required shareholder approvals, completed the Domestication, changing its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. Inflection Point provided its public shareholders the opportunity to redeem their shares on the terms and conditions set forth in the Business Combination Agreement and Inflection Point’s governing documents.

By virtue of the Domestication and subject to the satisfaction or waiver of the conditions of the Business Combination Agreement, including approval of Inflection Point’s shareholders:

(i)     immediately prior to the Domestication, pursuant to the Sponsor Support Agreement (as defined below), each of the then issued and outstanding Cayman Class B Shares converted automatically, on a one-for-one basis, into one (1) Cayman Class A Share (the “Sponsor Share Conversion”); and

(ii)    in connection with the Domestication, (x) each then issued and outstanding Cayman Class A Share (that was not redeemed pursuant to the Redemption (as defined below)) converted automatically, on a one-for-one basis, into one share of New USARE Common Stock; (y) each of the then issued and outstanding warrants representing the right to purchase one Cayman Class A Share converted automatically into a New USARE Warrant to acquire one share of New USARE Common Stock; and (z) each of the then issued and outstanding units of Inflection Point were cancelled and each holder thereof was entitled to one share of New USARE Common Stock and one-half (1/2) of one New USARE Warrant.

The Business Combination

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, immediately prior to the effective time of the Merger (the “Effective Time”), (i) each warrant that was outstanding and unexercised immediately prior to the Effective Time to purchase Class C convertible preferred units of USARE OpCo (the “USARE Class C Convertible Preferred Units”) or Class C-1 convertible preferred units of USARE OpCo (the “USARE Class C-1 Convertible Preferred Units”) was automatically exercised on a cashless basis in full in accordance with its terms and (ii) immediately thereafter, each then-issued and outstanding USARE Class C Convertible Preferred Unit and each then-issued and outstanding USARE Class C-1 Convertible Preferred Unit (including each USARE Class C Convertible Preferred Unit and USARE Class C-1 Convertible Preferred Unit issued upon the automatic exercise described in the preceding clause (i)) automatically converted into such number of Class B units of USARE OpCo (the “USARE Class B Units”) into which such USARE Class C Convertible Preferred Unit or USARE Class C-1 Convertible Preferred Unit, as applicable, was convertible in connection with the Merger pursuant to USARE OpCo’s Sixth Amended and Restated Operating Agreement, as amended (the “Pre-Closing USARE OA”).

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, at the Effective Time:

(i)     each unit of USARE OpCo that was owned by Inflection Point, Merger Sub or USARE OpCo (in treasury or otherwise) immediately prior to the Effective Time (each an “Excluded Unit”) was cancelled and ceased to exist and no consideration was delivered in exchange therefore;

(ii)    each incentive unit of USARE OpCo (the “USARE Incentive Units”) that was issued and outstanding immediately prior to the Effective Time (other than Excluded Units) was, by virtue of the occurrence of the Merger, (x) to the extent the holder of such USARE Incentive Unit was continuously employed by or providing services to USARE OpCo from the Signing Date through the Effective Time, automatically deemed to be fully vested, (y) regardless of such employment or service status, automatically deemed exchanged or converted (on a cashless basis) into a fraction of one Class A unit of USARE OpCo (the “USARE Class A Units”) in accordance with the terms of such USARE Incentive Unit, the Pre-Closing USARE OA and the Second Amended and Restated USA Rare Earth, LLC Incentive Plan and each USARE Class A Unit issued or issuable upon such deemed exchange or conversion was treated as being issued and outstanding immediately prior to the Effective Time;

(iii)   each warrant to purchase units of USARE OpCo (excluding the USARE Class A Preferred Investor Warrants (as defined below)) (the “USARE Warrants”) that was outstanding and unexercised immediately prior to the Effective Time was, by virtue of the occurrence of the Merger, automatically exercised or deemed exercised on a cashless basis in full in accordance with its terms immediately prior to the Effective Time, and each USARE Class A Unit or USARE Class B Unit issued or issuable upon such exercise was treated as being issued and outstanding immediately prior to the Effective Time;

(iv)   each USARE Class A Unit that was issued and outstanding immediately prior to the Effective Time (including all USARE Class A Units outstanding or deemed outstanding (a) upon the deemed exchange or conversion of the USARE Incentive Units and (b) upon the deemed exercise of the USARE Warrants, but excluding the Excluded Units) was cancelled and converted into the right to receive a number of shares of New USARE Common Stock equal to the Exchange Ratio (as defined below) (the “Per Unit Base Consideration”) and the right to receive, subject to the vesting conditions described below, a number of shares of New USARE Common Stock equal to the Earn-out Exchange Ratio (as defined below) (the “Per Unit Earn-out Consideration”);

(v)    each USARE Class B Unit that was issued and outstanding immediately prior to the Effective Time (including all USARE Class B Units outstanding or deemed outstanding upon the deemed exercise of the USARE Warrants, but excluding the Excluded Units) was cancelled and converted into the right to receive the Per Unit Base Consideration and the Per Unit Earn-out Consideration;

(vi)   each Class A-1 convertible preferred unit of USARE OpCo (the “USARE Class A-1 Convertible Preferred Units”) and each Class A-2 convertible preferred unit of USARE OpCo (the “USARE Class A-2 Convertible Preferred Units,” and together with the USARE Class A-1 Convertible Preferred Units, the “USARE Class A Convertible Preferred Units”) that was issued and outstanding immediately prior to the Effective Time (other than Excluded Units) and each USARE Class A Convertible Preferred Unit that was outstanding upon payment-in-kind of all accrued and unpaid dividends on the USARE Class A Convertible Preferred Units was cancelled and converted into the right to receive one share of Series A Preferred Stock (as defined below); and

(vii)  each warrant to purchase USARE Class A Units at an initial exercise price of $12.00 per USARE Class A Unit, subject to adjustment, and initially issued to a holder of USARE Class A Convertible Preferred Units (each such warrant, a “USARE Class A Preferred Investor Warrant”) was cancelled and converted into the right to receive a Series A Preferred Investor Warrant (as defined below) exercisable for a number of shares of New USARE Common Stock equal to the aggregate number of USARE Class A Units that would be issued upon full exercise of such USARE Class A Preferred Investor Warrant.

Series A Preferred Stock Investment

In connection with the transactions contemplated by the Business Combination Agreement, on the Signing Date, Inflection Point, USARE OpCo and Inflection Point Fund I, LP (“Inflection Point Fund”), an accredited investor that was an affiliate of Inflection Point and Inflection Point Holdings II LLC (the “Sponsor”) entered into a Securities Purchase Agreement (the “Series A SPA”). Pursuant to the Series A SPA, Inflection Point Fund had agreed, among other things, to purchase, at Closing, 759,804 shares of New USARE 12% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, having the rights, preferences and privileges set forth in the Series A Preferred Stock Certificate of Designation (such stock the “Series A Preferred Stock”) and a warrant to purchase 759,804 shares of New USARE Common Stock (a “Series A Preferred Investor Warrant”), for an aggregate purchase price of $9.1 million (the “Series A Preferred Stock Investment”). Each share of Series A Preferred Stock has a stated value of $12.00 (the “Stated Value”). Subsequently, on February 3, 2025, Inflection Point Fund pre-funded the Series A Preferred Stock Investment by purchasing an aggregate of 833,333 USARE Class A-2 Convertible Preferred Units and a USARE Class A Preferred Investor Warrant exercisable for an aggregate of 833,333 USARE Class A Units for an aggregate purchase price of $8.5 million as part of the Additional Class A-2 Convertible Preferred Unit Investment (as defined below). Pursuant to a termination agreement, dated as of January 31, 2025, by and among Inflection Point, USARE OpCo and Inflection Point Fund (the “Series A SPA Termination Agreement”), in connection with the pre-funding of the Series A Preferred Stock Investment, the Series A SPA was terminated. Refer to adjustment A below for the impact on the unaudited pro forma condensed combined financial information, as this investment is included in the total proceeds raised in the Additional Class A-2 Convertible Preferred Unit Investment.

On March 11, 2025, Inflection Point and USARE OpCo entered into additional securities purchase agreement with Inflection Point Fund and another accredited investor, Alto Opportunity Master Fund, SPC — Segregated Master Portfolio B (together with Inflection Point Fund, the “Additional Series A Cumulative Convertible Preferred Stock Investors”), pursuant to which the Additional Series A Cumulative Convertible Preferred Stock Investors agreed to purchase an aggregate of (i) 784,314 shares of Series A Preferred Stock and (ii) Series A Preferred Investor Warrants exercisable for an aggregate of 784,314 shares of New USARE Common Stock, subject to adjustment, for an aggregate purchase price of $8.0 million. The proceeds of $7.6 million, net of $0.4 million in equity issuance costs, have been allocated between the Series A Preferred Stock and the Series A Preferred Investor Warrants on a relative fair value basis, with $7.4 million allocated to the Series A Preferred Stock and $0.2 million allocated to the Series A Preferred Investor Warrants. Refer to adjustment A below for the impact on the unaudited pro forma condensed combined financial information.

The Series A Preferred Stock is not classified as a liability pursuant to Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”), due to the fact that it is not a mandatorily redeemable financial instrument, it represents an outstanding share, and does not embody an unconditional obligation. The Series A Preferred Stock is redeemable at the option of the holder. Therefore, the Series A Preferred Stock is required to be classified outside of permanent equity pursuant to ASC 480-10-S99 and will be classified within mezzanine equity. The redemption features within the Series A Preferred Stock do not require bifurcation because they do not meet all criteria of a derivative.

Class A Convertible Preferred Investment and Additional Class A-2 Convertible Preferred Unit Investment

On August 21, 2024, USARE OpCo and certain accredited investors, including Inflection Point Fund (the “Class A Convertible Preferred Unit Investors”) entered into the securities purchase agreements (the “Class A Convertible Preferred SPAs”). Pursuant to the Class A Convertible Preferred SPAs, the Class A Convertible Preferred Unit Investors purchased an aggregate of (i) 2,500,000 USARE Class A Convertible Preferred Units (USARE Class A-1 Convertible Preferred Units and USARE Class A-2 Convertible Preferred Units) and (ii) USARE Class A Preferred Investor Warrants exercisable into 2,968,750 USARE Class A Units, for an aggregate purchase price of $25.5 million (the “Class A Convertible Preferred Investment”). These amounts are reflected within USARE OpCo’s December 31, 2024 audited consolidated financial statements.

On January 31, 2025, USARE OpCo and certain accredited investors, including Inflection Point Fund and Michael Blitzer, Inflection Point’s Chairman and Chief Executive Officer and New USARE’s Chairman (the “Additional Class A-2 Convertible Preferred Unit Investors”) entered into securities purchase agreements (the “Additional Class A-2 Convertible Preferred SPAs”), pursuant to which the Additional Class A-2 Convertible Preferred Unit Investors agreed to purchase an aggregate of (i) 1,495,098 USARE Class A-2 Convertible Preferred Units and (ii) USARE Class A Preferred Investor Warrants exercisable for an aggregate of 1,495,098 USARE Class A Units for an aggregate purchase price of $15.3 million (the “Additional Class A-2 Convertible Preferred Unit Investment”). The Additional Class A-2 Convertible Preferred Unit Investment closed on February 3, 2025. The proceeds of $14.5 million, net of $0.8 million in equity issuance costs, have been allocated between the USARE Class A-2 Convertible Preferred Units and the USARE Class A Preferred Investor Warrants on a relative fair value basis, with $14.1 million allocated to the USARE Class A-2 Convertible Preferred Units and $0.4 million allocated to the USARE Class A Preferred Investor Warrants. Refer to adjustment A below for the impact on the unaudited pro forma condensed combined financial information.

The USARE Class A-1 Convertible Preferred Units and the USARE Class A Preferred Investor Warrants are both classified within permanent equity in the unaudited pro forma condensed combined balance sheet. The USARE Class A-2 Convertible Preferred Units are classified within mezzanine equity in the historical portion of the unaudited pro forma condensed combined balance sheet due to a redemption feature which is triggered upon a contingent event that is not solely within USARE OpCo’s control. Specifically, due to the holder’s ability to exercise the option to require

USARE OpCo to redeem for cash all or any portion of such holder’s shares in the event the Business Combination did not close within 12 months of the Business Combination Agreement date and the delay was reasonably deemed to be due to factors within USARE OpCo’s control, there was the potential for a scenario where the holder was able to redeem for cash all or any portion of such holder’s shares, resulting in the financial instrument not meeting the criteria for classification within permanent equity. The August 21, 2024 transaction does not result in an adjustment in the December 31, 2024 unaudited pro forma condensed combined financial information as it is reflected in the USARE OpCo historical audited consolidated balance sheet as of December 31, 2024.

Michael Blitzer Promissory Note

After Inflection Point’s initial public offering (its “IPO”), its only material financing consists of a convertible promissory note issued to Michael Blitzer, Inflection Point’s then-Chairman and Chief Executive Officer, on August 13, 2024, pursuant to which Inflection Point could borrow up to $2.5 million from Mr. Blitzer, for ongoing expenses reasonably related to the business of Inflection Point and the consummation of the Business Combination or any other initial business combination (the “Convertible Promissory Note”). All unpaid principal under the Convertible Promissory Note shall be due and payable in full on the earlier of (i) November 30, 2024, or such later date by which Inflection Point must consummate a Business Combination pursuant to its governing documents (as may be amended by a shareholder vote) and (ii) the effective date of a business combination (such earlier date, the “Maturity Date”), unless accelerated upon the occurrence of an event of default as set forth in the Convertible Promissory Note. Mr. Blitzer had the option, at any time on or prior to the repayment of amounts owed under the Convertible Promissory Note, to convert up to $1.5 million outstanding under the Convertible Promissory Note into warrants to purchase Cayman Class A Shares at a conversion price of $1.00 per warrant, with each warrant entitling the holder to purchase one Cayman Class A Share at a price of $11.50 per share, subject to the same adjustments applicable to the Private Placement Warrants (as defined below). At Closing, Inflection Point had borrowed a total of $1.5 million of the $2.5 million maximum amount noted above. As of December 31, 2024, Inflection Point has borrowed $1.2 million under the Convertible Promissory Note. The remaining balance of $0.3 million is reflected in adjustment A below and shows the impact on the unaudited pro forma condensed combined financial information.

Pursuant to a securities purchase agreement, dated as of August 21, 2024, by and among Inflection Point, Michael Blitzer and USARE OpCo (the “Blitzer Series A SPA”), Inflection Point agreed to issue at Closing, $1.25 million in Stated Value (104,167 shares) of Series A Preferred Stock to Mr. Blitzer in exchange for his forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note. The Blitzer Series A SPA was in substantially the same form as the Series A SPA, subject to appropriate changes to reflect that (i) the consideration to be paid by Mr. Blitzer was his forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note issued to him by Inflection Point on August 13, 2024 and (ii) Mr. Blitzer did not receive a Series A Preferred Investor Warrant. In accordance with ASC 470, Debt (“ASC 470”), this exchange (along with the exchange described in the paragraph below) has been determined to be an extinguishment of the Convertible Promissory Note which resulted in an extinguishment loss of $0.9 million. On January 22, 2025, Inflection Point, Mr. Blitzer, and USARE OpCo amended the Blitzer Series A SPA to provide that Inflection Point would issue to Mr. Blitzer, at Closing, a number of shares of Series A Preferred Stock equal to the number of Blitzer Conversion Preferred Shares (as defined below) (amended from 104,167 shares of Series A Preferred Stock) in exchange for his forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note. Refer to adjustments K1 and FF below for the impact on the unaudited pro forma condensed combined financial information.

Pursuant to the securities purchase agreement, dated as of August 21, 2024, by and between USARE OpCo and Michael Blitzer (the “Blitzer Class A SPA”), USARE OpCo issued 122,549 USARE Class A-2 Convertible Preferred Units and a USARE Class A Preferred Investor Warrant to purchase up to 31,250 USARE Class A Units in exchange for Mr. Blitzer’s promise to forgive, at Closing, the remaining 50% of the then-outstanding balance of the Convertible Promissory Note. The Blitzer Class A SPA is in substantially the same form as the Class A Convertible Preferred SPAs, subject to appropriate changes to reflect that the consideration paid by Mr. Blitzer is his promise to forgive 50% of the then-outstanding balance of the Convertible Promissory Note at Closing. At Closing, such 122,549 USARE Class A-2 Convertible Preferred Units (plus accrued and unpaid payment-in-kind dividends as of the Closing) were exchange for an aggregate of 131,048 shares of Series A Preferred Stock (the “Blitzer Conversion Preferred Shares”) In accordance with ASC 470, this exchange (along with the exchange described in the paragraph above) has been determined to be an extinguishment of the Convertible Promissory Note through the settlement of the subscription receivable and recognition of an extinguishment loss of $0.5 million. Refer to adjustment K2 below for the impact on the unaudited pro forma condensed combined financial information.

Hatch Convertible Promissory Note

On July 28, 2023, USARE OpCo and Hatch LTD (“Hatch”) entered into an unsecured $1.0 million Senior Convertible Promissory Note agreement (the “Hatch Note”) with a 10% interest rate, which would have matured on July 28, 2025. Pursuant to the terms and conditions of the Hatch Note, in the event of a fundamental transaction (such as the Business Combination), Hatch may elect, at least five days prior to the closing of such fundamental transaction, that either (a) USARE OpCo pay Hatch an amount equal to the sum of the outstanding principal balance and accrued and unpaid interest due on the Hatch Note or (b) the Hatch Note convert into equity with a value equal to the sum of the outstanding principal balance and accrued and unpaid interest due on the Hatch Note divided by the Conversion Price (as defined in the Hatch Note). Total accrued and unpaid interest as of December 31, 2024 was $0.1 million.

On February 26, 2025, USARE OpCo and Hatch entered into a Letter Agreement for the purpose of settling and satisfying the Hatch Note in full and terminating the Hatch Note by USARE OpCo issuing 683,512 USARE Class A Units to Hatch. This transaction to settle the Hatch Note occurred and was effective as of immediately prior to, and in all cases only contingent upon, the Effective Time of the Merger. Refer to adjustments B and GG below for the impact on the unaudited pro forma condensed combined financial information.

USARE Incentive Unit Acceleration

Each USARE Incentive Unit that was issued and outstanding immediately prior to the Effective Time (other than Excluded Units) was, by virtue of the occurrence of the Merger, (x) to the extent the holder of such USARE Incentive Unit was continuously employed by or providing services to USARE OpCo from the Signing Date through the Effective Time, automatically deemed to be fully vested, (y) regardless of such employment or service status, automatically deemed exchanged or converted (on a cashless basis) into a fraction of one USARE Class A Unit in accordance with the terms of such USARE Incentive Unit, the Pre-Closing USARE OA and the Second Amended and Restated USA Rare Earth, LLC Incentive Plan and each USARE Class A Unit issued or issuable upon such deemed exchange or conversion was treated as being issued and outstanding immediately prior to the Effective Time. In accordance with ASC 718, Compensation — Stock Compensation, the accelerated vesting terms result in an additional compensation charge equal to the unrecognized compensation expense of the USARE Incentive Units immediately before the acceleration triggered by the Merger of $0.2 million. Refer to adjustments H and DD below for the impact on the unaudited pro forma condensed combined financial information.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor, Inflection Point and USARE OpCo entered into a sponsor support agreement (the “Sponsor Support Agreement”) pursuant to which the Sponsor agreed to, among other things, (i) vote to adopt and approve the Business Combination Agreement and the other documents contemplated therein and the transactions contemplated therein and (ii) forfeit New USARE Warrants for 60,000 shares of New USARE Common Stock for every $1.0 million by which (x) the gross proceeds at Closing from the Trust Account established by Inflection Point in connection with its IPO (after giving effect to the Redemption) plus (y) the gross proceeds from the Class A Convertible Preferred Investment, the Series A Preferred Stock Investment and any PIPE Investment (as defined in the Business Combination Agreement) were below $50.0 million, up to a maximum of New USARE Warrants being forfeited for 1,500,000 shares of New USARE Common Stock. These New USARE Warrants are recorded entirely within permanent equity. On January 31, 2025, the Sponsor, Inflection Point, and USARE OpCo amended the Sponsor Support Agreement to remove the potential forfeiture related to such New USARE Warrants. The potential forfeiture and subsequent amendment to remove the potential forfeiture of such New USARE Warrants will not result in an impact to the unaudited pro forma condensed combined balance sheet and therefore no pro forma adjustment is required.

Cantor Fee Reduction Agreement

Pursuant to that certain underwriting agreement between Inflection Point and Cantor Fitzgerald & Co., as representative of the several underwriters (“Cantor”), dated May 24, 2023 (as it may be amended from time to time, the “Underwriting Agreement”), Inflection Point previously agreed to pay to Cantor an aggregate cash amount of $13.1 million as “deferred underwriting commissions” (the “Original Deferred Fee”) upon the consummation of an initial business combination, as contemplated by the final prospectus of Inflection Point, filed with the SEC (File No. 333-271128), and dated May 24, 2023. Solely in connection with the Business Combination, Inflection Point,

Cantor and USARE OpCo entered into that certain fee reduction agreement, dated as of August 20, 2024 (the “Fee Reduction Agreement”), pursuant to which, upon consummation of the Business Combination, Cantor agreed to accept, in lieu of such Original Deferred Fee: (i) either (at Inflection Point’s option) (A) a cash fee of $4.0 million or (B) (1) a cash fee of $2.0 million plus (2) 400,000 shares of New USARE Common Stock, plus (ii) 2.0% of the amount by which the Total Capital Raised (as defined in the Fee Reduction Agreement) exceeds $50.0 million. Additionally, solely if Inflection Point elected to pay the all-cash fee discussed above, Cantor agreed to forfeit Private Placement Warrants for Cayman Class A Shares. The Company paid the reduced deferred fee using option (A), paying the cash fee of $4.0 million. As such, as a pro forma adjustment, the Company relieved the total deferred underwriting fee payable to Cantor, recorded the cash fee payment of $4.0 million, and recognized the difference within additional paid-in capital. Refer to adjustment J below for the impact on the unaudited pro forma condensed combined financial information.

Aggregate Earn-out Consideration

Following the Closing, within five business days after the occurrence of either Triggering Event I or Triggering Event II (each as defined below, a “Triggering Event”), New USARE shall issue or cause to be issued to the certain former members of USARE OpCo (the “Eligible Stockholders”) up to 10,000,000 additional shares of New USARE Common Stock (“Earnout Shares”) (which shall be equitably adjusted for any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to shares of New USARE Common Stock occurring after the Closing) in two tranches (the “Earnout”).

The first tranche of the Earnout would include 5,000,000 shares and would be distributed if, during the time period beginning on the date that is first anniversary of the Closing Date and ending on the date that is the sixth anniversary of the Closing Date (the “Earnout Period”), the market price of the New USARE Common Stock is greater than or equal to $15 per share and less than $20 per share for a period of at least twenty out of thirty consecutive days on which shares of New USARE Common Stock are actually traded on the principal securities exchange or securities market on which shares of New USARE Common Stock are then traded (each a “Trading Day”) (“Triggering Event I”). The second tranche of 5,000,000 shares of the Earnout would be distributed if, during the Earnout Period, the market price of the New USARE Common Stock is greater than or equal to $20 per share for a period of at least twenty out of thirty consecutive Trading Days (“Triggering Event II”). Lastly, in the event of a Change of Control (as defined in the Business Combination Agreement) during the Earnout Period, the Earnout issuance would be accelerated, and the Eligible Stockholders would receive Earnout Shares based on the implied value of the New USARE Common Stock that the holders would receive as consideration in the Change of Control event. If the implied value of the New USARE Common Stock is greater than or equal to $15 per share and less than $20 per share, the holders would receive 5,000,000 Earnout Shares. If the implied value of the New USARE Common Stock is greater than or equal to $20 per share, the holders would receive 10,000,000 Earnout Shares. The Company has concluded that the Change of Control provision results in the Earnout Shares being considered not to be indexed to the Company’s own shares pursuant to the guidance within ASC 815, Derivatives and Hedging, and therefore the Earnout Shares are being recorded as a liability. Subsequent changes in the fair value of the Earnout Shares liability would then be recognized in earnings each reporting period. Refer to adjustment I below for the impact on the unaudited pro forma condensed combined financial information.

Compensation of the Sponsor and its Affiliates in Connection with the Business Combination

The Sponsor received at the Closing (i) 6,250,000 shares of New USARE Common Stock pursuant to the Sponsor Share Conversion and the Domestication, which it acquired for an aggregate purchase price of $25 thousand and (ii) New USARE Warrants for 6,000,000 shares of New USARE Common Stock upon the conversion of warrants to purchase 6,000,000 shares of Cayman Class A Shares in the Domestication, which it acquired in a private placement consummated simultaneously with the IPO at a price of $1.00 per warrant, for an aggregate purchase price of $6.0 million (each a “Private Placement Warrant”). Refer to adjustment M below for the impact on the unaudited pro forma condensed combined financial information as these amounts are included in the recapitalization into New USARE Common Stock.

Compensation of Cohen & Company Capital Markets

Under USARE OpCo’s agreement with J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division (“CCM”), CCM received 877,500 shares of New USARE Common Stock at the Closing. Refer to adjustment E2 below for the impact on the unaudited pro forma condensed combined financial information.

CCM will also receive up to 100,000 additional shares of New USARE Common Stock upon the occurrence of a Triggering Event. Upon the occurrence of Triggering Event I, CCM will receive 50,000 shares of New USARE Common Stock. Upon the occurrence of Triggering Event II, CCM will receive 50,000 shares of New USARE Common Stock. Refer to adjustment I below for the impact on the unaudited pro forma condensed combined financial information.

Non-Redemption and Forward Purchase Agreements

In connection with the Extension Meeting (as defined below), on November 13, 2024, Inflection Point and Newtyn (as defined below) entered into the Newtyn Non-Redemption Agreement, pursuant to which Newtyn agreed not to redeem (or to validly rescind any redemption requests with respect to) an aggregate of 700,000 Cayman Class A Shares initially issued as part of units in Inflection Point’s IPO (“Public Shares”) in connection with the Extension Meeting in exchange for a forward purchase option with respect to up to 700,000 Public Shares. Pursuant to the forward purchase option, Newtyn had the right, but not the obligation, to enter into a forward purchase transaction with respect to up to 700,000 Public Shares in connection with the Closing.

On November 14, 2024, Inflection Point and Harraden (as defined below) entered into a non-redemption agreement pursuant to which Harraden agreed not to redeem (or to validly rescind any redemption requests with respect to) an aggregate of 700,000 Public Shares in connection with the Extension Meeting in exchange for a forward purchase option with respect to up to 700,000 Public Shares. Pursuant to the forward purchase option, Harraden had the right, but not the obligation, to enter into a forward purchase transaction with respect to up to 700,000 Public Shares in connection with the Closing.

Also on November 14, 2024, Inflection Point and L1 (as defined below) entered into a non-redemption agreement pursuant to which L1 agreed not to redeem (or to validly rescind any redemption requests with respect to) an aggregate of 300,000 Public Shares in connection with the Extension Meeting in exchange for a forward purchase option with respect to up to 300,000 Public Shares. Pursuant to the forward purchase option, L1 had the right, but not the obligation, to enter into a forward purchase transaction with respect to up to 300,000 Public Shares in connection with the Closing.

On March 11, 2025, pursuant to the options described above, Inflection Point and USARE OpCo entered into (i) a forward purchase agreement with Harraden Circle Investors LP, Harraden Circle Special Opportunities LP and Harraden Circle Strategic Investments LP (collectively, “Harraden,” and such agreement, the “Harraden Forward Purchase Agreement”), (ii) a forward purchase agreement with Newtyn TE Partners, LP and Newtyn Partners, LP (collectively, “Newtyn,” and such agreement, the “Newtyn Forward Purchase Agreement”), and (iii) a forward purchase agreement with L1 Capital Global Opportunities Master Fund (“L1,” and such agreement, the “L1 Forward Purchase Agreement,” and together with the Harraden Forward Purchase Agreement and the Newtyn Forward Purchase Agreement, the “Forward Purchase Agreements”), each for over-the-counter Equity Prepaid Forward Transactions (each, a “Forward Purchase Transaction” and, together, the “Forward Purchase Transactions”). Each Forward Purchase Agreement amended, restated and superseded in its entirety separate forward purchase agreements with each of the Sellers (as defined below), dated March 10, 2025, which had identical terms to those described herein, except that the Reset Price (as defined in the Forward Purchase Agreements) was not subject to the floor price described below. For purposes of the Forward Purchase Agreements, each of Harraden, Newtyn and L1 are referred to, individually, as a “Seller” and, collectively, as the “Sellers”). For purposes of the Forward Purchase Agreements, Inflection Point and New USARE are referred to as the “Counterparty” prior to and after the Business Combination, respectively.

Pursuant to the terms of the Forward Purchase Agreements, (i) Harraden agreed to hold up to 892,825 Public Shares, (ii) Newtyn agreed to hold up to 700,000 Public Shares, and (iii) L1 agreed to hold up to 297,669 Public Shares in connection with the Closing. For purposes of the Forward Purchase Agreements, the Public Shares held by each Seller are referred to as such Seller’s “FPA Shares.” Each Seller, acting separately and solely for its own account, was permitted, if necessary, to (i) reverse its previous election to redeem its Public Shares in connection with the Business

Combination pursuant to the redemption rights set forth in Inflection Point’s amended and restated memorandum and articles of association or (ii) purchase Public Shares through a broker in the open market from holders of Public Shares (other than Inflection Point), including from holders who have previously elected to redeem their Public Shares in connection with the Business Combination pursuant to the redemption rights set forth in Inflection Point’s amended and restated memorandum and articles of association. The aggregate number of shares subject to each Forward Purchase Agreement (the “Number of Shares”) was the aggregate number of FPA Shares as notified to Counterparty by the applicable Seller, but in no event more than such Seller’s number of FPA Shares set forth above. Each Seller notified the Counterparty that it would subject the maximum Number of Shares to their respective Forward Purchase Agreements. The Number of Shares is subject to reduction following the full or partial optional early termination of the Forward Purchase Agreements as described below.

Each Forward Purchase Agreement provides that no later than the earlier of (a) one business day after the Closing and (b) the date any assets from Inflection Point’s trust account are disbursed in connection with the Business Combination, the Seller under such Forward Purchase Agreement was paid directly, out of the funds held in Inflection Point’s trust account, an amount (the “Prepayment Amount”) equal to the product of (i) the Number of Shares and (ii) an amount (the “Initial Price”) equal to the redemption price per share payable to investors who elected to redeem in connection with the Business Combination.

From time to time on any day the Nasdaq is open for trading following the date of the Closing (any such date, an “OET Date”), each Seller may, in its absolute discretion, elect to sell any and all FPA Shares it owns. Any such sale shall automatically terminate such Seller’s Forward Purchaser Transaction in whole or in part with respect to any such number of sold shares. Such Seller shall, on any day of such OET Date, give written notice to the Counterparty of such termination and specify the number of sold FPA Shares (such quantity, the “Terminated Shares”). As of each OET Date, the Counterparty shall be entitled from Seller, and the Seller shall pay to the Counterparty, an amount equal to the product of (a) the then in effect Reset Price (as defined in the Forward Purchase Agreement and subject to a floor of $4.00) and (b) the number of Terminated Shares.

Each Forward Purchase Agreement’s maturity date will be the date 90 days after the Closing (the “Maturity Date”). Upon the occurrence of the Maturity Date, in exchange for delivery of the then Number of Shares under each Forward Purchase Transaction, the Counterparty shall pay each Seller an amount (the “Maturity Consideration”) equal to (i) the number of FPA Shares less the number of Terminated Shares multiplied by (ii) the Initial Price. The Seller will retain the Maturity Consideration from the Prepayment Amount paid by the Counterparty to the Seller.

Each Forward Purchase Agreement may be terminated by any of the parties thereto if any of the following events occur: (a) failure to consummate the Business Combination on or before the Outside Date (as defined in the Business Combination Agreement), as such Outside Date may be amended or extended from time to time, (b) termination of the Business Combination Agreement prior to the Closing, (c) it being, or, as a consequence of a change in law, regulation or interpretation, it becomes or will become, unlawful for the Seller to perform any of its obligations contemplated by a Forward Purchase Agreement, or (d) upon the occurrence of any Material Adverse Change (as defined in the Forward Purchase Agreements) of the Counterparty. Upon any termination that occurs following the closing of the Business Combination due to clauses (c) or (d) above, Counterparty shall be obligated to promptly accept for redemption all of Seller’s FPA Shares less the number of Terminated Shares in exchange for the Initial Price.

With respect to the Forward Purchase Agreements, as net proceeds for the shares issued to the Sellers are $0, New USARE has preliminarily determined that the shares are reflected as having been issued in exchange for a subscription receivable. Refer to adjustment C below for the impact on the unaudited pro forma condensed combined financial information related to the forward purchase agreements. Refer to adjustments L and EE below for the impact on the unaudited pro forma condensed combined financial information related to the forward purchase options.

Conversion of Sponsor Shares

On November 18, 2024, pursuant to the terms of Inflection Point’s amended and restated memorandum and articles of association, as amended (the “Cayman Constitutional Documents”), the Sponsor elected to convert 6,200,000 outstanding Cayman Class B Shares held by it on a one-for-one basis into Cayman Class A Shares, with immediate effect. Following such conversion and giving effect to the redemption of some of the Public Shares in connection with the Extension Meeting, as of November 18, 2024, Inflection Point had an aggregate of 8,405,349 Cayman Class A Shares issued and outstanding and 50,000 Cayman Class B Shares issued and outstanding as of

December 31, 2024. This transaction does not result in an adjustment in the December 31, 2024 unaudited pro forma condensed combined financial information as it is reflected in the Inflection Point historical audited consolidated balance sheet as of December 31, 2024.

Extension Proposal

On November 18, 2024, Inflection Point held an extraordinary general meeting in lieu of an annual meeting of shareholders (the “Extension Meeting”). At the Extension Meeting, Inflection Point’s holders of Public Shares (“Public Shareholders”) approved a proposal to amend the Cayman Constitutional Documents to extend the date by which the Company must complete a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination involving Inflection Point and one or more businesses from November 30, 2024 to August 21, 2025 (the “Extension Proposal”).

The amendment to the Cayman Constitutional Documents entitled Public Shareholders to redeem their Public Shares for their pro rata portion of the funds held in the Trust Account. In connection with the Extension Meeting, shareholders holding an aggregate of 22,794,651 Public Shares of the Company exercised their right to redeem their shares for approximately $10.83 per share of the funds held in Inflection Point’s trust account for a total amount of $246.9 million paid from the trust account.

Business Combination Approval

On March 10, 2025, Inflection Point held an extraordinary general meeting (the “Extraordinary General Meeting”) to confirm final approval of the Business Combination Agreement. In connection with the Extraordinary General Meeting, 128,140 Public Shares of the Company were redeemed (the “Redemption”).

The following summarizes the pro forma outstanding shares:

Total Capitalization	Actual Redemptions (Shares)%
Inflection Point Public Shareholders(1)	2,077,209	2.4%
USARE OpCo shareholders	72,747,711	83.4%
Sponsor(2)	6,250,000	7.2%
Series A Cumulative Convertible Preferred shareholders(3)	5,233,834	6.0%
Shares issued to CCM	877,500	1.0%
Pro forma outstanding shares at December 31, 2024	87,186,255	100.0%

____________

(1)      Reflects the redemption of 128,140 Public Shares in conjunction with the Extraordinary General Meeting held on March 10, 2025.

(2)      Includes 6,200,000 Cayman Class A Shares resulting from the Sponsor converting 6,200,000 of its Cayman Class B Shares on a one-to-one basis to Cayman Class A Shares on November 18, 2024 and 50,000 Cayman Class B Shares that were held by the Sponsor.

(3)      Includes 4,971,739 shares of New USARE Common Stock underlying 4,971,739 shares of Series A Preferred Stock issued to the Class A Convertible Preferred Unit Investors upon conversion of 3,995,098 USARE Class A Convertible Preferred Units (taking into account accrued payment-in-kind dividends through March 12, 2025) and 784,314 shares of Series A Preferred Stock issued to the Additional Series A Cumulative Preferred Stock Investors; 131,048 shares of New USARE Common Stock underlying 131,048 shares of Series A Preferred Stock issued to Mr. Blitzer upon conversion of 122,549 USARE Class A-2 Convertible Preferred Units (taking into account accrued payment-in-kind dividends through March 12, 2025) issued to him pursuant to the Blitzer Class A SPA; and 131,048 shares of New USARE Common Stock underlying 131,048 shares of Series A Preferred Stock (taking into account accrued payment-in-kind dividends through March 12, 2025) issued to Mr. Blitzer at the close of the Business Combination pursuant to the Blitzer Series A SPA. In each case, no adjustment to the $12.00 initial conversion price of the Series A Preferred Stock is assumed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2024
(in thousands, except share and per share amounts)

	Inflection Point (Historical)	USA Rare Earth (Historical)	Additional Financings		Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$2	$16,761	$22,338	A	$2,042	C	$26,218
					(4,869)	E1
					(6,056)	E2
					(4,000)	J
Prepaid expenses and other current assets	58	378	—		—		436
Deferred offering costs	—	5,134	—		(5,134)	E2	—
Lease right-of-use assets	—	30	—		—		30
Total Current Assets	60	22,303	22,338		(18,017)		26,684
Marketable securities held in Trust Account	24,075	—	—		(24,075)	C	—
Property, plant and equipment, net	—	26,529	—		—		26,529
Mineral interests, at cost	—	17,125	—		—		17,125
Equipment deposits	—	3,060	—		—		3,060
Other non-current assets	—	52	—		—		52
Total Assets	$24,135	$69,069	$22,338		$(42,092)		$73,450

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$2,742	$1,823	$—		$(2,533)	E1	$2,032
Accrued liabilities	—	3,071	—		(143)	B	1,247
					(1,681)	E2
Derivative liability	—	1,164	—		(1,164)	B	—
Notes payable	—	831	—		(831)	B	—
Convertible promissory note – related party	1,200	—	250	A	(725)	K1	—
					(725)	K2
Lease liability, current	—	23	—		—		23
Other current liabilities	—	13	—		—		13
Total Current Liabilities	3,942	6,925	250		(7,802)		3,315
Earnout liability	—	—	—		102,536	I	102,536
Deferred grants	—	8,200	—		—		8,200
Forward purchase agreements	49	—	—		(49)	L	—
Deferred underwriting fee payable	13,100	—	—		(13,100)	J	—
Total Liabilities	17,091	15,125	250		81,585		114,051

Class A ordinary shares subject to possible redemption, 2,205,349 issued and outstanding shares at redemption value of $10.92 per share as of December 31, 2024	24,075	—	—		(1,243)	C	—
					(22,832)	F
New USARE 12% Series A Cumulative Convertible Preferred Stock, par value $0.0001	—	—	7,393	A	1,578	K1	44,241
					35,270	M
Class A-2 Convertible preferred shares subject to possible redemption of $15,405 at December 31, 2024, no par value, 25,000,000 authorized and 1,510,297 outstanding as of December 31, 2024	—	11,804	14,097	A	(25,901)	M	—
Subscription receivable	—	(967)	—		967	K2	—

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
AS OF DECEMBER 31, 2024
(in thousands, except share and per share amounts)

	Inflection Point (Historical)	USA Rare Earth (Historical)	Additional Financings		Transaction Accounting Adjustments		Pro Forma Combined
SHAREHOLDERS’ EQUITY (DEFICIT)
New USARE Common Stock, par value $0.0001 per share	—	—	—		1	F	9
					8	M
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 6,200,000 issued and outstanding (excluding 2,205,349 shares subject to possible redemption) as of December 31, 2024	1	—	—		(1)	M	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 50,000 issued and outstanding as of December 31, 2024	—	—	—		—		—
Class A Common, no par value, 500,000,000 units authorized; 206,520,542 units outstanding as of December 31, 2024	—	3,704	—		(3,704)	M	—
Class B Common, no par value, 500,000,000 units authorized; 20,778,672 units outstanding as of December 31, 2024	—	3,189	—		(3,189)	M	—
Class A-1 Convertible preferred shares/units, no par value, 25,000,000 units authorized; 1,228,716 units outstanding as of December 31, 2024	—	9,369	—		(9,369)	M	—
Class C Convertible preferred shares/units, no par value, 58,228,499 units authorized and outstanding as of December 31, 2024	—	79,314	—		(79,314)	M	—
Class C-1 Convertible preferred shares/units, no par value, 30,000,000 units authorized; 8,520,221 units outstanding as of December 31, 2024	—	14,534	—		(14,534)	M	—
Additional paid-in capital	—	3,509	598	A	2,138	B	12,636
					(6,946)	E2
					22,831	F
					(17,032)	G
					240	H
					(102,536)	I
					9,100	J
					100,734	M
Subscription receivable	—	(283)	—		(20,790)	C	(20,790)
					283	K2
Accumulated deficit	(17,032)	(72,872)	—		(2,336)	E1	(79,340)
					(2,563)	E2
					17,032	G
					(240)	H
					(853)	K1
					(525)	K2
					49	L
Non-controlling interests	—	2,643	—		—		2,643
Total Shareholders’ Equity (Deficit)	(17,031)	43,107	22,088		(111,516)		(84,842)
Total Liabilities and Shareholders’ Equity (Deficit)	$24,135	$69,069	$22,338		$(42,092)		$73,450

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2024
(in thousands, except share and per share amounts)

	Inflection Point Historical	USA Rare Earth Historical	Transaction Accounting Adjustments		Pro Forma Combined
Operating Costs and Expenses:
Formation and operating costs	$4,077	$—	$—		$4,077
General and administrative	—	6,209	2,336	BB	11,348
			2,563	CC
			240	DD
Other employee compensation	—	6,022	—		6,022
Mining exploration, development and other	—	1,078	—		1,078
Equity-based compensation	—	1,738	—		1,738
Research and development	—	303	—		303
Depreciation and amortization	—	235	—		235
Total Operating Costs and Expenses	4,077	15,585	5,139		24,801
Loss from operations	(4,077)	(15,585)	(5,139)		(24,801)
Other Income and Expense
Investment income	—	285	—		285
Other income, net	—	11	—		11
Impairment of equity investments	—	(405)	—		(405)
Change in fair value of financial instruments	—	(379)	744	GG	365
Interest income/(expense), net	6	(319)	311	GG	(2)
Loss on issuance of forward purchase agreements	(485)	—	485	EE	—
Change in fair value of forward purchase agreements	436	—	(436)	EE	—
Dividend income earned on marketable securities held in Trust Account	12,020	—	(12,020)	AA	—
Loss on extinguishment of promissory note	—	—	(1,378)	FF	(1,378)
Total Other Income and Expense	11,977	(807)	(12,294)		(1,124)
Net Income (Loss)	$7,900	(16,392)	$(17,434)		(25,926)
Net Loss Attributable to Non-controlling Interest		(657)			(657)

Net Loss Attributable to USARE OpCo Members/New USARE Shareholders		$(15,735)			$(25,269)
Basic and diluted weighted average shares outstanding, Redeemable shares	22,321,940
Basic and diluted net income per share	$0.39
Basic and diluted weighted average shares outstanding, Non-redeemable shares	6,250,000
Basic and diluted net loss per share	$(0.14)

Basic and diluted weighted average units outstanding, Class A Common		206,520,542
Basic and diluted net loss per common unit, Class A Common		$(0.11)
Basic and diluted weighted average units outstanding, Class B Common		20,778,672
Basic and diluted net loss per common unit, Class B Common		$(0.11)

Basic and diluted weighted average shares outstanding					81,952,420
Basic and diluted net loss per share					$(0.40)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Inflection Point will be treated as the “accounting acquiree” and USARE OpCo as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of USARE OpCo issuing shares for the net assets of Inflection Point, followed by a recapitalization. The net assets of Inflection Point will be stated at historical cost. Operations prior to the Business Combination will be those of USARE OpCo.

The unaudited pro forma condensed combined balance sheet as of December 31, 2024 assumes that the Business Combination and related transactions occurred on December 31, 2024. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 gives pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2024. These periods are presented on the basis that USARE OpCo is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of Inflection Point and USARE OpCo.

Note 2. Accounting Policies and Reclassifications

Management performed a comprehensive review of the two entities’ accounting policies. As a result of the review, management did not identify any material differences related to the application of the accounting policies applied by Inflection Point and USARE OpCo that would require adjustments in the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

As part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align Inflection Point’s financial statement presentation with that of USARE OpCo.

Note 3. Adjustments to the Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. Inflection Point and USARE OpCo have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amount presented in the unaudited pro forma condensed combined statement of operations is based upon the number of shares of New USARE Common Stock outstanding, assuming the Business Combination and related transactions occurred on January 1, 2024.

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet Resulting from Additional Financing Transactions

The pro forma adjustments for additional financing transactions represent significant transactions completed by USARE OpCo and Inflection Point subsequent to December 31, 2024 as follows:

A.     Represents (1) Inflection Point’s issuance of the Convertible Promissory Note to Michael Blitzer, its Chief Executive Officer, on August 13, 2024, pursuant to which Inflection Point could borrow up to $2.5 million from Mr. Blitzer, for ongoing expenses reasonably related to the business of Inflection Point and the consummation of the Business Combination; (2) the issuance of USARE Class A-2 Convertible Preferred Units and USARE Class A Preferred Investor Warrants pursuant to the Additional Class A-2 Convertible Preferred SPAs executed on January 31, 2025 which generated proceeds of $14.5 million, net of equity issuance costs of $0.8 million; and (3) the issuance of Series A Preferred Stock and Series A Preferred Investor Warrants pursuant to the Additional Series A Convertible Preferred SPAs executed on March 11, 2025 which generated proceeds of $7.6 million, net of equity issuance costs of $0.4 million.

For the USARE Class A-2 Convertible Preferred Unit investment, the net proceeds are allocated on a relative fair value basis, resulting in $14.1 million being allocated to the USARE Class A-2 Convertible Preferred Units and $0.4 million being allocated to the USARE Class A Preferred Investor Warrants.

For the Series A Preferred Stock investment, the net proceeds are allocated on a relative fair value basis, resulting in $7.4 million being allocated to the Series A Preferred Stock and $0.2 million being allocated to the Series A Preferred Investor Warrants.

As of December 31, 2024, Inflection Point has borrowed $1.2 million from Mr. Blitzer under the Convertible Promissory Note and an additional $0.3 million was borrowed subsequent to year end, which has been reflected in the unaudited pro forma condensed combined financial information.

Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2024 are as follows:

B.      Represents the elimination of accrued interest of $0.1 million, notes payable balance of $0.8 million, and related derivative liability of $1.2 million related to the Hatch Note as a result of the settlement of the Hatch Note in full by issuing 683,512 USARE Class A Common Units to Hatch with a total equity value of $2.1 million.

C.     Reflects (1) the additional redemption of 128,140 Public Shares subsequent to December 31, 2024 for aggregate redemption payments of $1.4 million using a redemption price of $11.00 per share in connection with the Extraordinary General Meeting which occurred on March 10, 2025, (2) the Prepayment Amount of $20.8 million paid directly to the Sellers pursuant to the Forward Purchase Agreements (and recorded as a subscription receivable), and (3) the reclassification of the remaining marketable securities of $2.0 million held in Inflection Point’s trust account, after the impact of the redemptions and the Prepayment Amount noted above and dividend income of $0.2 million earned subsequent to December 31, 2024 through February 28, 2025, to Cash and cash equivalents.

D.     Not used.

E.      Represents transaction costs of USARE OpCo and of Inflection Point in connection with the Business Combination.

1.      Inflection Point’s total transaction costs of $5.4 million include legal, advisory, printing, and accounting fees. Of this amount, $3.0 million has already been incurred as of December 31, 2024, of which $2.5 million has been included within Inflection Point’s accounts payable, and $0.5 million has been paid and is reflected in the December 31, 2024 historical financial statements of Inflection Point. Therefore $4.9 million remains to be paid at Closing ($5.4 million less $0.5 million). These transaction costs are directly attributable to the Business Combination and are recorded to general and administrative expenses (refer to adjustment BB).

2.      USARE OpCo’s total estimated transaction costs of $21.9 million include legal, advisory, and accounting fees ($18.6 million) and bonuses ($3.3 million).

Of the $18.6 million legal, advisory, and accounting fees, $5.1 million has been incurred as of December 31, 2024 and is recorded in Deferred offering costs — $4.2 million has been paid in cash and the remaining $0.9 million is included in USARE OpCo’s accrued liabilities. USARE OpCo expects to incur an additional $13.5 million of offering costs — $4.1 million will be paid in cash at or prior to the Closing (which includes $1.0 million to be paid to CCM as an advisory fee), which includes the $0.9 million recorded in Accrued liabilities, and the remaining $10.3 million will be paid in New USARE Common Stock as a result of USARE OpCo’s arrangement with CCM whereby USARE OpCo agreed to pay a fee for certain advisory services relating to the Business Combination and has been recorded as an increase to additional paid-in capital. The fee equates to a total of 877,500 shares of New USARE Common Stock, which were valued at $11.67 per share, resulting in a total value of $10.3 million. These offering costs are recorded as a reduction to additional paid-in capital given the Business Combination is being accounted for as a reverse recapitalization.

Of the $3.3 million related to bonuses, $1.9 million was paid in cash and represents a one-time compensation expense to certain employees and consultants pursuant to existing transaction bonus agreements which provided for a bonus payment that was triggered by the close of the Business Combination, of which $0.8 million has already been incurred as of December 31, 2024 and is included in USARE OpCo’s accrued liabilities. An additional $0.6 million of this bonus amount was paid in USARE Class A Units, and represents a one-time compensation expense to certain consultants, pursuant to existing transaction bonus agreements which provided for the units to be paid as a bonus by the close of the Business Combination. The remaining $0.8 million was paid in restricted stock units, and represents a one-time compensation expense to certain employees, including USARE OpCo’s Chief Executive Officer, pursuant to existing employment agreements which provided for the payment of these restricted stock units upon the completion of the Business Combination. These bonuses are recorded within general and administrative expenses due to the nature of these expenses being compensatory in nature (refer to adjustment CC).

F.      Reflects the reclassification of 2,077,209 Cayman Class A Shares subject to possible redemption valued at $22.8 million into permanent equity.

G.     Reflects the reclassification of Inflection Point’s historical accumulated deficit of $17.0 million to additional paid-in capital as part of the reverse recapitalization.

H.     Reflects the one-time equity compensation expense of $0.2 million related to the accelerated vesting of legacy USARE Incentive Units pursuant to pre-existing grant agreements, which provided for such acceleration upon a change in control, which was triggered by the Business Combination.

I.       Represents the estimated fair value of the earnout liability upon consummation of the Business Combination. The earnout shares are issuable starting on the first anniversary of the Closing Date and ending on the sixth anniversary of the Closing Date, however they are contingent upon various triggering events being met. The triggering events include Triggering Event I and Triggering Event II:

—     Triggering Event I = the stock price of the New USARE Common Stock is greater than or equal to $15 per share for a period of at least twenty out of thirty consecutive Trading Days.

—     Triggering Event II = the stock price of the New USARE Common Stock is greater than or equal to $20 per share for a period of at least twenty out of thirty consecutive Trading Days.

Notwithstanding anything to the contrary herein, in the event of a change of control of New USARE during the Earnout Period, earnout shares will be issued if the holders of New USARE Common Stock have the right to receive consideration implying a value per share of the New USARE Common Stock greater than or equal to $15 per share. As the shares are cancellable, they will not be considered outstanding at Closing.

The valuation of the earnout liability was calculated using a Monte Carlo simulation. The stock price on the valuation date was $10.92, with an earnout period beginning on the date that is the first anniversary of the Closing Date and ending on the date that is the sixth anniversary of the Closing Date. The risk-free rate of the remaining term is 4.33%, and the rounded equity volatility is 66.0%. These inputs resulted in simulations determining estimated fair value outcomes between $102.3 million and $102.8 million. Therefore, the average estimated fair value of these outcomes of $102.5 million, or $10.15 on a per share basis, was used for the estimated fair value of the earnout liability.

As the shares are only issuable upon the various Triggering Events, the potential outcomes include a range from no liability (if no Triggering Event occurs) to the value of the full 10,100,000 shares to be issued if both Triggering Events are achieved. Taking into account the potential upside due to share appreciation, the simulation provides a maximum aggregate liability of $205.7 million, or $17.41 on a per share basis for Triggering Event I and $23.32 on a per share basis for Triggering Event II, for an average per share value of $20.37.

J.       Reflects the settlement of the Inflection Point $13.1 million deferred underwriting fee payable to Cantor as part of the Fee Reduction Agreement that was accrued on the balance sheet as of December 31, 2024 and due upon Closing. New USARE settled the deferred underwriting fee payable by paying $4.0 million in cash. The difference of $9.1 million between the payment to settle the deferred underwriting fee payable and the balance of the deferred underwriting fee payable as of December 31, 2024 is reflected within additional paid-in capital.

K.     Represents the exchange/settlement of Michael Blitzer’s Convertible Promissory Note as follows:

1.      Inflection Point issued at Closing 131,048 shares of Series A Preferred Stock to Mr. Blitzer in exchange for his forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note. The fair value of the Series A Preferred Stock being issued to Mr. Blitzer for this forgiveness is $1.6 million. As a result, an extinguishment loss of $0.9 million was recognized in connection with the forgiveness of $0.7 million in Convertible Promissory Notes.

2.      USARE OpCo issued 122,549 USARE Class A-2 Convertible Preferred Units and a USARE Class A Preferred Investor Warrant to purchase up to 31,250 USARE Class A Units in exchange for Mr. Blitzer’s promise to forgive, at Closing, the remaining 50% of the then-outstanding balance of the Convertible Promissory Note, totaling $0.7 million. As of December 31, 2024, this was accounted for as a subscription receivable, with $0.3 million of the receivable recorded within permanent equity and $1.0 million within mezzanine equity. The subscription receivable is settled in the December 31, 2024 unaudited pro forma condensed combined balance sheet given it was exchanged for 50% of the then-outstanding balance of the Convertible Promissory Note upon the Closing. The remaining balance of $0.5 million was recognized as an extinguishment loss.

L.      Reflects the elimination of the forward purchase agreement options as these options were exercised at Closing.

M.     Represents the recapitalization of 1) historical USARE Class A, Class B, Class C, and Class C-1 shares/units and the remaining Inflection Point Class A Ordinary Shares into New USARE Common Stock after giving effect to the Exchange Ratio at the close of the Business Combination and 2) historical USARE Class A-1 and Class A-2 Convertible Preferred Units into Series A Preferred Stock.

Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations

AA.  Reflects elimination of investment income on Inflection Point’s trust account of $12.0 million for the year ended December 31, 2024.

BB.   Reflects estimated non-recurring transaction costs not reflected in the December 31, 2024 historical audited financial statements to be incurred by Inflection Point of $2.3 million as if they were incurred on January 1, 2024, the date the Business Combination occurred for purposes of the unaudited pro forma condensed combined statement of operations.

CC.   Reflects the one-time compensation expense of $2.6 million related to bonuses of $1.9 million paid in cash to certain USARE OpCo employees and consultants pursuant to existing transaction bonus agreements which provided for a bonus payment that was triggered by the close of the Business Combination, of which $0.8 million has already been incurred as of December 31, 2024; $0.6 million issued in USARE Class A Units to certain USARE OpCo consultants pursuant to existing bonus agreements which provided for the payment of these USARE Class A Units immediately prior to the completion of the Business Combination; and $0.8 million issued in restricted stock units to certain USARE OpCo employees, including USARE OpCo’s Chief Executive Officer, pursuant to existing employment agreements which provided for the payment of these restricted stock units upon the completion of the Business Combination.

DD.   Reflects the one-time compensation expense of $0.2 million related to the accelerated vesting of legacy USARE Incentive Units pursuant to pre-existing grant agreements which provided for such acceleration upon a change in control, which was triggered by the close of the Business Combination.

EE.   Reflects the elimination of the loss on issuance of the forward purchase agreement options and the elimination of the change in fair value of the forward purchase agreement options as these options were exercised at Closing.

FF.    Reflects extinguishment loss of $1.4 million related to the exchange of the Convertible Promissory Note held by Mr. Blitzer for Series A Preferred Stock, USARE Class A-2 Convertible Preferred Units, and a USARE Class A Preferred Investor Warrant issued to Mr. Blitzer.

GG.  Reflects elimination of interest expense of $0.3 million and change in fair value of the derivative liability of $0.7 million related to the settlement of the Hatch Note for the year ended December 31, 2024.

Note 4. Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination. As the Business Combination is being reflected as if it had occurred at the beginning of the year, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of the year.

The unaudited pro forma condensed combined financial information has been prepared to present the net loss per share with respect to redemption of Public Shares by Public Shareholders at the time of the Business Combination for the year ended December 31, 2024:

For the Year Ended December 31, 2024(1)
Numerator:
Pro forma net loss	$(25,926)
Less: Net loss attributable to non-controlling interest	(657)
Plus: Annual 12% cumulative dividend for Series A Preferred Stock	(7,763)
Pro forma net loss attributable to New USARE shareholders	$(33,032)
Denominator:
Weighted average shares outstanding – basic and diluted	81,952,420
Net loss per share:
Basic and diluted	$(0.40)

Potentially dilutive securities(2):
Series A Preferred Stock	5,233,834
Earnout Shares	10,100,000
Public Warrants	12,500,000
Private Placement Warrants(3)	6,000,000
Common Stock Purchase Warrants	784,314

____________

(1)      Pro forma net loss per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)      The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive and/or issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period presented.

(3)    Excludes 1,650,000 Private Placement Warrants held by Cantor, which were forfeited under the Cantor Fee Reduction Agreement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)

Unless otherwise noted or the context otherwise requires, all references in this section to the “Company,” “Inflection Point,” “Inflection Point Acquisition Corp. II,” “our,” “us” or “we” refer to Inflection Point Acquisition Corp. II. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto which are included in “Item 8. Financial Statements and Supplementary Data” of this Amendment. The term “USARE OpCo” refers to USA Rare Earth, LLC, and the term “New USARE” refers to USA Rare Earth, Inc. after the consummation of the Business Combination.

Overview

Until March 13, 2025, we were a special purpose acquisition company incorporated in the Cayman Islands on March 6, 2023, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. Our intent was to effectuate a business combination, including the Business Combination, using cash derived from the proceeds of our IPO and the sale of the private placement warrants, our shares, debt or a combination of cash, our shares and debt.

We incurred significant costs in the pursuit of our acquisition plans.

Results of Operations

We have neither engaged in any operations nor generated any revenues through December 31, 2024. Our only activities from March 6, 2023 (inception) through December 31, 2024 were organizational activities, those necessary to prepare for our IPO, described below, and subsequent to our IPO, identifying a target company for a business combination and activities in connection with the Business Combination. We did not generate any operating revenues from March 6, 2023 (inception) through December 31, 2024. We generated non-operating income in the form of interest income on cash and cash equivalents and dividend income on marketable securities held in the trust account established in connection with our IPO (the “Trust Account”). We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended December 31, 2024, we had net income of $7,899,035, which consists of dividend income earned on marketable securities held in the Trust Account of $12,019,932, change in fair value of Forward Purchase Agreement of $435,568 and interest income from bank of $5,755, partially offset by formation and operating costs of $4,077,377 and loss on issuance of Forward Purchase Agreements of $484,843.

For the period from March 6, 2023 (inception) through December 31, 2023, we had net income of $6,748,069, which consists of dividend income earned on marketable securities held in the Trust Account of $7,721,518 and interest income from bank of $11,763, partially offset by formation and operating costs of $985,212.

Business Combination with USARE

On the Signing Date (August 21, 2024), Inflection Point entered into the certain Business Combination Agreement by and among Inflection Point, USARE OpCo and Merger Sub (as amended on November 12, 2024 and January 30, 2025), pursuant to which, among other things and subject to the terms and conditions contained therein, Merger Sub merged with and into USARE OpCo with USARE continuing as the surviving company and a direct wholly owned subsidiary of Inflection Point. In connection with the Closing of the Business Combination, Inflection Point changed its name to “USA Rare Earth, Inc.”.

The Domestication

Inflection Point, after obtaining the required shareholder approvals, completed the Domestication, changing its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. Prior to, but on the same day as, the Domestication, Inflection Point provided its public shareholders the opportunity to redeem their public shares on the terms and conditions set forth in the Business Combination Agreement and Inflection Point’s governing documents. The Company redeemed 128,140 public shares in the Redemption.

By virtue of the Domestication and subject to the satisfaction or waiver of the conditions of the Business Combination Agreement, including approval of Inflection Point’s shareholders: (i) immediately prior to the Domestication, pursuant to the Sponsor Support Agreement each of the then issued and outstanding Class B Cayman Shares converted automatically, on a one-for-one basis, into one (1) Class A Cayman Share in the Sponsor Share Conversion; and (ii) in connection with the Domestication, (x) each then issued and outstanding Cayman Class A Share (that was not redeemed pursuant to the Redemption) converted automatically, on a one-for-one basis, into one (1) share of New USARE Common Stock; (y) each of the then issued and outstanding warrants representing the right to purchase one Cayman Class A Share converted automatically into a New USARE Warrant to acquire one (1) share of New USARe Common Stock; and (z) each of the then issued and outstanding units of Inflection Point was cancelled and each holder thereof became entitled to one share of New USARE Common Stock and one-half (1/2) of one New USARE Warrant.

The Merger and Consideration

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, immediately prior to the Effective Time of the Merger, (i) each warrant to purchase USARE Class C Convertible Preferred Units or USARE Class C-1 Convertible Preferred Units was automatically exercised on a cashless basis in full in accordance with its terms and (ii) immediately thereafter, each then-issued and outstanding USARE Class C Convertible Preferred Unit and each then-issued and outstanding USARE Class C-1 Convertible Preferred Unit (including each USARE Class C Convertible Preferred Unit and USARE Class C-1 Convertible Preferred Unit issued upon the automatic exercise described in the preceding clause (i)) was automatically converted into such number of USARE Class B Units into which such USARE Class C Convertible Preferred Unit or USARE Class C-1 Convertible Preferred Unit, as applicable, was convertible in connection with the Merger pursuant to the Pre-Closing USARE OpCo OA.

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, at the Effective Time:

(i)     each Excluded Unit was cancelled and ceased to exist and no consideration was delivered in exchange therefore;

(ii)    each USARE Incentive Unit that was issued and outstanding immediately prior to the Effective Time (other than Excluded Units), by virtue of the occurrence of the Merger, (x) to the extent the holder of such USARE Incentive Unit was continuously employed by or providing services to USARE OpCo from the Signing Date through the Effective Time, was automatically deemed to be fully vested, (y) regardless of such employment or service status, was automatically deemed exchanged or converted (on a cashless basis) into a fraction of one USARE Class A Unit in accordance with the terms of such USARE Incentive Unit, the Pre-Closing USARE OpCo OA and the Second Amended and Restated USA Rare Earth, LLC Incentive Plan and each USARE Class A Unit issued or issuable upon such deemed exchange or conversion was treated as being issued and outstanding immediately prior to the Effective Time;

(iii)   each USARE Warrant that was outstanding and unexercised immediately prior to the Effective Time was, by virtue of the occurrence of the Merger, automatically exercised or deemed exercised on a cashless basis in full in accordance with its terms immediately prior to the Effective Time, and each USARE Class A Unit or USARE Class B Unit issued or issuable upon such exercise was treated as being issued and outstanding immediately prior to the Effective Time;

(iv)   each USARE Class A Unit that was issued and outstanding immediately prior to the Effective Time (including all USARE Class A Units outstanding or deemed outstanding (a) upon the deemed exchange or conversion of the USARE Incentive Units and (b) upon the deemed exercise of the USARE Warrants, but excluding the Excluded Units) was cancelled and converted into the right to receive a number of shares of Common Stock equal to the Per Unit Base Consideration and the right to receive, subject to the vesting conditions described below, a number of shares of Common Stock equal to the Per Unit Earn-out Consideration;

(v)    each USARE Class B Unit that was issued and outstanding immediately prior to the Effective Time (including all USARE Class B Units outstanding or deemed outstanding upon the deemed exercise of the USARE Warrants, but excluding the Excluded Units) was cancelled and converted into the right to receive the Per Unit Base Consideration and the Per Unit Earn-out Consideration;

(vi)   each USARE Class A-1 Convertible Preferred Unit and each USARE Class A-2 Convertible Preferred Unit that was issued and outstanding immediately prior to the Effective Time (other than Excluded Units) was cancelled and converted into the right to receive one share of Series A Preferred Stock; and

(vii)  each USARE Class A Preferred Investor Warrant to purchase USARE Class A Units at an initial exercise price of $12.00 per USARE Class A Unit, subject to adjustment, and initially issued to a holder of USARE Class A Convertible Preferred Units was cancelled and converted into the right to receive a Series A Preferred Investor Warrant (as defined below) exercisable for a number of shares of Common Stock equal to the aggregate number of USARE Class A Units that would be issued upon full exercise of such USARE Class A Preferred Investor Warrant.

Pursuant to the Business Combination Agreement, the aggregate consideration paid in, or in connection with, the Merger in respect of the outstanding equity securities of USARE OpCo (excluding the USARE Class A Convertible Preferred Units and the USARE Class A Preferred Investor Warrants) was 72,747,711 shares of New USARE Common Stock (the “Aggregate Base Consideration”). The Aggregate Base Consideration was calculated as (i) the number of shares of New USARE Common Stock equal to the quotient of (a) $800,000,000 divided by (b) the redemption price of $10.99687276. The “Exchange Ratio” was equal to 0.2043578. The Exchange Ratio was calculated as the Aggregate Base Consideration divided by the sum (without duplication) of the aggregate number of (i) USARE Class A Units that were issued and outstanding immediately prior to the Effective Time, (ii) USARE Class B Units that were issued and outstanding immediately prior to the Effective Time (including all USARE Class B Units issued upon conversion of all outstanding USARE Class C Convertible Preferred Units and USARE Class C-1 Convertible Preferred Units), (iii) all USARE Class A Units and USARE Class B Units issuable upon full exercise of all issued and outstanding USARE Warrants (calculated using the treasury method of accounting on a cashless exercise basis), and (iv) all USARE Class A Units and USARE Class B Units issuable upon full exercise, exchange or conversion of all issued and outstanding USARE Incentive Units (calculated using the treasury method of accounting on a cashless exercise basis) (such sum, the “USARE Fully Diluted Capital”). At the Effective Time, the USARE Fully Diluted Capital was 355,983,292 units, consisting of (i) 207,585,648 USARE Class A Units, (ii) 20,778,672 USARE Class B Units, (iii) 22,274,921 common units deemed issued upon full exercise, exchange or conversion of all issued and outstanding USARE Incentive Units (calculated using the treasury method of accounting on a cashless exercise basis), (iv) 96,049,828 USARE Class B Units deemed issued upon conversion of all outstanding USARE Class C Convertible Preferred Units and USARE Class C-1 Convertible Preferred Units, (v) 7,440,828 USARE Class B Units deemed issued upon full exercise of all issued and outstanding Class B common warrants (calculated using the treasury method of accounting on a cashless exercise basis), and (vi) 1,853,395 USARE Class B Units deemed issued upon full exercise of all issued and outstanding Class C common warrants and Class C-1 common warrants (calculated using the treasury method of accounting on a cashless exercise basis).

The “Earn-out Exchange Ratio” was 0.028091206. The Earn-out Exchange Ratio was calculated as 10,000,000 shares of New USARE Common Stock (the “Aggregate Earn-out Consideration”) divided by the USARE Fully Diluted Capital. 50% of the Aggregate Earn-out Consideration will vest and be issued if, during the Earnout Period, the closing sale price of one share of New USARE Common Stock for a period of at least twenty out of thirty consecutive Trading Days. The remaining 50% of the Aggregate Earn-out Consideration shall vest and be issued if, during the Earnout Period, the closing sale price of one share of New USARE is greater than or equal to $20.00 for a period of at least twenty out of thirty consecutive Trading Days. The Aggregate Earn-out Consideration may also vest upon a transaction or series of transactions the result of which is (a) the acquisition by any person or “group” (as defined in the Exchange Act) of persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of New USARE, (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of New USARE or the surviving person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of New USARE (“Change of Control”), pursuant to which New USARE or its stockholders have the right to receive consideration if the implied value per share of New USARE Common Stock is equal to or above such price targets, with the amount of such consideration dependent upon the implied per share value reaching the thresholds discussed above. Should the implied value per share of New USARE Common Stock pursuant to a Change of Control be less than $15.00, then the vesting conditions discussed above shall no longer apply and no further shares of New USARE Common Stock will be issued as Aggregate Earn-out Consideration.

In connection with the Closing:

i.       USARE OpCo and New USARE entered into the Seventh Amended and Restated Operating Agreement (the “A&R Operating Agreement”), to, among other things, admit New USARE as the manager of USARE OpCo; and

ii.      Inflection Point filed with the Secretary of State of the State of Delaware a Certificate of Designations of Preferences, Rights and Limitations of 12% Series A Cumulative Convertible Preferred Stock Series A Preferred Stock (the “Series A Preferred Stock Certificate of Designation”) which sets forth the rights, preferences and privileges of the Series A Preferred Stock.

Series A Preferred Stock Investment

In connection with the Extension Meeting, on November 13, 2024, Inflection Point and Newtyn entered into the Newtyn Non-Redemption Agreement, pursuant to which Newtyn agreed not to redeem (or to validly rescind any redemption requests with respect to) an aggregate of 700,000 Public Shares in connection with the Extension Meeting in exchange for a forward purchase option with respect to up to 700,000 Public Shares. Pursuant to the forward purchase option, Newtyn had the right, but not the obligation, to enter into a forward purchase transaction with respect to up to 700,000 Public Shares in connection with the Closing.

On November 14, 2024, Inflection Point and Harraden entered into a non-redemption agreement pursuant to which Harraden agreed not to redeem (or to validly rescind any redemption requests with respect to) an aggregate of 700,000 Public Shares in connection with the Extension Meeting in exchange for a forward purchase option with respect to up to 700,000 Public Shares. Pursuant to the forward purchase option, Harraden had the right, but not the obligation, to enter into a forward purchase transaction with respect to up to 700,000 Public Shares in connection with the Closing.

Also on November 14, 2024, Inflection Point and L1 entered into a non-redemption agreement pursuant to which L1 agreed not to redeem (or to validly rescind any redemption requests with respect to) an aggregate of 300,000 Public Shares in connection with the Extension Meeting in exchange for a forward purchase option with respect to up to 300,000 Public Shares. Pursuant to the forward purchase option, L1 had the right, but not the obligation, to enter into a forward purchase transaction with respect to up to 300,000 Public Shares in connection with the Closing.

In connection with the transactions contemplated by the Business Combination Agreement, on the Signing Date, Inflection Point, USARE OpCo and Inflection Point Fund, an accredited investor that is an affiliate of Inflection Point and the Sponsor entered into the Series A SPA. Pursuant to the Series A SPA, Inflection Point Fund agreed, among other things, to purchase, at Closing, shares of Series A Preferred Stock and a Series A Preferred Investor Warrant to purchase a number of shares of New USARE Common Stock equal to the amount of shares into which such shares of New USARE Common Stock underlying the Series A Preferred Stock are initially convertible in the Series A Preferred Stock Investment. Each share of Series A Preferred Stock has a Stated Value of $12.00. Subsequently, on February 3, 2025, Inflection Point Fund pre-funded the Series A Preferred Stock Investment by purchasing an aggregate of 833,333 additional USARE Class A-2 Convertible Preferred Units and a USARE Class A Preferred Investor Warrant exercisable for an aggregate of 833,333 USARE Class A Units for an aggregate purchase price of approximately $8.5 million as part of an additional investment into USARE Class A-2 Convertible Preferred Units. Pursuant to the Series A SPA Termination Agreement, upon the pre-funding of the Series A Preferred Stock Investment, the Series A SPA was terminated.

In addition, pursuant to a Securities Purchase Agreement, dated as of August 21, 2024, as amended on January 22, 2025, by and among Inflection Point, Michael Blitzer (the Company’s Chairman and then-Chief Executive Officer) and USARE OpCo, Inflection Point agreed to issue at Closing, a number of shares of Series A Preferred Stock equal to the number of Blitzer Conversion Preferred Shares of Series A Preferred Stock to Mr. Blitzer exchange for his forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note. The Blitzer Series A SPA was in substantially the form of the Series A SPA, subject to appropriate changes to reflect that (i) the consideration to be paid by Mr. Blitzer was his forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note and (ii) Mr. Blitzer did not receive a Series A Preferred Investor Warrant for such forgiveness.

On March 11, 2025, Inflection Point and USARE OpCo entered into the Additional Class A-2 Convertible Preferred SPAs with the Additional Class A-2 Convertible Preferred Unit Investors, pursuant to which the Additional Series A Cumulative Convertible Preferred Stock Investors agreed to purchase an aggregate of (i) 784,314 shares of Series A Preferred Stock and (ii) Series A Preferred Investor Warrants exercisable for an aggregate of 784,314 shares of Common Stock, subject to adjustment, for an aggregate purchase price of $8.0 million. This transaction closed as part of the Business Combination on March 13, 2025.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor, Inflection Point and USARE OpCo entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed to (i) vote to adopt and approve the Business Combination Agreement and the other documents contemplated therein and the transactions contemplated therein and (ii) forfeit 60,000 New USARE Warrants for every $1,000,000 by which (x) the gross proceeds at the Closing from the Trust Account (after giving effect to the Redemption plus (y) the gross proceeds from the Class A Preferred Unit Investment (as defined in the UASRE Business Combination Agreement), the Series A Preferred Stock Investment and any PIPE Investment (as defined in the Business Combination Agreement) are below $50,000,000, up to a maximum of 1,500,000 New USARE Warrants forfeited. On January 31, 2025, the Sponsor, Inflection Point and USARE OpCo entered into an amendment to the Sponsor Support Agreement to eliminate the potential forfeiture of New USARE Warrants by the Sponsor.

Member Support Agreement

Concurrently with the execution of the Business Combination Agreement, Inflection Point entered into a member support agreement (the “Member Support Agreement”) with USARE OpCo and certain members of USARE OpCo (the “Supporting USARE Members”) pursuant to which each such Supporting USARE Members agreed to, among other things, support and vote in favor of the Business Combination Agreement, and the transactions contemplated therein (including the Merger).

Fee Reduction Agreement

Pursuant to the Underwriting Agreement between Inflection Point and Cantor, as representative of the several underwriters, Inflection Point previously agreed to pay to CF&CO an aggregate cash amount of $13,100,000 as the Original Deferred Fee upon the consummation of an initial business combination, as contemplated by the final prospectus of Inflection Point, filed with the SEC (File No. 333- 271128), and dated May 24, 2024. Solely in connection with the Business Combination, Inflection Point, Cantor and USARE OpCo entered into the Fee Reduction Agreement, pursuant to which, upon consummation of the Business Combination, CF&CO accepted, in lieu of such Original Deferred Fee: (i) either (at Inflection Point’s option) (A) a cash fee of $4,000,000 or (B) (1) a cash fee of $2,000,000 plus (2) 400,000 shares of Common Stock, plus (ii) 2.0% of the amount by which the Total Capital Raised (as defined in the Fee Reduction Agreement) exceeded $50,000,000. Additionally, solely if Inflection Point elected to pay the all-cash fee discussed above, Cantor would forfeit 1,650,000 Private Placement Warrants. In connection with the Closing of the Business Combination, Inflection Point elected to pay, and paid the all-cash fee discussed above, and Cantor forfeited 1,650,000 Private Placement Warrants.

Amendment No. 1 to Business Combination Agreement

On November 12, 2024, Inflection Point and USARE OpCo entered into that certain Amendment No. 1 to the Business Combination Agreement (the “BCA Amendment”). The BCA Amendment:

(i)     amends Section 2.02(b) and Section 2.03(b)(iii) to provide that in connection with the Business Combination, each USARE Class A Preferred Investor Warrant shall be cancelled and converted into the right to receive a Domesticated Purchaser Series A Preferred Investor Warrant (as defined in the Business Combination Agreement) exercisable for a number of shares of Common Stock of New USARE equal to the aggregate number of USARE Class A Units that would be issued upon full exercise of such USARE Class A Preferred Investor Warrant; and

(ii)    amends Article X to define the term “Expiration Time” with respect to the Member Support Agreement (as defined in the Business Combination Agreement) to mean the earlier of the Closing or the termination of the Business Combination Agreement.

Amendment No. 2 to the Business Combination Agreement

On January 30, 2025, Inflection Point and USARE OpCo entered into that certain Amendment No. 2 to the Business Combination Agreement to, among other matters, set out the directors of the New USARE, address certain other governance matters and modify certain document delivery conditions.

Forward Purchase Agreements

On March 11, 2025, Inflection Point and USARE OpCo entered into (i) the Harraden Forward Purchase Agreement with Harraden, (ii) the Newtyn Forward Purchase Agreement with Newtyn, and (iii) the L1 Forward Purchase Agreement with L1. Each Forward Purchase Agreement amended, restated and superseded in its entirety a separate forward purchase agreements with each of the sellers, dated March 10, 2025, which had identical terms to those described herein, except that the Reset Price (as defined in the Forward Purchase Agreements) was not subject to the floor price described below.

Pursuant to the terms of the Forward Purchase Agreements, (i) Harraden agreed to hold up to 892,825 public shares, (ii) Newtyn agreed to hold up to 700,000 public shares, and (iii) L1 agreed to hold up to 297,669 public shares in connection with the Closing. Each Seller, acting separately and solely for its own account, was permitted, if necessary, to (i) reverse its previous election to redeem its public shares in connection with the Business Combination pursuant to the redemption rights set forth in Inflection Point’s amended and restated memorandum and articles of association or (ii) purchase public shares through a broker in the open market from holders of public shares (other than Inflection Point), including from holders who previously elected to redeem their public shares in connection with the Business Combination pursuant to the redemption rights set forth in Inflection Point’s amended and restated memorandum and articles of association. The Number of Shares was the aggregate number of FPA Shares as notified to Counterparty by the applicable Seller, but in no event more than such Seller’s number of FPA Shares set forth above. Each Seller notified the Counterparty that it would subject the maximum Number of Shares to their respective Forward Purchase Agreements. The Number of Shares was subject to reduction following the full or partial optional early termination of the Forward Purchase Agreements as described below.

Each Forward Purchase Agreement provides that no later than the earlier of (a) one business day after the Closing and (b) the date any assets from Inflection Point’s trust account are disbursed in connection with the Business Combination, the Seller under such Forward Purchase Agreement was paid directly, out of the funds held in Inflection Point’s trust account, the Prepayment Amount equal to the product of (i) the Number of Shares and (ii) the Initial Price.

From time to time on any OET Date, each Seller may, in its absolute discretion, elect to sell any and all FPA Shares it owns. Any such sale shall automatically terminate such Seller’s Forward Purchaser Transaction in whole or in part with respect to any such number of sold shares. Seller shall, on any day of such OET Date, give written notice to the Counterparty of such termination and specify the number of Terminated Shares. As of each OET Date, the Counterparty shall be entitled from Seller, and the Seller shall pay to the Counterparty, an amount equal to the product of (a) the then in effect Reset Price (as defined in the Forward Purchase Agreement and subject to a floor of $4.00) and (b) the number of Terminated Shares.

Each Forward Purchase Agreement’s Maturity Date is the date 90 days after the Closing. Upon the occurrence of the Maturity Date, in exchange for delivery of the then Number of Shares under each Forward Purchase Transaction, the Counterparty shall pay each Seller the Maturity Consideration equal to (i) the number of FPA Shares less the number of Terminated Shares multiplied by (ii) the Initial Price. The Seller will retain the Maturity Consideration from the Prepayment Amount paid by the Counterparty to the Seller.

Each of the Forward Purchase Agreements could be terminated by any of the parties thereto if any of the following events occur: (a) it being, or, as a consequence of a change in law, regulation or interpretation, it becomes or will become, unlawful for the Seller to perform any of its obligations contemplated by a Forward Purchase Agreement, or (b) upon the occurrence of any Material Adverse Change (as defined in the Forward Purchase Agreements) of the Counterparty. Upon any termination that occurs following the Closing due to clauses (a) or (b) above, Counterparty shall be obligated to promptly accept for redemption all of Seller’s shares in exchange for the Initial Price.

Closing of the Business Combination

The Business Combination closed on March 13, 2025. For additional information regarding the USARE Business Combination see the Company’s Current Report on Form 8-K (File No. 001-41711) filed by New USARE on March 19, 2025, and the Proxy Statement/Prospectus.

Liquidity, Capital Resources and Going Concern

Until the consummation of our IPO, our only source of liquidity was an initial purchase of Cayman Class B Shares, par value $0.0001 per share, by the Sponsor and loans from the Sponsor.

On May 30, 2023, we consummated our IPO of 25,000,000 units, which included the partial exercise by the underwriters of their over-allotment option in the amount of 3,000,000 units, at $10.00 per unit, generating gross proceeds of $250,000,000. Simultaneously with the closing of our IPO, we consummated the sale of 7,650,000 Private Placement Warrants to the Sponsor and Cantor, the representative of the underwriters of our IPO, at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $7,650,000.

Following the IPO and the private placements, a total of $251,250,000 ($10.05 per unit) was placed in the Trust Account. We incurred transaction costs of $18,361,877 consisting of $4,400,000 of cash underwriting discount, $13,100,000 of deferred underwriting fees, and $861,877 of other offering costs.

For the year ended December 31, 2024, cash used in operating activities was $1,398,564. Net income of $7,899,035 was affected by dividend income earned on marketable securities held in the Trust Account of $12,019,932, change in fair value of Forward Purchase Agreement of $435,568 and loss on issuance of Forward Purchase Agreements of $484,843. Changes in operating assets and liabilities used $2,673,058 of cash for operating activities.

As of December 31, 2024, we had marketable securities held in the Trust Account of $24,075,435 consisting of U.S. government treasury obligations with maturity of 185 days or less or interests in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. We were permitted withdraw interest from the Trust Account to pay taxes, if any. We intended to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions and taxes payable), to complete our initial business combination.

As of December 31, 2024, we had cash of $2,101. Prior to the Business Combination, our intent was to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination, to pay for directors and officers liability insurance premiums and to pay an aggregate of $27,083 per month (the “Monthly Fee”) to The Venture Collective LLC (“TVC”), an affiliate of one of our directors, Nicholas Shekerdemian, for the services of Peter Ondishin, Chief Financial Officer, and Kevin Shannon, Chief of Staff. On March 28, 2024, we entered into the Amendment to the Services and Indemnification Agreement, pursuant to which, the Monthly Fee paid to TVC, effective as of January 1, 2024, was reduced from $27,083 to (i) $17,708 for the period from January 1, 2024 to January 31, 2024 and (ii) $24,091 for the period starting February 1, 2024. On August 9, 2024, the Company entered into the Amendment to the Services and Indemnification Agreement pursuant to which, the Monthly Fee paid to TVC, effective as of April 1, 2024, was reduced from $24,091 to $18,882 for the period starting April 1, 2024. The Monthly Fee was further reduced from $18,882 to $14,746 for the period starting September 1, 2024. On November 8, 2024, the Company entered into the Third Amendment to the Services and Indemnification Agreement pursuant to which, the Monthly Fee paid to TVC, effective as of November 1, 2024, was reduced from $14,746 to $7,373 for the period starting October 1, 2024. Upon completion of the Business Combination, the Company ceased paying the Monthly Fee. For the year ended December 31, 2024 and for the period from March 6, 2023 (inception) through December 31, 2023, the Company incurred $204,541 and $196,806 for these services, respectively.

In order to finance working capital or to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors was permitted, but not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). In the event that the initial Business Combination did not close, the Company was permitted to use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would have been used to repay the Working Capital Loans. Up to $1,500,000 of the Working Capital Loans was convertible into private placement warrants of the post Business Combination entity at a price of $1.00 per private placement warrant at the option of the lender. Such warrants would have been identical to the private placement warrants.

On August 13, 2024, to document existing and future Working Capital Loans, the Company issued the Convertible Promissory Note to Michael Blitzer, the Company’s Chairman and then-Chief Executive Officer, pursuant to which the Company was permitted to borrow up to $2,500,000 from Mr. Blitzer, related to ongoing expenses reasonably related to the business of the Company and the consummation of an initial business combination.

All unpaid principal under the Convertible Promissory Note was due and payable in full on the earlier of (i) August 21, 2025, or such later date by which the Company must consummate a Business Combination pursuant to its governing documents (as may be amended by a shareholder vote) and (ii) the effective date of an initial business combination, unless accelerated upon the occurrence of an event of default as set forth in the Convertible Promissory Note. Mr. Blitzer had the option, at any time on or prior to the repayment of amounts owed under the Convertible Promissory Note, to convert up to $1,500,000 outstanding under the Convertible Promissory Note into warrants to purchase Class A ordinary shares at a conversion price of $1.00 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the private placement warrants. As of December 31, 2024, we had an outstanding borrowing of $1,200,000 under the Convertible Promissory Note.

Pursuant to the Blitzer Series A SPA, dated as of August 21, 2024, as amended on January 22, 2025, by and among Inflection Point, Michael Blitzer and USARE OpCo, Inflection Point agreed to issue at Closing, a number of shares of Series A Preferred Stock equal to the number of Blitzer Conversion Preferred Shares to Mr. Blitzer exchange for his forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note. In addition, pursuant to the Blitzer Class A SPA, USARE OpCo issued 122,549 USARE Class A-2 Convertible Preferred Units and a warrant to purchase up to 31,250 USARE Class A Units in exchange for Mr. Blitzer’s promise to forgive, at the closing of the Proposed Business Combination, the other 50% of the then-outstanding balance of the Convertible Promissory Note. Such amounts were forgiven upon the Closing for the consideration described above.

As of December 31, 2024, we believed that amounts not held in trust were not sufficient to pay the costs and expenses that are payable prior to the closing of our initial business combination. Our costs were primarily expected to be incurred in connection with identifying a target business, undertaking in-depth due diligence and negotiating a business combination. As of December 31, 2024, our officers, directors and our Sponsor were permitted, but not obligated to, loan us funds as may be required. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern for a reasonable period of time which is considered to be one year from the date of the issuance of the financial statements, or, if earlier, the date that we would have been required to cease all operations, except for the purpose of winding up, if a business combination was not consummated. The financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

On March 13, 2025, Inflection Point consummated the Business Combination with USARE OpCo and substantially all of the assets and the business of the combined company are held and operated by New USARE and its subsidiaries. New USARE has generated no revenues since inception, continues to incur losses from operations, and has an accumulated deficit. Following the Closing, New USARE’s ability to continue as a going concern is dependent upon its ability to raise capital, to implement its business plan, generate sufficient revenues, and to control operating expenses. As of April 21, 2025, New USARE had cash of approximately $28.2 million.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2024. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

As of December 31, 2024, we did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an aggregate of $27,083 per month to TVC, for the services of Peter Ondishin, Chief Financial Officer, and Kevin Shannon, Chief of Staff. We began incurring such fees on May 24, 2023, and no longer incur these fees monthly as of the consummation of the Business Combination. On March 28, 2024, Inflection Point entered into the Amendment to the Services and Indemnification Agreement pursuant to which, the Monthly Fee paid to TVC, effective as of January 1, 2024, was reduced from $27,083 to (i) $17,708 for the period from January 1, 2024 to January 31, 2024 and (ii) $24,091 for the period starting February 1, 2024. On August 9, 2024, Inflection Point entered into the Amendment to the Services and Indemnification Agreement pursuant to which, the Monthly Fee paid to TVC, effective as of April 1, 2024, was reduced from $24,091 to $18,882 for the period starting April 1, 2024. The Monthly Fee was further reduced from $18,882 to $14,746 for the period starting September 1, 2024. On November 8, 2024, Inflection Point entered into the Third Amendment to the Services and Indemnification Agreement pursuant to which, the Monthly Fee paid to TVC, effective as of November 1, 2024, was reduced from $14,746 to $7,373 for the period starting October 1, 2024. Upon consummation of the Business Combination, the Company ceased paying the Monthly Fee.

The underwriters were entitled to a deferred underwriting commission of 5.0% on the base deal and an additional 7.0% on the Units sold pursuant to the underwriters’ option to purchase additional Units, or $13,100,000 in the aggregate, of the gross proceeds of the IPO held in the Trust Account upon the completion of Inflection Point’s initial business combination subject to the terms of the underwriting commission.

Pursuant to the Fee Reduction Agreement, solely in connection with the Business Combination, upon consummation of the Business Combination, Cantor accepted, in lieu of such Original Deferred Fee: (i) either (at Inflection Point’s option) (A) a cash fee of $4,000,000 or (B) (1) a cash fee of $2,000,000 plus (2) 400,000 shares of Common Stock, plus (ii) 2.0% of the amount by which the Total Capital Raised (as defined in the Fee Reduction Agreement) exceeded $50,000,000. Additionally, solely if Inflection Point elected to pay the all-cash fee discussed above, Cantor agreed to forfeit 1,650,000 Private Placement Warrants. We elected to pay the all-cash fee discussed above and such payment was made and such Private Placement Warrants were forfeited in connection with the Closing of the Business Combination.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Net Income per Share

Net income per share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 825,000 Cayman Class B Shares that were subject to forfeiture if the over-allotment option was not exercised by the underwriters. At December 31, 2024 and 2023, Inflection Point did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of Inflection Point. As a result, diluted income per share is the same as basic income per share for the periods presented.

Recent Accounting Standards

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on Inflection Point’s financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF USA RARE EARTH LLC

Unless the context otherwise requires, all references in this section to “we”, “us”, “our”, “USARE”, or the “Company” refer to USA Rare Earth, LLC and its subsidiaries prior to the consummation of the Business Combination and, after the consummation of the Business Combination, USA Rare Earth, Inc. and its subsidiaries.

The following discussion and analysis of the financial condition and results of operations of USARE includes information that USARE’s management believes is relevant to an assessment and understanding of USARE’s consolidated results of operations and financial condition. You should read the following discussion and analysis of our financial condition and results of operations together with our audited consolidated financial statements for the years ended December 31, 2024 and 2023 together with the respective notes thereto, included in this Amendment. This discussion and analysis should also be read together with the unaudited pro forma financial information as of and for the year ended December 31, 2024 included in this Amendment. This discussion contains forward-looking statements reflecting our current plans, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position, which involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward- looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” of the Registration Statement.

Overview

USARE is a company with the mission to establish a vertically integrated, domestic rare earth magnet supply chain that supports the future state of energy, mobility, and national security in the United States. The Company is developing the Stillwater Facility and, via its Round Top Project, intends to establish domestic rare earth and critical minerals supply, extraction, and processing capabilities to both supply its magnet manufacturing plant and market surplus materials to third parties. Rare earth magnets are critical to various business sectors and industries, including the defense, automotive, aviation, industrial, medical and consumer electronics industries, among others. The Company’s vertically integrated approach — from sourcing REE’s, in addition to other critical minerals such as gallium, to producing finished NdFeB magnets — assists in strengthening the United States’ control over critical supply chains such as the supply of rare earth minerals and magnets and thus reduce domestic reliance on foreign, particularly Chinese, imports. The Company believes its focus on developing domestic rare earth production aligns with national priorities, offering the future potential of a sustainable and secure domestic supply of materials critical to key industries. For more information, see the section entitled “Information about USARE” of the Proxy Statement/Prospectus. The Company has been in the exploration and research stages since its formation and has not yet realized any revenues from its planned operations.

USARE History

USA Rare Earth, LLC, a Delaware limited liability company, was organized in Delaware in 2019. In connection with the Company’s organization a member of the Company contributed its rights related to Round Top to the Company.

In May 2021 USARE OpCo completed the acquisition of 80% of the equity interests of Round Top Mountain Development LLC (“RTMD”) pursuant to a contribution agreement with the Company, Texas Mineral Resource Corp. (“TMRC”) and RTMD whereby TMRC and USARE OpCo contributed their respective rights and interests in and to Round Top to RTMD. Concurrently, USARE OpCo, TMRC and RTMD entered into a limited liability company agreement of RTMD. As of December 31, 2024, USARE OpCo is the owner of approximately 81% of the equity interests in RTMD.

On the Closing Date, we consummated the Business Combination and Inflection Point Acquisition Corp. II was renamed “USA Rare Earth, Inc.” As a result of the Business Combination, we are a holding company, all of whose assets are held directly or indirectly by, and all of whose operations are conducted through, USARE OpCo and whose only direct asset consists of equity ownership of USARE OpCo. As the manager of USARE OpCo, we have all management powers over, and full control of, the business of USARE OpCo, including the power to take all action we deem necessary, appropriate, advisable, incidental, or convenient to accomplish the purposes of USARE OpCo set forth in its A&R Operating Agreement.

USARE OpCo is the sole owner of USARE Rare Earth Magnets, LLC, a Delaware limited liability company (“Magnet Sub”), which owns, directly or indirectly, the Company’s magnet equipment and real estate in Stillwater, Oklahoma comprising the Stillwater Facility.

Our Business Model

We acquired the land and other assets comprising the Stillwater Facility to develop it into a magnet production facility and we are in the process of completing our magnet production capabilities at the Stillwater Facility necessary for the initial production of NdFeB magnets.

We control certain mining rights to Round Top Mountain, which is an above-ground mineral deposit near Sierra Blanca, Texas that contains the Round Top Deposit, the mining and extraction of which comprises our Round Top Project. We have not yet begun to extract any minerals from the Round Top Deposit. The development of the Round Top Project involves a high degree of financial risk and uncertainty.

We have not yet commenced production in connection with either our Round Top Project or our Stillwater Facility and, consequently, we do not currently have any operating income or cash flows. Accordingly, we do not currently generate, nor have we realized to date, any revenues.

We expect that our cash and cash equivalents as of December 31, 2024 of $16.8 million will not be sufficient to implement our strategic business plan. We will need to raise substantial additional funds in the future to complete our strategic business plan.

Facilities

Stillwater, Oklahoma Magnet Manufacturing Facility

Magnet Production.    The Company’s magnet production facility is located in Stillwater, Oklahoma (the “Stillwater Facility”). The Stillwater Facility is an industrial facility of approximately 310,000 square feet that was built in 1984, with an addition being added in 1988. The Stillwater Facility sits on an approximately 40-acre parcel that is serviced by municipal utilities. The facility, as currently constructed, will allow for the buildout of up to 4,800 tpa nameplate capacity within the current facility. The large lot surrounding the facility can also provide the space to build on new manufacturing capacity or capabilities in the future. USARE purchased the Stillwater Facility in 2022 and has contributed significant capital into the facility to date, including initial acquisition costs, structural improvements, renovations, the purchase of magnet production equipment, and purchase and installation of lab equipment for the Company’s in-house Innovations Lab (the “Lab”).

The Stillwater Facility contains magnet production equipment, which the Company owns outright. The Company engaged a third-party team with experience utilizing the equipment as independent consultants to assist in the initial installation and testing of the equipment. The Company believes that this equipment, supported by a third-party team who has run it successfully in the past, could help the Company rapidly commission the facility once completed. The Company has ordered the remaining finishing equipment and has begun to build out the infrastructure it needs at the facility to support commercial production with the intention of commissioning the facility in 2026.

In connection with the completion of the Stillwater Facility, the Company is developing its Lab to support the Company’s magnet production capabilities and accompanying required assessment of finished product for satisfaction of customer specifications and requirements. On March 31, 2025 the Company announced it has commissioned its Lab and will begin prototyping permanent neo magnets for its customers in the second quarter of 2025. The Lab will further support our objective of completing the first phase of the Stillwater Facility to allow for the initial commercial production of neo magnets in 2026. For phase 1, we are targeting 1,200 tpa of nameplate capacity, which will require significant additional expenditures. We intend to add future capacity in multiple phases over the next few years to ultimately achieve 4,800 tpa nameplate capacity. The speed of that buildout will be based on future customer demand and market conditions. Our plan to sell to a diverse set of customers across a variety of industries is expected to be a differentiator in the market. We also believe that our focus in developing strong, in-house lab capabilities to develop new intellectual property ourselves, as well as together with our customers, to potentially improve magnet technology, will provide a powerful incentive for customers to work with us in the coming years.

Corporate Offices.    The Company’s corporate offices are also located at the Stillwater Facility at 100 W Airport Road, Stillwater, Oklahoma 74075. From this location, the Company manages its overarching business strategy, investor relations, and the development of partnerships with key stakeholders in both the public and private sectors. Oklahoma provides access to a skilled workforce and a business-friendly environment.

Colorado Mining Research Facility

The Company’s Wheat Ridge, Colorado facility (the “Colorado Facility”) is the central hub for the Company’s research activities focused on rare earth and critical minerals extraction and separation as well as advanced processing technologies. The Colorado Facility is not a production facility, but rather develops and refines the technologies that, with success, would be applied at the Company’s Round Top Project. The current focus of the Colorado Facility’s research is the development of separation processes to minimize the use of organic solvents, intended to result in a lower waste profile as compared to alternative separation methods.

The Colorado Facility’s work is critical in creating new methods for separating and processing rare earths in a way that is both cost-effective and environmentally sustainable. These efforts have been ongoing, and the facility has successfully separated a number of rare earths, including dysprosium and terbium, among others, from its Round Top Deposit to date. These efforts support the Company’s commitment to domestic rare earth production and the long-term stability of the United States’ rare earth supply chain.

The Colorado Facility comprises two leased buildings adjacent to each other. The Company renewed its leases on both buildings in February 2025 with both leases expiring in the first quarter of 2028. As further discussed below, the Company holds a radioactive equipment registration issued for the benefit of its Colorado Facility.

Round Top Mountain

Overview.    USARE controls the mining rights to Round Top Mountain, which is an above-ground mineral deposit near Sierra Blanca, Texas that contains a large deposit of rare earths, including both light and heavy rare earths, such as neodymium, dysprosium, and terbium, as well as other critical minerals such as gallium, beryllium and lithium among others (such deposits, collectively, the “Round Top Deposit”, and USARE’s development there, the “Round Top Project,” and together with the Stillwater Facility, the “Projects”). One of the most significant aspects of the Round Top Deposit is its deposit of heavy rare earths, which are particularly scarce but critical for the production of high-performance neo magnets. The presence of heavy rare earths in great quantities could become a significant competitive advantage to USARE, and value creator, as heavy rare earths such as dysprosium and terbium are critical to magnet production and tend to be of much higher value in commodity markets due to their rare nature. In contrast to light rare earths, such as those found at Mountain Top in California, heavy rare earths are, in general, significantly harder to source and are primarily mined in China, underscoring the importance of establishing Round Top Deposit as a critical domestic supply of rare earth and critical mineral feedstock. In addition to rare earths, the Round Top Deposit also contains a large deposit of gallium, a critical mineral for semiconductor, computer chip and some military technologies, among others, that were recently banned for export to the United States by China. China is the source of approximately 98% of primary gallium according to a January 2023 USGS Mineral Commodity Summary on gallium. In addition, the deposit holds beryllium, which is used in a variety of technologies from x-rays and MRIs to military radar and nuclear power. Finally, the Round Top Deposit holds lithium, a critical material for battery production, making it a dual-source project that supports the electrification of vehicles, production of renewable energy technologies, and defense technologies, among other critical industries. Rare earth oxide is a necessary component in producing NdFeB alloy used to produce neo magnets.

Round Top Mountain is approximately eight miles southeast of Sierra Blanca, Texas. Sierra Blanca, the county seat of Hudspeth County, is itself approximately 85 miles southeast of El Paso, Texas. The Round Top Project’s approximate center is located at 31.2766º N, 105.4742º W. Round Top Mountain’s location allows access to nearby Interstate 10 and Ranch Road 1111, and potential access to the nearby Union Pacific Railroad which has two main branches approximately three miles from Round Top Mountain. The Company expects Interstate 10 and the Union Pacific Railroad to aid in the future distribution of rare earth and critical minerals once the Company’s Round Top Project is fully operational and producing. Although not critical to scaling up its magnet production, the Company intends for its Round Top Project to serve as a long-term additional source of feedstock for its magnet production at the Stillwater Facility, which would help the Company achieve its goals of providing domestic, virgin feedstock for its magnet production.

The Company believes that the integration of the Round Top Project’s mine into its operations would not only help it meet growing demand for both domestic rare earth magnets and battery materials, but also importantly allow it to achieve greater supply chain security, cost control, and independence from foreign suppliers.

Recent Developments

The Business Combination

On August 21, 2024, we entered into the Business Combination with Merger Sub and Inflection Point whereby Merger Sub will merge with and into the Company with the Company surviving as a wholly-owned subsidiary of Inflection Point. The proposed Business Combination was completed on March 13, 2025. For more information see the sections of this Amendment entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of USA Rare Earth, Inc. (f/k/a Inflection Point Acquisition Corp. II)”.

Class A Convertible Preferred Investment

On August 21, 2024, in connection with the signing of the Business Combination Agreement, the Company completed the Class A Convertible Preferred Investment pursuant to which USARE and the Class A Convertible Preferred Unit Investors entered into the Class A Convertible Preferred SPAs, pursuant to which the Class A Convertible Preferred Unit Investors purchased an aggregate of (i) 2,500,000 USARE Class A Convertible Preferred Units and (ii) USARE Class A Preferred Investor Warrants exercisable for an aggregate of 2,968,750 USARE Class A Units, for an aggregate purchase price of approximately $25.5 million. In addition, pursuant to the Blitzer Class A SPA, USARE has issued 122,549 USARE Class A-2 Convertible Preferred Units and a USARE Class A Preferred Investor Warrant to purchase up to 31,250 USARE Class A Units in exchange for Mr. Blitzer’s promise to forgive, at Closing, 50% of the then-outstanding balance of the Convertible Promissory Note.

The Company and certain accredited investors, including the Class A-2 Convertible Preferred Unit Investors, Mr. Michael Blitzer, and Collective Capital Management entered into Securities Purchase Agreements on January 31, 2025 to purchase (i) USARE Class A-2 Convertible Preferred Shares/Units and (ii) USARE Class A Preferred Investor Warrants for an aggregate purchase price of approximately $15.3 million which closed on February 3, 2025.

Tax Election

On February 12, 2024, the Company filed IRS Form 8832 (Entity Classification Election or “CTB Election”) to be classified as a corporation for federal tax purposes effective February 12, 2024 (the “Conversion”). The Conversion was intended to simplify the tax organizational structure of the Company and expand the potential investor base. Company management also believed the elimination of the complexities of Schedule K-1 reporting would reduce the administrative burden, complexity and cost of the tax reporting and compliance obligations of the Company and the holders of its units.

Public Company Costs

Following the consummation of the Business Combination, USA Rare Earth, Inc. is an SEC-reporting and NASDAQ-listed company, which will require us to hire additional staff and implement procedures and processes to address public company regulatory requirements and customary practices both before and after the consummation of the Business Combination. We expect to incur significant additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources and fees.

Tax Incremental Financing

On June 6, 2022, the Company executed a Tax Increment Financing Agreement (the “TIF Agreement”) with the Stillwater Economic Development Authority (the “Authority”), a public trust having as its beneficiary the City of Stillwater, Oklahoma, whereby the Authority will provide upfront development financing assistance to the Company of up to $7.0 million for the development of the Stillwater Facility (the “Upfront Assistance”). Additionally, entry into the TIF Agreement made the Company potentially eligible to receive a manufacturing and research and development ad valorem tax exemption for a period of five years and thereafter requires the Authority to disburse to the Company

90% of the incremental ad valorem taxes generated by the ad valorem taxes assessed against the Stillwater Facility and paid by the Company. As of December 31, 2024 and December 31, 2023, the Company recorded $7.0 million of deferred grant income related to Upfront Assistance. Under the terms of the TIF Agreement, among other things, the Company is required to complete the Stillwater Facility and in doing so to make an investment of approximately $140 million, including $9.9 million in building and land acquisition costs, $17 million in immediate building improvement construction costs and $113 million in additional building improvements and new equipment purchases, and to employ a specified number of employees at specified levels of median compensation at various stages of the development. Subject to agreed extensions, the Company agreed to commence certain phases of the development of the Stillwater Facility by no later than March 31, 2026, and complete that advanced development by no later than June 30, 2027, subject to certain exceptions. Should the Company default on its obligations under the TIF Agreement and after certain notice, cure periods and possible exceptions, the Authority may terminate the TIF Agreement and could make demand for immediate repayment in full of the Upfront Assistance.

Liquidity and Capital Resources; Going Concern

Sources and Uses of Liquidity

Our consolidated financial statements have been prepared contemplating the continuation of the Company as a going concern and the continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. Management is aware, in making its assessment, of material uncertainties related to events or conditions that may cast significant doubt upon the Company’s ability to continue as a going concern, as described in the following paragraphs and in the section entitled “Risk Factors — Risks Related to Our Business and Industry — Since its inception, the Company has generated negative operating cash flows and we may experience negative cash flow from operations in the future. Our consolidated financial statements have been prepared on a going concern basis” of the Registration Statement. While the Company’s management believes in the viability of its strategy to generate future revenues, control costs and the ability to raise additional funds, its strategy may not be successful. The Company’s consolidated financial statements do not include any adjustments that might be necessary if the Company were unable to continue as a going concern. If the going concern basis was not appropriate for the consolidated financial statements, then adjustments would be necessary to the carrying value of assets and liabilities, the reported revenues and expenses, and the statement of financial position classifications used.

The Company has generated no revenues since inception, continues to incur losses from operations, and has an accumulated deficit. The Company’s ability to continue as a going concern is dependent upon its ability to raise capital, to implement its business plan, generate sufficient revenues, and to control operating expenses.

For the years ended December 31, 2024 and 2023, the Company had a net loss of $16.4 million and $8.5 million, respectively, and a net loss attributable to the Company’s members of $15.7 million and $7.4 million, respectively. For the years ended December 31, 2024 and 2023, the Company had negative cash flow from operations of $13.0 million and $21.9 million, respectively. The Company had positive working capital of $15.4 million as of December 31, 2024. Management believes it will need to raise additional funds to cover capital and operating requirements necessary to implement its business strategy and plans. Based on these circumstances, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern following the issuance of its financial statements for the year ended December 31, 2024.

In connection with the Class A Convertible Preferred Investment, persons related to Inflection Point that are Class A Convertible Unit Preferred Investors (including Michael Blitzer) entered into, and subsequently amended, a letter agreement with the Company (as amended, the “Company Letter Agreement”) pursuant to which, in the event that the Business Combination did not close within 12 months of August 21, 2024 and the delay was reasonably deemed to be due to factors within the Company’s control, the Company could have been required to repurchase from those investors those Class A-2 Convertible Preferred Units (and related in kind accrued dividends) purchased by those investors at a price equal to the product of the applicable Class A-2 Convertible Preferred Unit original issue price multiplied by the applicable number of Class A-2 Convertible Preferred Units to be repurchased. Currently this would represent a total repurchase amount of approximately $13.5 million, which amount has been increased by additional funds in the amount of $15 million, may be further increased if additional funds are received in the future. Failure to repay the amounts due may result in interest accruing at a rate of 25% per year and the imposition of a senior secured lien on all of the Company’s assets. Pursuant to the Company Letter Agreement, the Company could not enter into agreements with other investors in connection with such investor’s direct or indirect investment in the Company on terms more favorable to any such investor in any material respect than the terms of the Class A Convertible Preferred SPAs, subject to certain exceptions. Upon the closing of the Business Combination on March 13, 2025, the Company Letter Agreement terminated.

We consider cash equivalents to be highly liquid investments purchased with original maturities of three months or less. As of December 31, 2024 and 2023, we had $16.8 million and $13.2 million, respectively, in cash and cash equivalents.

For the years ended December 31, 2024 and 2023 we recognized investment income of approximately $0.3 million and $0.4 million, respectively.

Class C-1 Convertible Preferred Financing

During 2023 we issued 7,688,335 Class C-1 Convertible Preferred Units at a price per unit of $1.7302 for net proceeds of $13.1 million, after expenses.

Convertible Promissory Subscription

On June 30, 2022, the Company entered into a convertible promissory subscription agreement to issue a convertible promissory subscription (the “CPSA”). The sale of the Subscription was closed on July 29, 2022 with a principal amount of $20.2 million. The $20.2 million subscription was converted as of October 30, 2023 into 11,698,069 USARE Class A Units at a per unit price of $1.7302.

Cash Flows

	For the Years Ended December 31,
(in thousands)	2024	2023
Net cash used in operating activities	(12,991)	(21,928)
Cash used in investing activities	(3,285)	(5,956)
Net cash provided by financing activities	19,838	14,112

Operating Activities

During the year ended December 31, 2024, our operating activities used $13.0 million of net cash as compared to $21.9 million during 2023. The $8.9 million decrease in net cash used in operating activities during 2024 compared to 2023 was primarily due to our $9.5 million lower net loss adjusted for non-cash related expenses such as gain on fair market value of convertible debt, impairment for equity investments, depreciation, amortization and equity-based compensation partially offset by the 2023 cash receipts from the TIF Agreement we entered into in 2022. In 2024, to conserve cash until we received funding from Pre-Funding Pipe Financing with certain investors in the third quarter of 2024, we curtailed costs primarily in payments for employee and professional services related expenses as well as research and development. We reduced our headcount from 41 employees at December 31, 2023 to 30 employees at December 31, 2024.

Investing Activities

Our Cash Flows Used in Investing Activities decreased by $2.7 million, to $3.3 million in the year ended December 31, 2024, from $6.0 million during 2023. The decrease was primarily due to our decision not to make additional investments on capital expenditures associated with our construction in progress until we raised further capital in the third quarter of 2024.

Financing Activities

During the year ended December 31, 2024, and 2023, our financing activities provided $19.8 million and $14.1 million of net cash, respectively. In 2024, we received gross cash proceeds of $25.5 million from the issuance of Class A Convertible Preferred Units related to the Class A Convertible Preferred Investment with certain investors. The cash proceeds were offset by payment of securities issuance costs of approximately $5.1 million. During the year ended December 31, 2023, we received $13.1 million of cash, net of issuance costs from issuance of USARE Class C-1 Convertible Preferred Units and $1.0 million from debt issuance.

Hatch Senior Convertible Promissory Note

On July 28, 2023, USA Rare Earth, LLC and Hatch LTD entered into the Hatch Note, an unsecured $1.0 million Senior Convertible Promissory Note agreement with a 10% interest rate, which will mature on July 28, 2025. The interest is payable at maturity. See Note 11 to our consolidated financial statements included elsewhere in this Amendment for additional information related to the Hatch Note. The Hatch Note converted at Closing into New USARE Common Stock.

Off-Balance Sheet Arrangements

Other than as otherwise described herein, we do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Results of Operations

We have no operating revenues. We are dependent on equity or other external financings to fund our pursuit and development of our consolidated business plans (including magnet production at our Stillwater Facility), to fund our mineral exploration and evaluation operations, to fund our evaluation and intended development of the Round Top Project, and also to fund all of our general, administrative, interest and other costs. As a result, we expect to incur operating losses until such time as either: (i) the Stillwater Facility is fully completed and operational to the extent that it generates net profits, or (ii) an economic mineral resource is identified, developed and put into profitable commercial production at the Round Top Project.

The following tables set forth components of our results of operations for the periods presented. The period-period comparison of financial results is not necessarily indicative of future results.

Comparison of years ended December 31, 2024 and 2023

The following tables set forth our historical results for the periods indicated, and the changes between periods:

	For the Years Ended December 31,		Change
	2024	2023	$	%
Operating Costs and Expenses
General and administrative	$6,209	$8,698	$(2,489)	(29)%
Other employee compensation	6,022	11,013	(4,991)	(45)%
Mining exploration, development and other	1,078	1,762	(684)	(39)%
Equity-based compensation	1,738	1,374	364	26%
Research and development	303	1,638	(1,335)	(82)%
Depreciation	235	308	(73)	(24)%
Total Operating Costs and Expenses	15,585	24,793	(9,208)	(37)%

Operating Loss	(15,585)	(24,793)	9,208	(37)%

Other Income (Expense)
Investment income	285	363	(78)	(21)%
Other income, net	11	—	11
Impairment of equity investments	(405)	—	(405)
Loss on fair market value of financial instruments	(379)	(879)	500	(57)%
Interest expense, net	(319)	(77)	(242)	314%
Gain on fair market value of convertible debt	—	16,848	(16,848)	(100)%
Total Other Income (Expense)	(807)	16,255	(17,062)	(105)%
Net Loss	(16,392)	(8,538)	(7,854)	92%
Net Loss Attributable to Non-controlling Interest	(657)	(1,123)	466	(41)%
Net Loss Attributable to USARE Shareholders/Members	$(15,735)	$(7,415)	$(8,320)	112%

Operating Costs and Expenses

General and administrative.    General and administrative decreased by $2.5 million, or 29%, to $6.2 million in 2024 compared to $8.7 million in 2023. The decrease was primarily due to across-the-board cost reductions initiated in the second quarter of 2024 to conserve cash, including reductions in consulting related expenses, legal and professional fees, facilities costs, travel and entertainment and technology related expenses.

Other employee compensation.    Other employee compensation decreased by $5.0 million, or 45%, to $6.0 million in 2024 compared to $11.0 million in 2023. The decrease was primarily due to lower salary and bonus related expenses to curtail expenditures due to our cash flow constraints. We reduced our headcount from 41 employees at December 31, 2023 to 30 at December 31, 2024.

Mining exploration, development and other.    Mining exploration, development and other decreased by $0.7 million, or 39%, to $1.1 million in 2024 compared to $1.8 million in 2023. The decrease was primarily due to decreased spending on equipment rental and operational consulting, partially offset by increased spending on consulting for the development of the process flowsheet.

Equity-based Compensation.    Equity-based compensation increased by $0.4 million, or 26%, to $1.7 million in 2024 compared to $1.4 million in 2023. The increase was primarily due to vesting upon satisfaction of certain conditions of a performance-based equity award partially offset by reversal of previously expensed equity-based compensation due to forfeitures and fewer other equity-based awards in 2024 compared to 2023.

Research and development.    Research and development decreased by $1.3 million, or 82%, to $0.3 million in 2024 compared to $1.6 million in 2023. The decrease was primarily due to an across-the-board expense reduction, including lab supplies due to our cash flow constraints prior to the funding received in the third quarter of 2024.

Depreciation.    Depreciation decreased by $0.1 million, or 24%, to $0.2 million in 2024 compared to $0.3 million in 2023. The decrease was primarily due to certain property, plant and equipment becoming fully depreciated during 2024.

Other Income and Expense

Investment income.    Investment income decreased by $78 thousand, or 21%, to $0.3 million in 2024 compared to $0.4 million in 2023. The decrease was primarily due to lower balances in our money market funds.

Impairment of equity investments.    We recorded an impairment in our equity investment in a minerals company in the fourth quarter of 2024. No impairments were recorded in 2023.

Loss on fair market value of financial instruments.    Loss on fair market value of financial instruments decreased by $0.5 million, or 57%, to $0.4 million in 2024 compared to $0.9 million in 2023. In 2024 we recorded a loss of $0.7 million on the fair value of our derivative liability. This fair market value loss was partially offset by equity investment gains during the first three quarters of 2024 compared to losses of $0.9 million in 2023 due to share price fluctuations of our investment in a publicly traded minerals company.

Interest expense, net.    Our interest expense, net increased $242 thousand to $319 thousand in 2024 compared to $77 thousand in 2023. The increase in interest expense, net in 2024 is related to a $55 thousand decrease in interest income and $191 thousand increase in the interest expense and amortization of the bond discount related to the Hatch Note.

Gain on fair market value of convertible debt.    We recorded a gain on the fair market value of convertible debt of $16.8 million in 2023 related to recognition of a gain on the conversion of our convertible subscription debt to USARE Class A Units.

Risks and Uncertainties Associated with Future Results of Operations

The Company operates in two industries that are both subject to intense competition, development risk, and changes in U.S. governmental policies related to green energy, defense spending and dependence on foreign suppliers. The Company’s operations are subject to significant risks and uncertainties including financial and operational risks, as well as the potential risk of business failure.

The magnet technology industry is still in its infancy in the United States, and thus the technology, processes, and capabilities are still being developed. The magnet facility requires substantial capital commitment to complete and there may be unanticipated costs or delays associated with the construction. The Company’s plans for producing magnets are based on certain estimates and assumptions we have made about our business over the next few years, including the ability to obtain the equipment and materials needed to produce magnets on a timely basis from third party vendors. Due to rapidly rising demand, there is also a risk that substitute products will become available and reduce the need for our type of high-performance magnet.

We have not yet established that the Round Top Deposit contains any commercially exploitable quantities of proven and probable mineral reserves, and we may not be able to do so. Even if the Company does eventually establish commercially exploitable quantities of mineral reserves, the Round Top Deposit may not be developed into a producing mine and the Company may not be able to extract those minerals economically. Both mineral exploration and development involve a high degree of risk, and few properties that are explored are ultimately developed into producing mines. The commercial viability of an established mineral deposit will depend on several factors including the size, grade, and other attributes of the mineral deposit, as well as proximity of the deposit to infrastructure, government regulation, and market prices, among other things. Most of these factors will be beyond the Company’s control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

See the section entitled “Risk Factors — Risks Related to Our Business and Industry” of the Registration Statement.

Critical Accounting Policies and Estimates

Our consolidated financial statements and the accompanying notes thereto included elsewhere in this Amendment are prepared in accordance with U.S. GAAP. The preparation of consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, costs and expenses, and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from our estimates. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations, and cash flows will be affected.

We believe that the following accounting policies involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. See Note 2. Summary of Significant Accounting Policies of Notes to our consolidated financial statements included elsewhere in this Amendment for a description of our other significant accounting policies. The preparation of our consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and judgments that affect the amounts reported in those financial statements and accompanying notes. Although we believe that the estimates we use are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates. The critical accounting estimates, assumptions and judgments that we believe have the most significant impact on our consolidated financial statements are described below.

Going Concern

Under U.S. GAAP, we are required to evaluate our Company’s ability to continue as a going concern as of each annual and interim reporting date. Once liquidation is deemed imminent, we must apply the liquidation basis of accounting under ASC 205-30. Before liquidation is deemed imminent, an entity may have uncertainties about its ability to continue as a going concern. In such situations, the entity should continue to prepare its financial statements by using the going-concern basis of accounting; however, the entity may be required to disclose information about its ability to continue as a going concern, depending on the level of uncertainty and management’s plans to mitigate the uncertainty. See Note 1. Organization of Notes to our consolidated financial statements included elsewhere in this Amendment for further discussion on our going concern assessment.

Derivatives

We analyzed the conversion feature of the Hatch Note for derivative accounting consideration under ASC 815-15 “Derivatives and Hedging”. ASC 815-15 requires that the conversion features are bifurcated and separately accounted for as an embedded derivative contained in our convertible note. The embedded derivative is carried on the balance sheet at fair value. Any unrealized change in fair value, as determined at each measurement period, is recorded as a component of the income statement and the associated carrying amount on the balance sheet is adjusted by the change. See Note 11. Note Payable of Notes to Consolidated Financial Statements included elsewhere in this Amendment for further discussion on the embedded derivatives of the Hatch Note.

Fair Value of Financial Instruments

U.S. GAAP defines fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price), and establishes a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

•        Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•        Level 2 — Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

•        Level 3 — Prices or valuation techniques requiring inputs that are both significant to the fair-value measurement and unobservable.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Long-Lived Assets

In accordance with ASC 360-10 — Impairment or Disposal of Long-Lived Assets, the Company periodically reviews the carrying value of its long-lived assets, such as property, plant and equipment and mineral interests, to test whether current events or circumstances indicate that such carrying value may not be recoverable. When evaluating assets for potential impairment, we compare the carrying value of the asset to its estimated undiscounted future cash flows.

If an asset’s carrying value exceeds such estimated cash flows, we would record an impairment loss if the carrying amount exceeds the asset’s fair value. We did not record impairment related to long-lived assets for the years ended December 31, 2024 and 2023.

Equity-based Compensation

We expense equity-based compensation to employees and non-employees in accordance with ASC 718, Compensation — Stock Compensation. The fair value of stock-based compensation awards is measured at the date of grant and amortized over the requisite service period, which is generally the vesting period, with a corresponding increase in additional paid-in capital. We use the Black-Scholes option valuation model to calculate the fair value of awards granted. In the case of a share-based compensation award that is either cancelled or forfeited prior to vesting, the amortized expense associated with the unvested awards is reversed. We have elected to account for forfeitures as they occur. See Note 14. Equity-Based Compensation of Notes to Consolidated Financial Statements included elsewhere in this Amendment regarding stock-based compensation expense and the assumptions used in estimating the expense.

Recently Adopted Accounting Standards

See Note 2 to our consolidated financial statements included elsewhere in this Amendment.

Emerging Growth Company Status

In April 2012, the JOBS Act was enacted. Section 107(b) of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult.

We expect to retain our emerging growth company status until the earliest of:

•        The end of the fiscal year in which our annual revenues exceed $1.25 billion;

•        The end of the fiscal year in which the fifth anniversary of our public company registration has occurred;

•        The date on which we have issued more than $1.0 billion in non-convertible debt during the previous three- year period; and

•        The date on which we qualify as a large accelerated filer.

Quantitative and Qualitative Disclosures About Market Risk

We have operations only within the United States and as such are exposed to certain market risks in the ordinary course of our business. Market risk represents the risk that market prices, such as foreign exchange rates, interest rates and other market changes that affect market risk-sensitive instruments, will fluctuate. Information related to quantitative and qualitative disclosure about this market risk is set forth below.

Interest Rate Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. We had cash and cash equivalents totaling $16.8 million at December 31, 2024. These amounts were invested primarily in money market funds. We believe that our cash and cash equivalents do not have a material exposure to changes in the fair value as a result of changes in interest rates due to the short-term nature of our cash and cash equivalents. At December 31, 2024, we had no outstanding debt obligations subject to interest rate fluctuations.

Inflation Risk

We do not believe that inflation has a material effect on our current business, financial condition or results of operations. The Company is not yet producing products for sale at the Stillwater Facility or the Round Top Project and is not presently acquiring any associated feedstock. However, as we refurbish the Stillwater Facility, our ability to procure supplies and equipment may be impacted by rising prices and we cannot guarantee we will be able to secure these materials at favorable prices, if at all.

Cybersecurity Risk

We rely heavily on accounting, information and other data processing systems and cloud computing services, as well as those of our current and future collaborators, contractors or consultants. Such systems are vulnerable to damage or interruption from computer viruses, data corruption, cyber-related attacks, unauthorized access, natural disasters, pandemics, terrorism, war and telecommunication and electrical failures. If any of these events occur and such systems do not operate properly or are disabled or if there is any unauthorized disclosure of data, whether as a result of tampering, a breach of network security systems, a cybersecurity vulnerability or attack or otherwise, we could suffer substantial financial loss, increased costs, a disruption of our business, loss of trade secrets or other proprietary information, liability to us, regulatory intervention or reputational damage. We attempt to develop and maintain information security programs to identify and mitigate cyber risks, but the development and maintenance of these programs is costly and requires ongoing monitoring and updating as technology changes and efforts to overcome security measures become more sophisticated. See the section entitled “Risk Factors — Risks Related to Intellectual Property and Technology” of the Registration Statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

USA Rare Earth, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of USA Rare Earth, Inc., formerly known as Inflection Point Acquisition Corp. II (the “Company”) as of December 31, 2024 and 2023, the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2024 and for period from March 6, 2023 (inception) through December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the year ended December 31, 2024 and for the period from March 6, 2023 (inception) through December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans and the Company’s cash and working capital are not sufficient to complete its planned activities one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2023.

New York, New York

March 13, 2025

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)
BALANCE SHEETS

	December 31, 2024	December 31, 2023
ASSETS
Current assets
Cash	$2,101	$275,665
Prepaid expenses	14,955	18,390
Prepaid insurance	43,440	205,604
Total Current Assets	60,496	499,659
Marketable securities held in Trust Account	24,075,435	258,971,518
TOTAL ASSETS	$24,135,931	$259,471,177

Liabilities and Shareholders’ Deficit:
Current liabilities
Accounts payable and accrued expenses	$2,742,444	$234,985
Accrued offering costs	—	75,000
Convertible promissory note – related party	1,200,000	—
Total Current Liabilities	3,942,444	309,985
Forward Purchase Agreements	49,275	—
Deferred underwriting fee payable	13,100,000	13,100,000
Total Liabilities	17,091,719	13,409,985

Commitments and contingencies (Note 6)
Class A ordinary shares subject to possible redemption, 2,205,349 and 25,000,000 issued and outstanding shares at redemption value of $10.92 per share and $10.36 as of December 31, 2024 and 2023, respectively	24,075,435	258,971,518

Stockholders’ Deficit
Preferred shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 6,200,000 and none issued and outstanding (excluding 2,205,349 and 25,000,000 shares subject to possible redemption) as of December 31, 2024 and 2023, respectively	620	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 50,000 and 6,250,000 shares issued and outstanding, as of December 31, 2024 and 2023, respectively	5	625
Additional paid-in capital	—	—
Accumulated deficit	(17,031,848)	(12,910,951)
Total Stockholders’ Deficit	(17,031,223)	(12,910,326)
Total Liabilities and Shareholders’ Deficit	$24,135,931	$259,471,177

The accompanying notes are an integral part of these financial statements.

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)

STATEMENTS OF OPERATIONS

	December 31, 2024	For period from March 6, 2023 (Inception) through December 31, 2023
Formation and operational costs	$4,077,377	$985,212
Loss from operations	(4,077,377)	(985,212)

Other income:
Loss on issuance of Forward Purchase Agreements	(484,843)	—
Change in fair value of Forward Purchase Agreements	435,568	—
Interest income from bank	5,755	11,763
Dividend income earned on marketable securities held in Trust Account	12,019,932	7,721,518
Total other income, net	11,976,412	7,733,281

Net income	$7,899,035	$6,748,069

Basic and diluted weighted average shares outstanding, Redeemable shares	22,321,940	17,916,667
Basic and diluted net income per share	$0.39	$0.70
Basic and diluted weighted average shares outstanding, Non-redeemable shares	6,250,000	6,271,250
Basic and diluted net loss per share	$(0.14)	$(0.93)

The accompanying notes are an integral part of these financial statements.

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2024 AND

FOR THE PERIOD FROM MARCH 6, 2023 (INCEPTION) THROUGH DECEMBER 31, 2023

	Class A Ordinary Shares		Class B Ordinary shares		Additional Paid-In Capital	Accumulated Deficit	Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of March 6, 2023 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of ordinary shares	—	—	6,325,000	633	24,367	—	25,000
Sale of Class A ordinary shares and over-allotment	25,000,000	2,500	—	—	249,997,500	—	250,000,000
Class A ordinary shares subject to possible redemption	(25,000,000)	(2,500)	—	—	(247,910,000)	—	(247,912,500)
Underwriters’ compensation	—	—	—	—	(17,500,000)	—	(17,500,000)
Offering costs	—	—	—	—	(861,877)	—	(861,877)
Sale of 7,650,000 private placement warrants	—	—	—	—	7,650,000	—	7,650,000
Allocation of offering costs related to redeemable shares	—	—	—	—	18,183,179	—	18,183,179
Forfeiture of Founder Shares	—	—	(75,000)	(8)	8	—	—
Accretion for redeemable shares to redemption value	—	—	—	—	(9,583,177)	(19,659,020)	(29,242,197)
Net income	—	—	—	—	—	6,748,069	6,748,069
Balance as of December 31, 2023	—	$—	6,250,000	$625	$—	$(12,910,951)	$(12,910,326)
Conversion of Class B shares to Class A shares	6,200,000	620	(6,200,000)	(620)	—	—	—
Accretion for redeemable shares to redemption value	—	—	—	—	—	(12,019,932)	(12,019,932)
Net income	—	—	—	—	—	7,899,035	7,899,035
Balance as of December 31, 2024	6,200,000	$620	50,000	$5	$—	$(17,031,848)	$(17,031,223)

The accompanying notes are an integral part of these financial statements.

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)
STATEMENT OF CASH FLOWS

	For Year Ended December 31, 2024	For the Period from March 6, 2023 (inception) through December 31, 2023
Cash Flows from Operating Activities:
Net income	$7,899,035	$6,748,069
Adjustments to reconcile net income to net cash used in operating activities:
Formation costs paid by Sponsor in exchange for issuance of Class B ordinary shares	—	5,845
Dividend income earned on marketable securities held in Trust Account	(12,019,932)	(7,721,518)
Loss on issuance of Forward Purchase Agreements	484,843	—
Change in fair value of Forward Purchase Agreements	(435,568)	—
Changes in operating assets and liabilities:
Prepaid expenses	3,435	(9,783)
Prepaid insurance	162,164	(205,604)
Accounts payable and accrued expenses	2,507,459	234,985
Net cash used in operating activities	(1,398,564)	(948,006)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	—	(251,250,000)
Cash withdrawn from Trust Account in connection with redemption	246,916,015	—
Net cash provided by (used in) investing activities	246,916,015	(251,250,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	245,600,000
Proceeds from sale of private placements warrants	—	7,650,000
Proceeds from convertible promissory note – related party	1,200,000	—
Repayment of promissory note – related party	—	(179,665)
Refund of offering costs included in accrued offering costs	—	75,000
Payment of offering costs	(75,000)	(671,664)
Redemption of ordinary shares	(246,916,015)	—
Net cash (used in) provided by financing activities	(245,791,015)	252,473,671

Net Change in Cash	(273,564)	275,665
Cash – Beginning of period	275,665	—
Cash – End of period	$2,101	$275,665

Supplemental disclosure of cash flow information:
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$11,000
Prepaid services contributed by Sponsor in exchange for issuance of Class B ordinary shares	$—	$8,155
Deferred offering costs paid through promissory note – related party	$—	$179,213
Accretion of Class A ordinary shares to redemption value	$12,019,932	$29,242,197
Deferred underwriting fee payable	$—	$13,100,000
Forfeiture of Founder Shares	$—	$8
Formation costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$5,845

The accompanying notes are an integral part of these financial statements.

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)
Notes to Financial Statements

Note 1 — Organization and Business Operations

USA Rare Earth, Inc., formerly known as Inflection Point Acquisition Corp. II (the “Company”) is a special purpose acquisition company incorporated as a Cayman Islands exempted corporation on March 6, 2023. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

On August 21, 2024, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “USARE Business Combination Agreement”), by and among the Company, USA Rare Earth, LLC, a Delaware limited liability company (“USARE”) and IPXX Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“Merger Sub”).

As of December 31, 2024, the Company had not commenced any operations. All activity for the period from March 6, 2023 (inception) through December 31, 2024 relates to the Company’s formation and the initial public offering (the “IPO”), which is described below, and subsequent to the IPO, pursuing Business Combination opportunities. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents and dividend income on marketable securities held in Trust Account. The Company has selected December 31st as its fiscal year end.

The Company’s sponsor is Inflection Point Holdings II LLC, a Delaware limited liability company (the “Sponsor”).

On March 8, 2023, the Company issued 5,750,000 Class B ordinary shares to the Sponsor for $25,000, or approximately $0.004 per share. On May 24, 2023, the Company effected a share capitalization of 575,000, resulting in the Sponsor holding 6,325,000 Class B ordinary shares (such Class B ordinary shares, together with the Class A ordinary shares issued or issuable upon conversion of the Class B ordinary shares pursuant to the Company’s amended and restated memorandum and articles of association, the “Founder Shares”). All share and per-share amounts have been retroactively restated to reflect the share capitalization. The Founder Shares included an aggregate of up to 825,000 shares subject to forfeiture if the over-allotment option was not exercised by the underwriters. As a result of the underwriters election to partially exercise their over-allotment option on May 30, 2023, 75,000 Founder Shares were forfeited resulting in the Sponsor holding 6,250,000 Founder Shares. The remaining Founder Shares are no longer subject to forfeiture.

The registration statement for the Company’s IPO was declared effective on May 24, 2023. On May 30, 2023, the Company consummated the IPO of 25,000,000 units (the “Units”), which includes the partial exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250,000,000, which is discussed in Note 3. Each Unit consists of one Class A ordinary share (the “Public Shares”) and one half of one redeemable warrant (the “Public Warrants”) of the Company, with each whole warrant entitling the holder to purchase one Class A ordinary share for $11.50 per share, subject to adjustment. Simultaneously with the closing of the IPO, the Company consummated the sale of 7,650,000 private placement warrants (the “Private Placement Warrants”) to the Sponsor and Cantor Fitzgerald & Co., the representative of the underwriters of the IPO (“CF&CO”), at a price of $1.00 per Private Placement Warrant, or $7,650,000 in the aggregate, which is described in Note 4. Of those 7,650,000 Private Placement Warrants, the Sponsor purchased 6,000,000 Private Placement Warrants and CF&CO purchased 1,650,000 Private Placement Warrants. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the Private Placement Warrants, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination (less deferred underwriting commissions).

Transaction costs amounted to $18,361,877 consisting of $4,400,000 of cash underwriting discount, $13,100,000 of deferred underwriting fees, and $861,877 of other offering costs.

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)
Notes to Financial Statements

Note 1 — Organization and Business Operations (cont.)

The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts and taxes payable on the income earned on the Trust Account) at the time of the signing of an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

Following the closing of the IPO, on May 30, 2023, an amount of $251,250,000 ($10.05 per Unit) from the net proceeds of the sale of the Units in the IPO and the sales of the Private Placement Warrants was placed in the trust account (the “Trust Account”) and will be held as cash or invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the proceeds from the IPO and the sale of the Private Placement Warrants placed into the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of the Company’s initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination, (ii) the redemption of the Company’s Public Shares if the Company is unable to complete the initial Business Combination within 18 months from the closing of the IPO, by such earlier liquidation date as the Company’s board of directors may approve or by such later liquidation date approved by the Company’s shareholders pursuant to an amendment to the Company’s amended and restated memorandum and articles of association (the “Completion Window”), subject to applicable law, or (iii) the redemption of the Company’s Public Shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Company’s Public Shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

The Company will provide the Company’s public shareholders with the opportunity to redeem all or a portion of their Public Shares in connection with the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the initial Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations. The amount in the Trust Account is initially anticipated to be $10.05 per Public Share (without taking into account interest earned or taxes payable).

The ordinary shares subject to redemption were recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will have only the duration of the Completion Window to complete the initial Business Combination. If the Company is unable to complete its initial Business Combination within the Completion Window, the Company will as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)
Notes to Financial Statements

Note 1 — Organization and Business Operations (cont.)

pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will constitute full and complete payment for the Public Shares and completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation or other distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.

On November 18, 2024, the Company held an extraordinary general meeting in lieu of an annual meeting of shareholders (the “Extraordinary General Meeting”). At the Extraordinary General Meeting, the Company’s shareholders approved to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company must complete a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination involving the Company and one or more businesses from November 30, 2024 to August 21, 2025 (the “Extension Amendment”).

The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any Founder Shares held by them and any Public Shares purchased during or after the IPO (including in open market and privately-negotiated transactions) in favor of the initial Business Combination (subject to applicable law).

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company (except for the Company’s independent auditors), or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement (except for the Company’s independent auditors), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations.

USARE Business Combination

On August 21, 2024 (the “Signing Date”) the Company entered into the USARE Business Combination Agreement by and among the Company, USARE and Merger Sub, pursuant to which, among other things and subject to the terms and conditions contained therein, Merger Sub will merge with and into USARE (the “Merger”), with USARE continuing as the surviving company and wholly owned subsidiary of the Company. The transactions contemplated by the Business Combination Agreement are referred to herein as the “USARE Business Combination.” The combined company’s business will continue to operate through USARE and its subsidiaries. In connection with the closing of the USARE Business Combination (the “Closing”), the Company will change its name to “USA Rare Earth, Inc.” (such company after the closing of the Business Combination, “New USARE”).

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)
Notes to Financial Statements

Note 1 — Organization and Business Operations (cont.)

The Domestication

The Company will, subject to obtaining the required shareholder approvals and at least one day prior to the date of the closing of the USARE Business Combination (the “Closing” and the date of the Closing, the “Closing Date”), change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). At least one day prior to the Domestication, the Company will provide its public shareholders the opportunity to redeem their Public Shares on the terms and conditions set forth in the USARE Business Combination Agreement and the Company’s governing documents (the “Redemption”).

By virtue of the Domestication and subject to the satisfaction or waiver of the conditions of the USARE Business Combination Agreement, including approval of the Company’s shareholders: (i) immediately prior to the Domestication, pursuant to the Sponsor Support Agreement (as defined below) each of the then issued and outstanding Class B ordinary shares of the Company will convert automatically, on a one-for-one basis, into one (1) Class A ordinary share, par value of $0.0001 per share, of the Company (each a “Class A Ordinary Share”) (the “Sponsor Share Conversion”); and (ii) in connection with the Domestication, (x) each then issued and outstanding Class A Ordinary Share (that was not redeemed pursuant to the Redemption) shall convert automatically, on a one-for-one basis, into one (1) share of common stock, par value $0.0001 per share, of the Company (after the Domestication) (the “New USARE Common Stock”); (y) each of the then issued and outstanding warrants representing the right to purchase one Class A Ordinary Share shall convert automatically into a warrant to acquire one (1) share of New USARE Common Stock (each a “New USARE Warrant”); and (z) each of the then issued and outstanding units of the Company will be cancelled and each holder thereof will be entitled to one share of New USARE Common Stock and one-half (1/2) of one New USARE Warrant.

The Merger and Consideration

Subject to, and in accordance with the terms and conditions of the USARE Business Combination Agreement, immediately prior to the effective time of the Merger (the “Effective Time”), (i) each warrant to purchase Class C convertible preferred units of USARE (the “USARE Class C Convertible Preferred Units”) or Class C-1 convertible preferred units of USARE (the “USARE Class C-1 Convertible Preferred Units”) shall automatically be exercised on a cashless basis in full in accordance with its terms and (ii) immediately thereafter, each then-issued and outstanding USARE Class C Convertible Preferred Unit and each then-issued and outstanding USARE Class C-1 Convertible Preferred Unit (including each USARE Class C Convertible Preferred Unit and USARE Class C-1 Convertible Preferred Unit issued upon the automatic exercise described in the preceding clause (i)) shall automatically convert into such number of Class B units of USARE (the “USARE Class B Units”) into which such USARE Class C Convertible Preferred Unit or USARE Class C-1 Convertible Preferred Unit, as applicable, is convertible in connection with the Merger pursuant to USARE’s Sixth Amended and Restated Operating Agreement, as amended (the “USARE OA”).

Subject to, and in accordance with the terms and conditions of the USARE Business Combination Agreement, at the Effective Time:

(i)     each unit of USARE that is owned by the Company, Merger Sub or USARE (in treasury or otherwise) immediately prior to the Effective Time (each an “Excluded Unit”) shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefore;

(ii)    each incentive unit (the “USARE Incentive Units”) that is issued and outstanding immediately prior to the Effective Time (other than Excluded Units) shall, by virtue of the occurrence of the Merger, (x) to the extent the holder of such USARE Incentive Unit is continuously employed by or providing services to USARE from the Signing Date through the Effective Time, be automatically deemed to be fully vested, (y) regardless of such employment or service status, be automatically deemed exchanged or converted (on a cashless basis) into a fraction of one Class A unit of USARE (the “USARE Class A Units”) in accordance with the terms of such USARE Incentive Unit, the USARE OA and the Second Amended and Restated USA Rare Earth, LLC Incentive Plan and each USARE Class A Unit issued or issuable upon such deemed exchange or conversion shall be treated as being issued and outstanding immediately prior to the Effective Time;

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)
Notes to Financial Statements

Note 1 — Organization and Business Operations (cont.)

(iii)   each warrant to purchase units of USARE (excluding the USARE Class A Preferred Investor Warrants (as defined below)) (the “USARE Warrants”) that is outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the occurrence of the Merger, automatically be exercised or deemed exercised on a cashless basis in full in accordance with its terms immediately prior to the Effective Time, and each USARE Class A Unit or USARE Class B Unit issued or issuable upon such exercise shall be treated as being issued and outstanding immediately prior to the Effective Time;

(iv)   each USARE Class A Unit that is issued and outstanding immediately prior to the Effective Time (including all USARE Class A Units outstanding or deemed outstanding (a) upon the deemed exchange or conversion of the USARE Incentive Units and (b) upon the deemed exercise of the USARE Warrants, but excluding the Excluded Units) shall be cancelled and converted into the right to receive a number of shares of New USARE Common Stock equal to the Exchange Ratio (as defined below) (the “Per Unit Base Consideration”) and the right to receive, subject to the vesting conditions described below, a number of shares of New USARE Common Stock equal to the Earn-out Exchange Ratio (as defined below) (the “Per Unit Earn-out Consideration”);

(v)    each USARE Class B Unit that is issued and outstanding immediately prior to the Effective Time (including all USARE Class B Units outstanding or deemed outstanding upon the deemed exercise of the USARE Warrants, but excluding the Excluded Units) shall be cancelled and converted into the right to receive the Per Unit Base Consideration and the Per Unit Earn-out Consideration;

(vi)   each Class A-1 convertible preferred unit of USARE (the “USARE Class A-1 Convertible Preferred Units”) and each Class A-2 convertible preferred unit of USARE (the “USARE Class A-2 Convertible Preferred Units,” and together with the USARE Class A-1 Convertible Preferred Units, the “USARE Class A Convertible Preferred Units”) that is issued and outstanding immediately prior to the Effective Time (other than Excluded Units) shall be cancelled and converted into the right to receive one share of Series A Preferred Stock (as defined below); and

(vii)  each USARE Class A Preferred Investor Warrant (as defined below) shall be cancelled and converted into the right to receive a Series A Preferred Investor Warrant (as defined below) exercisable for a number of shares of New USARE Common Stock equal to the aggregate number of USARE Class A Units that would be issued upon full exercise of such USARE Class A Preferred Investor Warrant (as defined below).

Pursuant to the USARE Business Combination Agreement, the aggregate consideration to be paid in, or in connection with, the Merger in respect of the outstanding equity securities of USARE (excluding the USARE Class A Convertible Preferred Units and the USARE Class A Preferred Investor Warrants (as defined below)) will be (A) (i) the number of shares of New USARE Common Stock equal to the quotient of (a) (i) the $800,000,000 minus (ii) the aggregate indebtedness of USARE and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions) divided by (b) the amount equal to the price at which each Public Share may be redeemed pursuant to the Redemption in connection with the Domestication (collectively, the “Aggregate Base Consideration”) plus (B) subject to the vesting and forfeiture effects of the Earn-out Exchange Ratio described below, up to 10,000,000 shares of New USARE Common Stock (the “Aggregate Earn-out Consideration”). The Aggregate Earn-out Consideration is subject to certain customary adjustments as described in the USARE Business Combination Agreement. The “Exchange Ratio” shall be equal to the quotient of (A) the Aggregate Base Consideration divided by the sum (without duplication) of the aggregate number of (i) USARE Class A Units that are issued and outstanding immediately prior to the Effective Time, (ii) USARE Class B Units that are issued and outstanding immediately prior to the Effective Time (including all USARE Class B Units issued upon conversion of all outstanding USARE Class C Convertible Preferred Units and USARE Class C-1 Convertible Preferred Units), (iii) all USARE Class A Units and USARE Class B Units issuable upon full exercise of all issued and outstanding USARE Warrants (calculated using the treasury method of accounting on a cashless exercise basis) and (iv) all USARE Class A Units and USARE Class B Units issuable upon full exercise, exchange or conversion of all issued and outstanding USARE Incentive Units (calculated using the treasury method of accounting on a cashless exercise basis) (such sum, the “USARE Fully Diluted Capital”).

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)
Notes to Financial Statements

Note 1 — Organization and Business Operations (cont.)

The “Earn-out Exchange Ratio” shall be equal to the quotient of (A) the Aggregate Earn-out Consideration divided by (B) the USARE Fully Diluted Capital. 50% of the Aggregate Earn-out Consideration shall vest and be issued if, during the five year period beginning on the first anniversary of the Closing Date (the “Earnout Period”) the closing sale price of one share of New USARE Common Stock as reported on the national securities exchange on which such shares are then listed is greater than or equal to $15.00 for a period of at least twenty out of thirty consecutive Trading Days (as defined in the Business Combination Agreement). The remaining 50% of the Aggregate Earn-out Consideration shall vest and be issued if, during the Earnout Period, the closing sale price of one share of New USARE Common Stock as reported on the national securities exchange on which such shares are then listed is greater than or equal to $20.00 for a period of at least twenty out of thirty consecutive trading days. The Aggregate Earn-out Consideration may also vest upon a Change of Control (as defined in the USARE Business Combination Agreement) pursuant to which New USARE or its shareholders have the right to receive consideration if the implied value per share of New USARE Common Stock is equal to or above such price targets, with the amount of such consideration dependent upon the implied per share value reaching the thresholds discussed above).

In connection with the Closing:

i.       USARE and New USARE will enter into a Seventh Amended and Restated Limited Liability Company Operating Agreement of USARE, to, among other things, admit New USARE as the managing member of USARE; and

ii.      The Company will file with the Secretary of State of the State of Delaware a Certificate of Designations of Preferences, Rights and Limitations of 12% Series A Cumulative Convertible Preferred Stock Series A Preferred Stock (the “Series A Preferred Stock Certificate of Designation”) which sets forth the rights, preferences and privileges of the Series A Preferred Stock (as defined below).

Series A Preferred Stock Investment

In connection with the transactions contemplated by the USARE Business Combination Agreement, on the Signing Date, the Company, USARE and Inflection Point Fund I, LP, an accredited investor that is an affiliate of the Company and the Sponsor (the “Series A Preferred Stock Investor”) entered into a Securities Purchase Agreement (the “Series A SPA”). Pursuant to the Series A SPA, the Series A Preferred Stock Investor has agreed, among other things, to purchase, at Closing, shares of New USARE’s 12% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, having the rights, preferences and privileges set forth in the Series A Preferred Stock Certificate of Designation (such stock the “Series A Preferred Stock”) and a warrant to purchase a number of shares of New USARE Common Stock equal to the amount of shares into which such shares of New USARE Common Stock underlying the Series A Preferred Stock are initially convertible (a “Series A Preferred Investor Warrant”), for an aggregate purchase price of $9,117,648 (the “Series A Preferred Stock Investment”). Each share of Series A Preferred Stock will have a stated value of $12.00 (the “Stated Value”).

In addition, pursuant to a Securities Purchase Agreement, dated as of August 21, 2024, by and among the Company, Michael Blitzer (the Company’s Chairman and Chief Executive Officer) and USARE, the Company has agreed to issue at Closing, $1,250,000 in Stated Value of Series A Preferred Stock to Mr. Blitzer exchange for his forgiveness of 50% of the then-outstanding balance of the convertible promissory note issued to him by the Company on August 13, 2024 (the “Note”). This Securities Purchase Agreement is in substantially the form of the Series A SPA, subject to appropriate changes to reflect that (i) the consideration to be paid by Mr. Blitzer is his forgiveness of 50% of the then-outstanding balance of the Note and (ii) Mr. Blitzer will not receive a Series A Preferred Investor Warrant.

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)
Notes to Financial Statements

Note 1 — Organization and Business Operations (cont.)

Sponsor Support Agreement

Concurrently with the execution of the USARE Business Combination Agreement, the Sponsor, the Company and USARE entered into a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor has agreed to (i) vote to adopt and approve the USARE Business Combination Agreement and the other documents contemplated therein and the transactions contemplated therein and (ii) forfeit 60,000 New USARE Warrants for every $1,000,000 by which (x) the gross proceeds at the closing of the USARE Business Combination from the Trust Account (after giving effect to the Redemption plus (y) the gross proceeds from the Class A Preferred Unit Investment (as defined in the UASRE Business Combination Agreement), the Series A Preferred Stock Investment and any PIPE Investment (as defined in the USARE Business Combination Agreement) are below $50,000,000, up to a maximum of 1,500,000 New USARE Warrants forfeited.

Member Support Agreement

Concurrently with the execution of the USARE Business Combination Agreement, the Company, entered into a member support agreement (the “Member Support Agreement”) with USARE and certain members of USARE (the “Supporting USARE Members”) pursuant to which each such Supporting USARE Members have agreed to, among other things, support and vote in favor of the USARE Business Combination Agreement, and the transactions contemplated therein (including the Merger).

Fee Reduction Agreement

Pursuant to that certain Underwriting Agreement between the Company and CF&CO, as representative of the several underwriters (“CF&CO”), dated May 24, 2023 (as it may be amended from time to time, the “Underwriting Agreement”), the Company previously agreed to pay to CF&CO an aggregate cash amount of $13,100,000 as “deferred underwriting commissions” (the “Original Deferred Fee”) upon the consummation of an initial business combination, as contemplated by the final prospectus of the Company, filed with the SEC (File No. 333-271128), and dated May 24, 2024. Solely in connection with the USARE Business Combination, the Company, CF&CO and USARE have entered into that certain fee reduction agreement, dated as of August 20, 2024 (the “Fee Reduction Agreement”), pursuant to which, upon consummation of the USARE Business Combination, CF&CO will accept, in lieu of such Original Deferred Fee: (i) either (at the Company’s option) (A) a cash fee of $4,000,000 or (B) (1) a cash fee of $2,000,000 plus (2) 400,000 shares of New USARE Common Stock, plus (ii) 2.0% of the amount by which the Total Capital Raised (as defined in the Fee Reduction Agreement) exceeds $50,000,000. Additionally, solely if the Company elects to pay the all-cash fee discussed above, CF&CO will forfeit 1,650,000 Private Placement Warrants (as defined by the Fee Reduction Agreement).

Amendment No. 1 to Business Combination Agreement

On November 12, 2024, the Company and USARE entered into that certain Amendment No. 1 to the Business Combination Agreement (the “BCA Amendment”). The BCA Amendment:

(i)     amends Section 2.02(b) and Section 2.03(b)(iii) to provide that in connection with the Business Combination, each USARE Class A Preferred Investor Warrant shall be cancelled and converted into the right to receive a Domesticated Purchaser Series A Preferred Investor Warrant (as defined in the Business Combination Agreement) exercisable for a number of shares of common stock of New USARE equal to the aggregate number of Class A units of USARE that would be issued upon full exercise of such USARE Class A Preferred Investor Warrant; and

(ii)    amends Article X to define the term “Expiration Time” with respect to the Member Support Agreement (as defined in the Business Combination Agreement) to mean the earlier of the closing of the Business Combination or the termination of the Business Combination Agreement.

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)
Notes to Financial Statements

Note 1 — Organization and Business Operations (cont.)

Extensions of the Combination Period

On November 18, 2024, the Company held an extraordinary general meeting in lieu of an annual meeting of shareholders (the “Extraordinary General Meeting”). At the Extraordinary General Meeting, the Company’s shareholders approved a proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company must complete a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination involving the Company and one or more businesses from November 30, 2024 to August 21, 2025 (the “Extension Amendment”).

In connection with the Extraordinary General Meeting, shareholders holding an aggregate of 22,794,651 Public Shares exercised their right to redeem their Public Shares for approximately $10.83 per share of the funds held in the Company’s trust account.

Going Concern Consideration

As of December 31, 2024, the Company had $2,101 of cash and working capital deficit of $3,881,948. The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. The Company’s cash and working capital are not sufficient to complete its planned activities one year from the issuance date of the financial statements. In addition, the Company has until August 21, 2025 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time or that the Company will obtain shareholder approval to extend the date by which the Company must consummate a Business Combination and implement such extension. If a Business Combination is not consummated by the Business Combination deadline, there will be a mandatory liquidation of the Trust Account. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to address this uncertainty through a Business Combination. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful within the Completion Window. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)
Notes to Financial Statements

Note 2 — Significant Accounting Policies (cont.)

transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company has $2,101 and $275,665 in cash as of December 31, 2024 and 2023, respectively.

Marketable Securities Held in Trust Account

At December 31, 2024 and 2023, all of the assets held in the Trust Account were held in money market funds which are invested only in U.S. government securities. Investments in money market funds are presented on the balance sheet at fair value at the end of each reporting period. Dividend income earned from investments in these securities are included in the accompanying statements of operations

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees, cash underwriting discount, and deferred underwriting fees incurred through the balance sheet date that are related to the IPO. Offering costs were allocated to the separable financial instruments issued in the IPO based on relative fair value basis, compared to total proceeds received. Offering costs allocated to the Public Shares were charged against the carrying value of Class A ordinary shares subject to possible redemption upon the completion of the IPO and offering costs allocated to Public Warrants (as defined in Note 3) were charged to shareholders’ deficit upon the completion of the IPO.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,“approximates the carrying amounts represented in the balance sheets, primarily due to its short-term nature.

Forward Purchase Agreements

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480, “Distinguishing Liabilities from Equity” and ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity” (“ASC 815-40”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)
Notes to Financial Statements

Note 2 — Significant Accounting Policies (cont.)

The Forward Purchase Option in the Non-Redemption Agreements of the Company meets the definition of an obligation to repurchase shares by transferring assets arrangement under ASC 480-10, therefore, the Forward Purchase Option is required to be classified as a liability at fair value. Subsequently, changes in fair value are reported in earnings in statements of operations.

Class A Redeemable Share Classification

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Public Shares sold as part of the Units in the IPO were issued with other freestanding instruments (i.e., Public Warrants) and as such, the initial carrying value of Public Shares classified as temporary equity are the allocated proceeds determined in accordance with ASC 470-20. The Company recognizes changes in redemption value immediately as it occurs and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital and accumulated deficit. Accordingly, at December 31, 2024 and 2023, 2,205,349 and 25,000,000 Class A ordinary shares subject to possible redemption, respectively, are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares are affected by charges against additional paid in capital and accumulated deficit.

In connection with the Extraordinary General Meeting held on November 18, 2024, shareholders holding an aggregate of 22,794,651 Class A ordinary shares of the Company exercised their right to redeem their Public Shares for approximately $10.83 per share of the funds held in the Company’s trust account.

At December 31, 2024 and 2023, the Class A ordinary shares subject to redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$250,000,000
Less:
Proceeds allocated to Public Warrants	(2,087,500)
Class A ordinary shares issuance cost	(18,183,179)
Plus:
Accretion of carrying value to redemption value	29,242,197
Class A Ordinary Shares subject to possible redemption, December 31, 2023	$258,971,518
Less:
Redemption	(246,916,015)
Plus:
Accretion of carrying value to redemption value	12,019,932
Class A Ordinary Shares subject to possible redemption, December 31, 2024	$24,075,435

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)
Notes to Financial Statements

Note 2 — Significant Accounting Policies (cont.)

taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company accounts for income taxes under ASC 740. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2024 and 2023, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from income per ordinary share as the redemption value approximates fair value.

The calculation of diluted income per ordinary share does not consider the effect of the warrants issued in connection with the (i) IPO, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 20,150,000 Class A ordinary shares in the aggregate. At December 31, 2024 and 2023, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):

	For the Year Ended December 31, 2024	For The Period from March 6, 2023 (Inception) Through December 31 2023
Net Income	$7,899,035	$6,748,069
Accretion of temporary equity to redemption value	—	(21,520,679)
Dividend income from Trust Account	(12,019,932)	(7,721,518)
Net loss including accretion of temporary equity to redemption value	$(4,120,897)	$(22,494,128)

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)
Notes to Financial Statements

Note 2 — Significant Accounting Policies (cont.)

	For the Year Ended December 31, 2024		For The Period from March 6, 2023 (Inception) Through December 31, 2023
	Redeemable shares	Non-redeemable shares	Redeemable shares	Non-redeemable shares
Basic and diluted net loss per ordinary share
Numerator:
Allocation of net loss	$(3,219,467)	$(901,430)	$(16,662,030)	$(5,832,098)
Accretion of temporary equity to redemption value	—	—	21,520,679	—
Net income including accretion of temporary equity to redemption value	12,019,932	—	7,721,518	—
Net income (loss)	8,800,465	(901,430)	12,580,167	(5,832,098)
Denominator:
Basic and diluted weighted average shares outstanding	22,321,940	6,250,000	17,916,667	6,271,250
Basic and diluted net income (loss) per ordinary share	$0.39	$(0.14)	$0.70	$(0.93)

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted.

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Risks and Uncertainties

United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)
Notes to Financial Statements

Note 2 — Significant Accounting Policies (cont.)

ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyber-attacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial business combination and any target business with which the Company may ultimately consummate an initial business combination.

Note 3 — Initial Public Offering

Pursuant to the IPO on May 30, 2023, the Company sold 25,000,000 Units, which includes a partial exercise by the underwriter of their over-allotment option in the amount of 3,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share, and one-half of one redeemable Public Warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

Warrants — As of December 31, 2024 and 2023, there are 20,150,000 warrants issued and outstanding. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. The warrants cannot be exercised until 30 days after the completion of the initial Business Combination, and will expire at 5:00 p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, and cashless exercise is unavailable the purchaser of a Unit containing such warrant will have paid the full purchase price for the Unit solely for the Class A ordinary share underlying such Unit.

Under the terms of the warrant agreement, the Company has agreed that, as soon as practicable, but in no event later than 20 business days, after the closing of its Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement for the IPO or a new registration statement covering the registration under the Securities Act of the Class A ordinary shares issuable upon exercise of the warrants and thereafter will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the Company’s initial Business Combination and to maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the warrants until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)
Notes to Financial Statements

Note 3 — Initial Public Offering (cont.)

may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

If the holders exercise their warrants on a cashless basis, they would pay the warrant exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of the Class A ordinary shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00:    Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last reported sale price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period commencing at least 150 days after completion of the Company’s initial Business Combination and ending on the third trading day prior to the date on which the Company sends to the notice of redemption to the warrant holders.

Additionally, if the number of outstanding Class A ordinary shares is increased by a share capitalization payable in Class A ordinary shares, or by a sub-division of ordinary shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a share capitalization of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor and Cantor Fitzgerald & Co., the representative of the underwriters, purchased an aggregate of 7,650,000 Private Placement Warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant, or $7,650,000 in the aggregate, in a private placement. Of those 7,650,000 Private Placement Warrants, the Sponsor purchased 6,000,000 Private Placement Warrants and Cantor Fitzgerald & Co. purchased 1,650,000 Private Placement Warrants. Each Private Placement Warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)
Notes to Financial Statements

Note 4 — Private Placement (cont.)

The Private Placement Warrants are identical to the Public Warrants sold in the IPO except that, so long as they are held by the Sponsor, Cantor Fitzgerald & Co. or their permitted transferees, the Private Placement Warrants (i) may not (including the Class A ordinary shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (ii) will be entitled to registration rights and (iii) with respect to Private Placement Warrants held by Cantor Fitzgerald & Co. and/or its designees, will not be exercisable more than five years from the closing of the IPO in accordance with FINRA Rule 5110(g)(8).

The Company’s Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any Founder Shares held by them and any Public Shares purchased during or after the IPO (including in open market and privately-negotiated transactions) in favor of the initial Business Combination (subject to applicable law).

Note 5 — Related Party Transactions

Founder Shares

On March 8, 2023, the Sponsor made a capital contribution of $25,000, or approximately $0.004 per share, to cover certain of the Company’s expenses, for which the Company issued 5,750,000 Founders Shares to the Sponsor. On May 24, 2023, the Company effected a share capitalization of 575,000, resulting in the Sponsor holding 6,325,000 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the share capitalization. The Founder Shares included an aggregate of 825,000 shares that were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. As a result of the underwriters’ election to partially exercise their over-allotment option on May 30, 2023, 75,000 Founder Shares were forfeited resulting in the Sponsor holding 6,250,000 Founder Shares. The remaining Founder Shares are no longer subject to forfeiture. On November 18, 2024, pursuant to the terms of the Company’s Amended and Restated Memorandum and Articles of Association, the Sponsor, the holder of an aggregate of 6,250,000 Class B ordinary shares (“Class B Ordinary Shares”) elected to convert 6,200,000 outstanding Class B Ordinary Shares held by it on a one-for-one basis into Class A ordinary shares of the Company, with immediate effect. Following such conversion and giving effect to the redemption of Public Shares in connection with the Extension Amendment, as of November 18, 2024, the Company had an aggregate of 8,405,349 Class A ordinary shares issued and outstanding and 50,000 Class B Ordinary Shares issued and outstanding.

The Company’s Sponsor, officers and directors have agreed not to transfer, assign or sell any of their Founder Shares (including any Class A ordinary shares issued upon conversion of Class B ordinary shares) until the earlier to occur of (i) one year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash,

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)
Notes to Financial Statements

Note 5 — Related Party Transactions (cont.)

securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s initial shareholders with respect to any Founder Shares (the “Lock-up”). Notwithstanding the foregoing, if (1) the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the Lock-up.

At the Closing, the Sponsor will enter into a Lock-Up Agreement (the “Sponsor Lock-Up Agreement”), pursuant to which the Sponsor and its permitted assigns will agree not to, prior to the date that is six (6) months after the Closing Date (the “Initial Common Stock Lock-Up Period”), (i) sell, pledge, grant any option to purchase or otherwise dispose of (a) any shares of New USARE Common Stock the Sponsor received upon conversion of its Founder Shares (following the automatic conversion of each of the issued and outstanding Class B ordinary shares of the Company immediately prior to the Domestication, on a one-for-one basis, into one (1) Class A ordinary share of the Company), in connection with the Domestication (the “Sponsor Lock-Up Shares”), (ii) enter into any swap or other transfer arrangement in respect of the Sponsor Lock-Up Shares or (iii) take any other similar actions (the actions specified in the foregoing clauses (i) through (iii), collectively, “Transfer” in each case, without the prior written consent of the board of directors of New USARE (the “New USARE Board”)). The Sponsor and its permitted assigns will also agree not to, prior to the date that is twelve (12) months after the Closing Date (the “Second Common Stock Lock-Up Period”), Transfer more than 50% of the Sponsor Lock-Up Shares in each case, without the prior written consent of the New USARE Board. In addition, the Sponsor will agree to not Transfer any warrants received upon conversion of Private Placement Warrants in connection with the Domestication (or the shares of New USARE Common Stock issuable upon exercise of such warrants), prior to the date that is 30 days after the Closing Date. The Sponsor Lock-Up Agreement will provide for certain permitted transfers, including but not limited to, transfers to certain affiliates or family members, transfers of shares acquired on the open market after the consummation of the Business Combination, subject to certain conditions, or the exercise of certain stock options and warrants.

Promissory Note — Related Party

The Sponsor agreed to loan the Company an aggregate of up to $300,000 to be used for a portion of the expenses of the IPO. The loan is non-interest bearing, unsecured and due at the earlier of December 31, 2023 or the closing of the IPO. The outstanding balance of $179,665 was repaid at the closing of the IPO on May 30, 2023.

Services and Indemnification Agreement

Commencing on May 24, 2023, the Company entered into an agreement pursuant to which it agreed to pay an aggregate of $27,083 per month to The Venture Collective LLC (“TVC”), an affiliate of one of the Company’s directors, Nicholas Shekerdemian, for the services of Peter Ondishin, Chief Financial Officer, and Kevin Shannon, Chief of Staff. In addition, the Company has agreed that it will indemnify the Sponsor and TVC from any claims arising out of or relating to the IPO or the Company’s operations or conduct of the Company’s business or any claim against the Sponsor and/or TVC alleging any expressed or implied management or endorsement by the Sponsor and/or TVC of any of the Company’s activities or any express or implied association between the Sponsor and/or TVC, on the one hand, and the Company or any of its other affiliates, on the other hand, which agreement provides that the indemnified parties cannot access the funds held in the Trust Account. The services and indemnification agreement also provides that Peter Ondishin and Kevin Shannon cannot access the funds held in the Trust Account.

On March 28, 2024, the Company entered into the Amendment to the Services and Indemnification Agreement pursuant to which, the Monthly Fee paid to TVC, effective as of January 1, 2024, was reduced from $27,083.33 to (i) $17,708.33 for the period from January 1, 2024 to January 31, 2024 and (ii) $24,091 for the period starting February 1, 2024.

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)
Notes to Financial Statements

Note 5 — Related Party Transactions (cont.)

On August 9, 2024, the Company entered into the Second Amendment to the Services and Indemnification Agreement pursuant to which, the Monthly Fee paid to TVC, effective as of April 1, 2024, was reduced from $24,091 to $18,882 for the period starting April 1, 2024. The Monthly Fee was further reduced from $18,882 to $14,746 for the period starting September 1, 2024.

On November 8, 2024, the Company entered into the Third Amendment to the Services and Indemnification Agreement pursuant to which, the Monthly Fee paid to TVC, effective as of November 1, 2024, was reduced from $14,746 to $7,373 for the period starting October 1, 2024. Upon completion of a Business Combination or its liquidation, the Company will cease paying the Monthly Fee.

For the year ended December 31, 2024 and for the period from March 6, 2023 (inception) through December 31, 2023, the Company incurred and paid $204,541 and $196,806 for these services, respectively.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use amounts held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into private placement warrants of the post Business Combination entity at a price of $1.00 per private placement warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of December 31, 2024 and 2023, no such Working Capital Loans were outstanding.

On August 13, 2024, to document existing and future Working Capital Loans, the Company issued the Note to Michael Blitzer, the Company’s Chief Executive Officer, pursuant to which the Company may borrow up to $2,500,000 from Mr. Blitzer, related to ongoing expenses reasonably related to the business of the Company and the consummation of the Business Combination.

All unpaid principal under the Note shall be due and payable in full on the earlier of (i) November 30, 2024, or such later date by which the Company must consummate a Business Combination pursuant to its governing documents (as may be amended by a shareholder vote) and (ii) the effective date of a Business Combination (such earlier date, the “Maturity Date”), unless accelerated upon the occurrence of an event of default as set forth in the Note. Mr. Blitzer will have the option, at any time on or prior to the repayment of amounts owed under the Note, to convert up to $1,500,000 outstanding under the Note into warrants to purchase Class A ordinary shares at a conversion price of $1.00 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the Private Placement Warrants. As of December 31, 2024, the Company has an outstanding borrowing of $1,200,000 under the Note.

Pursuant to a Securities Purchase Agreement, dated as of August 21, 2024, by and among the Company, Michael Blitzer and USARE, the Company has agreed to issue at Closing, $1,250,000 in Stated Value of Series A Preferred Stock to Mr. Blitzer exchange for his forgiveness of 50% of the then-outstanding balance of the Note. In addition, pursuant to a Securities Purchase Agreement, dated as of August 21, 2024, by and between USARE and Mr. Blitzer, USARE issued 122,549 USARE Class A-2 Convertible Preferred Units and a warrant to purchase up to 31,250 USARE Class A Units in exchange for Mr. Blitzer’s promise to forgive, at Closing, the other 50% of the then-outstanding balance of the Note.

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)
Notes to Financial Statements

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and the Class A ordinary shares underlying such Private Placement Warrants and Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans have registration rights to require the Company to register a sale of any of the Company’s securities held by them and any other securities of the Company acquired by them prior to the consummation of the initial Business Combination pursuant to a registration rights agreement signed on May 24, 2023. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Concurrently with the Closing, New USARE, the Sponsor, and other parties thereto will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, New USARE will agree that, promptly after the Closing Date, it will file with the SEC (at New USARE’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the parties thereto (the “Resale Registration Statement”), and New USARE will use its reasonable best efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof, and in any event within ninety (90) days after the Closing Date. Such holders will be entitled to customary piggyback registration rights and demand registration rights.

Underwriters Agreement

The underwriters had a 45-day option from the date of the IPO to purchase up to an additional 3,300,000 Units to cover over-allotments, if any. On May 30, 2023, simultaneously with the closing of the IPO, the underwriters elected to partially exercise the over-allotment option to purchase an additional 3,000,000 Units at a price of $10.00 per Unit. The underwriters determined to forfeit the right to purchase the remaining 300,000 Units.

The underwriters were entitled to a cash underwriting discount of $4,400,000 (2.0% of the gross proceeds of the Units offered in the IPO, excluding any proceeds from Units sold pursuant to the underwriters’ over-allotment option). Additionally, the underwriters are entitled to a deferred underwriting commission of 5.0% on the base deal and an additional 7.0% on the Units sold pursuant to the underwriters’ option to purchase additional Units (or $13,100,000 in the aggregate) of the gross proceeds of the IPO held in the Trust Account upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.

Pursuant to the Fee Reduction Agreement, solely in connection with the USARE Business Combination, upon consummation of the Business Combination, CF&CO will accept, in lieu of such Original Deferred Fee: (i) either (at the Company’s option) (A) a cash fee of $4,000,000 or (B) (1) a cash fee of $2,000,000 plus (2) 400,000 shares of New USARE Common Stock, plus (ii) 2.0% of the amount by which the Total Capital Raised (as defined in the Fee Reduction Agreement) exceeds $50,000,000. Additionally, solely if the Company elects to pay the all-cash fee discussed above, CF&CO will forfeit 1,650,000 Private Placement Warrants.

Business Combination Agreement

Refer to Note 1 for details.

Non-Redemption Agreement

On both November 13, 2024 and November 14, 2024, the Company entered into several non-redemption agreements (the “Non-Redemption Agreements”) with certain counterparties (the “Counterparties”). Pursuant to the Non-Redemption Agreements, each Counterparty agreed not to redeem (or to validly rescind any redemption requests with respect to) certain publicly-held Class A ordinary shares of the Company (“Non-Redeemed Shares”) in

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)
Notes to Financial Statements

Note 6 — Commitments and Contingencies (cont.)

connection with the shareholder vote on the Extension Proposal. In exchange for the foregoing commitments not to redeem the Non-Redeemed Shares, the Company granted such Counterparties options to enter into forward purchase agreements (the “Forward Purchase Agreements”) in connection with the closing of the Business Combination (the “Forward Purchase Options”) with respect to Class A ordinary shares of the Company. Pursuant to the Forward Purchase Options, each Counterparty will have the right, but not the obligation, to enter into an over-the-counter Equity Prepaid Forward Transaction (a “Forward Purchase Transaction”) with respect to Class A ordinary shares of the Company in connection with the closing of the Business Combination.

Forward Purchase Agreement

On November 13, 2024, the Company and Newtyn Partners, LP and Newtyn TE Partners, LP (collectively, “Newtyn”), entered into a non-redemption agreement (the “Newtyn Non-Redemption Agreement”). Pursuant to the Newtyn Non-Redemption Agreement, Newtyn agreed not to redeem (or to validly rescind any redemption requests with respect to) an aggregate of 700,000 publicly-held Class A ordinary shares of Inflection Point (“Newtyn Non-Redeemed Shares”) in connection with the shareholder vote on the Articles Extension Proposal. In exchange for the foregoing commitment not to redeem the Newtyn Non-Redeemed Shares, Inflection Point granted Newtyn an option to enter into a forward purchase agreement (the “Newtyn Forward Purchase Agreement”) in connection with the closing of the Business Combination (the “Forward Purchase Option”) with respect to up to 700,000 Class A ordinary shares of Inflection Point. Pursuant to the Forward Purchase Option, Newtyn will have the right, but not the obligation, to enter into an over-the-counter Equity Prepaid Forward Transaction (a “Forward Purchase Transaction”) with respect to up to 700,000 Class A ordinary shares of the Company in connection with the closing of the Business Combination. The Company recorded $200,417 loss on issuance of Forward Purchase Agreements and Forward Purchase Agreements liability reported in the accompanying statements of operations and balance sheets, respectively, on the initial recognition of 700,000 Newtyn Non-Redeemed Shares.

On November 14, 2024, the Company and Harraden Circle Investors LP and Harraden Circle Special Opportunities LP (collectively, “Harraden”), entered into a non-redemption agreement (the “Harraden Non-Redemption Agreement”). Pursuant to the Harraden Non-Redemption Agreement, Harraden agreed not to redeem (or to validly rescind any redemption requests with respect to) an aggregate of 700,000 publicly-held Class A ordinary shares of the Company (“Harraden Non-Redeemed Shares”) in connection with the shareholder vote on the Articles Extension Proposal. In exchange for the foregoing commitment not to redeem the Harraden Non-Redeemed Shares, Inflection Point granted Harraden an option to enter into a forward purchase agreement (the “Harraden Forward Purchase Agreement”) in connection with the closing of the Business Combination (the “Forward Purchase Option”) with respect to up to 700,000 Class A ordinary shares of Inflection Point. Pursuant to the Forward Purchase Option, Harraden will have the right, but not the obligation, to enter into an over-the-counter Equity Prepaid Forward Transaction (a “Forward Purchase Transaction”) with respect to up to 700,000 Class A ordinary shares of the Company in connection with the closing of the proposed business combination (the “Business Combination”) with USA Rare Earth, LLC, a Delaware limited liability. The Company recorded $199,098 loss on issuance of Forward Purchase Agreements and Forward Purchase Agreements liability reported in the accompanying statements of operations and balance sheets, respectively, on the initial recognition of 700,000 Harraden Non-Redeemed Shares.

On November 14, 2024, the Company and L1 Capital Global Opportunities Master Fund (“L1”) entered into a non-redemption agreement (the “L1 Non-Redemption Agreement” and, together with the Harraden Non-Redemption Agreement, the “Non-Redemption Agreements”). Pursuant to the L1 Non-Redemption Agreement, L1 agreed not to redeem (or to validly rescind any redemption requests with respect to) an aggregate of 300,000 publicly-held Class A ordinary shares of the Company (“L1 Non-Redeemed Shares”) in connection with the shareholder vote on the Articles Extension Proposal. In exchange for the foregoing commitment not to redeem the L1 Non-Redeemed Shares, Inflection Point granted L1 an option to enter into a forward purchase agreement (the “L1 Forward Purchase Agreement” and together with the Harraden Forward Purchase Agreement the “Forward Purchase Agreements”) which granted L1 a Forward Purchase Option with respect to up to 300,000 Class A ordinary shares of Inflection Point.

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)
Notes to Financial Statements

Note 6 — Commitments and Contingencies (cont.)

Pursuant to the Forward Purchase Option, L1 will have the right, but not the obligation, to enter into a Forward Purchase Transaction with respect to up to 300,000 Class A ordinary shares of the Company in connection with the closing of the Business Combination. The Company recorded $85,328 loss on issuance of Forward Purchase Agreements and Forward Purchase Agreements liability reported in the accompanying statements of operations and balance sheets, respectively, on the initial recognition of 300,000 L1 Non-Redeemed Shares.

As of December 31, 2024, the Company recorded $435,568 changes in fair value of Forward Purchase Agreements reported in the accompanying statements of operations. As of December 31, 2024, the Company has $49,275 outstanding balance under Forward Purchase Agreements liability reported in the accompanying balance sheets.

Note 7 — Shareholders’ Deficit

Preferred Shares — The Company is authorized to issue a total of 5,000,000 preference shares at par value of $0.0001 each. At December 31, 2024 and 2023, there were no shares of preferred shares issued and outstanding.

Class A Ordinary Shares — The Company is authorized to issue a total of 500,000,000 Class A ordinary shares at par value of $0.0001 each. At December 31, 2024 and 2023, there were 6,200,000 and 0 shares of Class A ordinary shares issued and outstanding (excluding 2,205,349 and 25,000,000 shares subject to possible redemption), respectively.

Class B Ordinary Shares — The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at par value of $0.0001 each. At December 31, 2024 and 2023 there were 50,000 and 6,250,000 shares of Class B ordinary shares issued and outstanding, respectively. On March 8, 2023, the Company issued 5,750,000 Class B ordinary shares to the Sponsor for $25,000, or approximately $0.004 per share. On May 24, 2023, the Company effected a share capitalization of 575,000, resulting in the Sponsor holding 6,325,000 founder shares. All share and per-share amounts have been retroactively restated to reflect the share capitalization. The founder shares included an aggregate of up to 825,000 shares subject to forfeiture if the over-allotment option was not exercised by the underwriters. As a result of the underwriters election to partially exercise their over-allotment option on May 30, 2023, 75,000 founder shares were forfeited resulting in the Sponsor holding 6,250,000 founder shares. The remaining founder shares are no longer subject to forfeiture.

On November 18, 2024, pursuant to the terms of the Company’s Amended and Restated Memorandum and Articles of Association, the Sponsor, the holder of an aggregate of 6,250,000 Class B Ordinary Shares elected to convert 6,200,000 outstanding Class B Ordinary Shares held by it on a one-for-one basis into Class A ordinary shares of the Company, with immediate effect. Following such conversion and giving effect to the redemption of Public Shares in connection with the Extension Amendment, as of December 31, 2024, the Company had an aggregate of 8,405,349 Class A ordinary shares issued and outstanding and 50,000 Class B Ordinary Shares issued and outstanding.

The Founder Shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of the Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)
Notes to Financial Statements

Note 7 — Shareholders’ Deficit (cont.)

Holders of record of the Company’s Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders.

Note 8 — Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2024 and 2023, assets held in the Trust Account were comprised of $24,075,435 and $258,971,518, respectively, in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. For the year ended December 31, 2024, the Company withdrawn $246,916,015 on the Trust Account in connection with the redemption. From March 6, 2023 (inception) through December 31, 2023, the Company did not withdraw any dividend earned on the Trust Account.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2024 and 2023 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2024	December 31, 2023
Assets:
Marketable securities held in Trust Account	1	$24,075,435	$258,971,518

Liabilities:
Forward Purchase Agreement	3	$49,275	$—

Forward Purchase Agreements

The Company established the fair value of the Forward Purchase Agreements using Black Scholes Model that values Forward Purchase Agreements based on future projections of the various potential outcomes, and classified as a Level 3 fair value measurement.

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)
Notes to Financial Statements

Note 8 — Fair Value Measurements (cont.)

The following table provides additional quantitative information regarding the Level 3 fair value measurement inputs at their measurement dates for the Forward Purchase Agreements liability:

	At initial issuance November 13, 2024	At initial issuance November 14, 2024	December 31, 2024
Stock Price	$10.79	$10.80	$11.48
Expected Redemption Price	$11.10	$11.10	$11.13
Volatility	9.72%	9.84%	6.70%
Term (in years)	0.95	0.95	0.81
Risk-free rate	4.38%	4.42%	4.19%
Probability of Business Combination Close	85%	85%	85%

The following table presents the changes in the fair value of Forward Purchase Agreements liability for the period ended December 31, 2024:

Forward Purchase Agreement
January 1, 2024	$—
Initial recognition at November 13, 2024 of 700,000 shares	200,417
Initial recognition at November 14, 2024 of 700,000 and 300,000 shares	284,426
Change in fair value	(435,568)
Fair value of Forward Purchase Agreements liability as of December 31, 2024	$49,275

Note 9 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker has been identified as the Chief Executive Officer (“CODM”), who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.

When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Formation and operational costs	$4,077,377	$985,212
Dividend income earned on marketable securities held in Trust Account	$12,019,932	$7,721,518

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)
Notes to Financial Statements

Note 9 — Segment Information (cont.)

The key measures of segment profit or loss reviewed by our CODM are dividend income earned on marketable securities held in Trust Account and formation and operational costs. The CODM reviews dividend income earned on marketable securities held in Trust Account to measure and monitor shareholders value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. Formation and operational costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews formation and operational costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 22, 2025, the Company, Mr. Blitzer and USARE entered into Amendment No. 1 to the Blitzer Series A SPA (the “Blitzer Series A SPA Amendment”). The Blitzer Series A SPA Amendment amends the Blitzer Series A SPA to provide that, instead of 104,167 shares of Series A Preferred Stock, Inflection Point will issue to Mr. Blitzer a number of shares of Series A Preferred Stock equal to the number of Blitzer Conversion Preferred Shares in exchange for Mr. Blitzer’s forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note.

Amendment No. 2 to Business Combination Agreement

On January 30, 2025, the Company and USARE entered into that certain Amendment No. 2 to the Business Combination Agreement (“BCA Amendment No. 2”) to, among other matters, set out the proposed directors of New USARE, address certain other governance matters and modify certain document delivery conditions.

Amendment No. 1 to Sponsor Support Agreement

On January 31, 2025, the Sponsor, the Company and USARE entered into an amendment to the Sponsor Support Agreement (the “Sponsor Support Agreement Amendment”) to eliminate the provisions providing for the potential forfeiture of warrants by the Sponsor from the Sponsor Support Agreement.

Series A SPA Termination Agreement

On February 3, 2025, pursuant to a securities purchase agreement dated January 31, 2025, the Company Fund pre-funded the Series A Preferred Stock Investment by consummating the purchase of 833,333 additional USARE Class A-2 Convertible Preferred Units and a warrant exercisable for 833,333 USARE Class A Units at an initial exercise price of $12.00, for an aggregate purchase price of $8.5 million (the “Pre-Funding”).

On March 10, 2025, the Company held an extraordinary general meeting (the “Extraordinary General Meeting”) and the shareholders approved the proposals which was described in more detail in the Company’s definitive proxy statement/prospectus filed with the U.S. Securities and Exchange Commission on February 18, 2025 (the “Proxy Statement/Prospectus”)

Forward Purchase Agreement

On March 11, 2025, the Company and USARE entered into (i) a forward purchase agreement with Harraden Circle Investors LP, Harraden Circle Special Opportunities LP and Harraden Circle Strategic Investments LP (collectively, “Harraden,” and such agreement, the “Harraden Forward Purchase Agreement”), (ii) a forward purchase agreement with Newtyn TE Partners, LP and Newtyn Partners, LP (collectively, “Newtyn,” and such agreement, the “Newtyn Forward Purchase Agreement”), and (iii) a forward purchase agreement with L1 Capital Global Opportunities Master

USA RARE EARTH, INC. (F/K/A INFLECTION POINT ACQUISITION CORP. II)
Notes to Financial Statements

Note 10 — Subsequent Events (cont.)

Fund (“L1,” and such agreement, the “L1 Forward Purchase Agreement,” and together with the Harraden Forward Purchase Agreement and the Newtyn Forward Purchase Agreement, the “Forward Purchase Agreements”), each for over-the-counter Equity Prepaid Forward Transactions (each, a “Forward Purchase Transaction” and, together, the “Forward Purchase Transactions”). Each Forward Purchase Agreement amended, restated and superseded in its entirety a separate forward purchase agreements with each of the Sellers, dated March 10, 2025, which had identical terms to those described herein, except that the Reset Price (as defined in the Forward Purchase Agreements) was not subject to the floor price described below. For purposes of the Forward Purchase Agreements, each of Harraden, Newtyn and L1 are referred to, individually, as a “Seller” and, collectively, as the “Sellers”). For purposes of the Forward Purchase Agreements, Inflection Point and New USARE are referred to as the “Counterparty” prior to and after the Business Combination, respectively.

Pursuant to the terms of the Forward Purchase Agreements, (i) Harraden has agreed to hold up to 892,825 Class A ordinary shares, par value $0.0001 per share, of Inflection Point (“Inflection Point Shares”), (ii) Newtyn has agreed to hold up to 700,000 Inflection Point Shares, and (iii) L1 has agreed to hold up to 297,669 Inflection Point Shares in connection with the closing of the Business Combination (the “Closing”). For purposes of the Forward Purchase Agreements, the Inflection Point Shares held by each Seller are referred to as such Seller’s “FPA Shares.” Each Seller, acting separately and solely for its own account, may, if necessary, (i) reverse its previous election to redeem its Inflection Point Shares in connection with the Business Combination pursuant to the redemption rights set forth in Inflection Point’s amended and restated memorandum and articles of association or (ii) purchase Inflection Point Shares through a broker in the open market from holders of Inflection Point Shares (other than Inflection Point), including from holders who have previously elected to redeem their Inflection Point Shares in connection with the Business Combination pursuant to the redemption rights set forth in Inflection Point’s amended and restated memorandum and articles of association. The aggregate number of shares subject to each Forward Purchase Agreement (the “Number of Shares”) will be the aggregate number of FPA Shares as notified to Counterparty by the applicable Seller, but in no event more than such Seller’s number of FPA Shares set forth above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
USA Rare Earth, LLC and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of USA Rare Earth and its Subsidiaries (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, shareholders/members’ equity, mezzanine equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ HORNE LLP

We have served as the Company’s auditor since 2024.

Ridgeland, Mississippi
March 8, 2025

USA Rare Earth, LLC
Consolidated Balance Sheets
(in thousands, except shares/units)

	December 31,
	2024	2023
ASSETS
Current Assets:
Cash and cash equivalents	$16,761	$13,199
Deferred offering costs	5,134	73
Lease right-of-use assets	30	—
Prepaid expenses and other current assets	378	437
Total Current Assets	22,303	13,709

Non-current Assets:
Property, plant and equipment, net	26,529	23,679
Mineral interests, at cost	17,125	16,901
Equipment deposits	3,060	2,506
Equity investments, at fair value	—	40
Lease right-of-use assets	—	489
Other non-current assets	52	61
Total Non-current Assets	46,766	43,676
Total Assets	$69,069	$57,385

LIABILITIES AND SHAREHOLDERS’/MEMBERS’ EQUITY
Current Liabilities:
Accounts payable	$1,823	$385
Accrued liabilities	3,071	4,759
Derivative liability, current	1,164	—
Notes payable, current	831	—
Lease liability, current	23	452
Other current liabilities	13	—
Total Current Liabilities	6,925	5,596

Non-current Liabilities:
Deferred grants	8,200	8,200
Lease liability, non-current	—	21
Derivative liability, non-current	—	420
Notes payable, non-current	—	620
Other liabilities	—	44
Total Non-current Liabilities	8,200	9,305
Total Liabilities	15,125	14,901
Commitments and contingencies (Note 8)
Mezzanine Equity:
Class A-2 Convertible preferred shares subject to possible redemption of $15,405 at December 31, 2024, no par value, 25,000,000 authorized, 1,510,297 and nil authorized and outstanding as of December 31, 2024 and 2023, respectively	11,804	—
Subscription receivable	(967)	—

USA Rare Earth, LLC
Consolidated Balance Sheets — (Continued)
(in thousands, except shares/units)

	December 31,
	2024	2023
Shareholders’/Members’ Equity:
Class A Common, no par value, 500,000,000 authorized; 206,520,542 shares/units outstanding as of December 31, 2024 and 2023	3,704	3,704
Class B Common, no par value, 500,000,000 authorized; 20,778,672 shares/units outstanding as of December 31, 2024 and 2023	3,189	3,189
Class A-1 Convertible preferred shares/units, no par value, 25,000,000 authorized, 1,228,716 and nil authorized and outstanding as of December 31, 2024 and 2023, respectively	9,369	—
Class C Convertible preferred shares/units, no par value, 58,228,499 and 54,592,019 authorized and outstanding as of December 31, 2024 and 2023, respectively	79,314	73,079
Class C-1 Convertible preferred shares/units, no par value, 30,000,000 authorized, 8,520,221 and 7,861,086 outstanding as of December 31, 2024 and 2023, respectively	14,534	13,404
Additional paid-in-capital	3,509	—
Subscription receivable	(283)	—
Accumulated deficit	(72,872)	(54,223)
Non-controlling interests	2,643	3,331
Total Shareholders’/Members’ Equity	43,107	42,484
Total Liabilities and Shareholders’/Members’ Equity	$69,069	$57,385

The accompanying notes are an integral part of these consolidated financial statements.

USA Rare Earth, LLC
Consolidated Statements of Operations
(in thousands, except shares/units)

	For the Years Ended December 31,
	2024	2023
Operating Costs and Expenses
General and administrative	$6,209	$8,698
Other employee compensation	6,022	11,013
Mining exploration, development and other	1,078	1,762
Equity-based compensation	1,738	1,374
Research and development	303	1,638
Depreciation	235	308
Total Operating Costs and Expenses	15,585	24,793

Operating Loss	(15,585)	(24,793)

Other Income (Expense)
Investment income	285	363
Other income, net	11	—
Impairment of equity investments	(405)	—
Loss on fair market value of financial instruments	(379)	(879)
Interest expense, net	(319)	(77)
Gain on fair market value of convertible debt	—	16,848
Total Other Income (Expense)	(807)	16,255
Net Loss	(16,392)	(8,538)
Net Loss Attributable to Non-controlling Interest	(657)	(1,123)
Net Loss Attributable to USARE Shareholders/Members	$(15,735)	$(7,415)
Weighted average shares/units outstanding, Class A Common	206,520,542	196,264,700
Basic and diluted net loss per common share/unit, Class A	$(0.11)	$(0.06)
Weighted average shares/units outstanding, Class B Common	20,778,672	20,778,672
Basic and diluted net loss per common share/unit, Class B	$(0.11)	$(0.06)

The accompanying notes are an integral part of these consolidated financial statements.

USA Rare Earth, LLC
Consolidated Statement of Mezzanine Equity
(in thousands, except shares/units)

	Class A-2 Preferred		Subscription Receivable	Total
	Shares/Units	Amount
BALANCE AS OF DECEMBER 31, 2023	—	$—	$—	$—
Class A-2 Convertible Preferred Shares/Units and warrant Issuance, net of offering costs	1,446,078	11,415	(967)	10,448
Class A-2 Convertible Preferred dividends	64,219	389	—	389
BALANCE AS OF DECEMBER 31, 2024	1,510,297	$11,804	$(967)	$10,837

The accompanying notes are an integral part of these consolidated financial statements.

USA Rare Earth, LLC
Consolidated Statements of Shareholders’/Members’ Equity
(in thousands, except shares/units)

	Class A Common		Class B Common		Class A-1 Convertible Preferred		Class C Convertible Preferred		Class C-1 Convertible Preferred		Additional Paid- In-Capital	Subscription Receivable	Accumulated Deficit	Non- controlling Interest	Total Shareholders’/ Members’ Equity
	Shares/ Units	Amount	Shares/ Units	Amount	Shares/ Units	Amount	Shares/ Units	Amount	Shares/ Units	Amount
BALANCE AS OF DECEMBER 31, 2022	194,822,473	$312	20,778,672	$3,189	—	$—	51,245,587	$68,610	—	$—	$—	$—	$(44,635)	$4,569	$32,045
Equity-based compensation	—	—	—	—	—	—	—	—	—	—	1,374	—	—	—	1,374
Class A Common – SAFE conversion (with fair value adjustment)	11,698,069	3,392	—	—	—	—	—	—	—	—	—	—	—	—	3,392
Class C and C-1 Convertible Preferred dividends	—	—	—	—	—	—	3,346,432	5,355	172,751	292	(3,435)	—	(2,212)	—	—
Class C-1 Preferred Unit issuance, net of offering costs	—	—	—	—	—	—	—	—	7,688,335	13,112	—	—	—	—	13,112
Issuance of incentive units	—	—	—	—	—	—	—	—	—	—	2,061	—	—	—	2,061
Legal Settlement with Financial Advisor	—	—	—	—	—	—	—	(886)	—	—	—	—	—	—	(886)
Dilution of non-controlling interest	—	—	—	—	—	—	—	—	—	—	—	—	—	(115)	(115)
Lease accounting change cumulative adjustment	—	—	—	—	—	—	—	—	—	—	—	—	39	—	39
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(7,415)	(1,123)	(8,538)
BALANCE AS OF DECEMBER 31, 2023	206,520,542	$3,704	20,778,672	$3,189	—	$—	54,592,019	$73,079	7,861,086	$13,404	$—	$—	$(54,223)	$3,331	$42,484
Equity-based compensation	—	—	—	—	—	—	—	—	—	—	1,738	—	—	—	1,738
Class A-1 Convertible Preferred unit and warrant issuance, net of offering costs	—	—	—	—	1,176,471	9,052	—	—	—	—	6,283	(283)	—	—	15,052
Class A-1 and A-2 Convertible Preferred dividends	—	—	—	—	52,245	317	—	—	—	—	(706)	—	—	—	(389)
Class C and C-1 Convertible Preferred dividends	—	—	—	—	—	—	3,636,480	6,235	659,135	1,130	(4,420)	—	(2,945)	—	—
Issuance of warrants	—	—	—	—	—	—	—	—	—	—	614	—	—	—	614
Dilution of non-controlling interest	—	—	—	—	—	—	—	—	—	—	—	—	31	(31)	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(15,735)	(657)	(16,392)
BALANCE AS OF DECEMBER 31, 2024	206,520,542	$3,704	20,778,672	$3,189	1,228,716	$9,369	58,228,499	$79,314	8,520,221	$14,534	$3,509	$(283)	$(72,872)	$2,643	$43,107

The accompanying notes are an integral part of these consolidated financial statements.

USA Rare Earth, LLC
Consolidated Statements of Cash Flows
(in thousands)

	For the Years Ended December 31,
	2024	2023
Cash Flows From Operating Activities:
Net loss	$(16,392)	$(8,538)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity-based compensation	1,738	1,374
Loss on fair market value of financial instruments	379	879
Impairment of equity investments	405	—
Depreciation	235	308
Amortization of discount on note payable	211	66
Amortization of right-of-use assets	154	410
Noncash interest expense	100	43
Noncash lease expense	—	10
Loss on sale of property and equipment	39	—
Gain on fair market value of convertible debt	—	(16,848)
Changes in assets and liabilities:
Prepaid and other current assets	59	(88)
Other assets	10	146
Accounts payable	1,090	(1,996)
Accrued and other current liabilities	(874)	(1,978)
Deferred grants	—	4,826
Lease liabilities	(145)	(429)
Other liabilities	—	(113)
Net cash used in operating activities	(12,991)	(21,928)

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(1,882)	(3,303)
Equipment deposits	(1,225)	(2,506)
Purchase of mineral interests	(178)	(147)
Cash used in investing activities	(3,285)	(5,956)

Cash Flows From Financing Activities:
Proceeds from issuance of A-1 Preferred shares/units	12,000	—
Proceeds from issuance of A-2 Preferred shares/units	13,500	—
Proceeds from issuance of other debt	—	1,000
Proceeds from issuance of Class C-1 Convertible Preferred shares/units	—	13,303
Payment of issuance costs of Class C-1 Convertible Preferred shares/units	(600)	(191)
Payment of securities issuance fees	(5,062)	—
Net cash provided by financing activities	19,838	14,112
Net increase (decrease) in cash	3,562	(14,135)
Cash and cash equivalents, Beginning of Year	13,199	26,971
Cash and cash equivalents, End of Period	$16,761	$13,199

Supplemental Disclosure of Noncash Investing and Financing Activities:
Conversion of convertible promissory subscription liability to Series A units	$—	$3,392
Class C and C-1 convertible preferred stock and warrant dividends	7,365	5,647
Class A-1 and A-2 convertible preferred stock and warrant dividends	706	—

The accompanying notes are an integral part of these consolidated financial statements.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 1. ORGANIZATION

USA Rare Earth, LLC (the “Company” or “USARE”) is a privately held company organized in 2019 under the laws of the State of Delaware. The Company’s mission is to establish a domestic rare earth magnet supply chain that supports the future state of energy, mobility, and national security in the United States. USARE is developing a NdFeB magnet manufacturing plant in Stillwater, Oklahoma, and intends to establish domestic rare earth and critical minerals supply, extraction, and processing capabilities to both supply its magnet manufacturing plant and market surplus materials to third parties. Rare earth magnets are critical to various business sectors and industries, including the defense, automotive, aviation, industrial, medical, and consumer electronics industries, among others. USARE is planning to take a broad approach to the industries it serves with the intention of providing high quality NdFeB magnets to a variety of industries and customers. USARE’s focus on developing domestic rare earth production aligns with national priorities, offering the potential of a sustainable and secure domestic supply of materials critical to key industries.

On May 17, 2021, the Company completed the acquisition of 80% of the equity interests of Round Top Mountain Development, LLC (“RTMD”), pursuant to a contribution agreement with the Company, Texas Mineral Resource Corp. (“TMRC”), and RTMD, whereby TMRC and the Company contributed their respective rights and interests to and in Round Top Mountain in Texas to RTMD. Concurrently, the Company, TMRC, and RTMD entered into a limited liability company agreement of RTMD which documented the governance of RTMD. This acquisition resulted in the consolidation of RTMD, which is a variable interest entity (“VIE”), and the recording of a non-controlling interest for the remaining 20% of equity interest. Due to TMRC’s failure to fund its share of mandatory capital contributions called for by USARE, the Company’s ownership interest in RTMD has increased to approximately 81% as of December 31, 2024. See Note 6, “Variable Interest Entity” for further details.

These consolidated financial statements refer to the mining operations of the Company, conducted through RTMD, at Round Top Mountain in Texas (“Round Top”) and the Company’s research and development facility in Colorado as the “Round Top Project”. RTMD has mining rights in Texas and is developing processing technology for the rare earth minerals which are to be mined in Texas.

On February 12, 2024, the Company filed IRS Form 8832 (Entity Classification Election or “CTB Election”) to be classified as a corporation for federal tax purposes effective February 12, 2024 (the “Conversion”). The Conversion is intended to simplify the tax organizational structure of the Company and expand the investor base. Company Management also believes the elimination of the complexities of Schedule K-1 reporting will significantly reduce the administrative burden, complexity, and cost of tax reporting and compliance obligations of the Company and the holders of USARE shares/units. Effective as of February 11, 2024, pursuant to the Sixth Amended and Restated Operating Agreement, the holders of the Units will hold the same class of equity (Class A, Class B, Class C, Class C-1 Units, and Incentive Units) or other securities (i.e., Class B and Class C Warrants) in the corporation. All holders of Units will be deemed to have received stock in the corporation with substantially similar terms to the Units of the Company.

On August 21, 2024, the Company entered into a merger agreement (the “Merger Agreement”) with Inflection Point Acquisition Corp. II (“IPXX”), a special purpose acquisition company and IPXX Merger Sub (“Merger Sub”), a Delaware limited liability company and a direct wholly owned subsidiary of IPXX. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (the “Merger”). In connection with the closing of the Merger, IPXX will change its name to “USA Rare Earth, Inc”. Under the terms of the Merger Agreement, the Company’s existing equity holders will convert 100% of their equity ownership stakes into the combined company and are expected to own approximately 84% (excluding the affiliates of IPXX) of the post-combination company upon consummation of the Merger, excluding any IPXX investors who do not choose to redeem their shares. The Merger is expected to close in the first quarter of 2025, subject to the receipt of required approvals from IPXX shareholders and fulfilment of other customary closing conditions.

In connection with the transactions contemplated by the Merger Agreement, the Company and certain accredited investors, including certain funds related to IPXX entered into Securities Purchase Agreements to purchase (i) USARE Class A Convertible Preferred Shares/Units and (ii) USARE Class A Preferred Investor Warrants for gross cash proceeds of $25.5 million and a subscription receivable of $1.25 million.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 1. ORGANIZATION (cont.)

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with United States Generally Accepted Accounting Principles (“U.S. GAAP”), which contemplates continuation of the Company as a going concern and the continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. The Company has generated no revenues since inception, continues to incur losses from operations, and has an accumulated deficit. For the years ended December 31, 2024 and 2023, the Company had a net loss of $16.4 million and $8.5 million, respectively. For the years ended December 31, 2024 and 2023, the Company used $13.0 million and $21.9 million cash in operating activities, respectively. These conditions raise substantial doubt about the Company’s ability to fund its operations and execute its business plan through one year after the date the consolidated financial statements are issued.

The Company expects that its cash and cash equivalents as of December 31, 2024 of $16.8 million, along with the subsequent financing of approximately $15.0 million that closed in February 2025, will not be sufficient to implement its strategic business plan. The Company will need to raise substantial additional funds to complete its strategic plans, which include capital investments related to the Phase 1 magnet plant. Based on its available cash resources and current business plan, there is substantial doubt regarding the Company’s ability to continue as a going concern for the 12 months following the issuance of these consolidated financial statements.

The Company’s ability to continue as a going concern is dependent upon its ability to raise capital to implement its business plan, generate sufficient revenues, and to control operating expenses. The Company expects to raise additional capital through the issuance of debt and/or equity. However, there is no guarantee that any of these strategic or financing opportunities will be executed or realized on favorable terms, if at all. As a result, the Company has concluded that management’s plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern for the 12 months following the issuance of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP and are expressed in U.S. dollars. These financial statements have been prepared on a basis that assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year’s presentation. These reclassifications had no effect on the reported results of operations. An adjustment has been made to the Consolidated Balance Sheet and Consolidated Statements of Cash Flows for the year ended December 31, 2023, to reclassify certain mineral interests.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, as well as its wholly-owned subsidiaries and VIEs for which it is the primary beneficiary. All intercompany transactions and balances have been eliminated in consolidation.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. The amounts that involve significant estimates include equity-based compensation, asset and liability valuations, certain equity issuances, and other fair value estimates reported. The assumptions used in calculating fair value represent our best estimates. However, these estimates involve inherent uncertainties and the application of judgment. As a result, if factors change or we use different assumptions, any gain or loss recognized using estimates could be materially different.

Risks and Uncertainties

The Company operates in two related industries, magnet technology and mining, both of which are subject to intense competition, development risk, and changes in U.S. governmental policies related to green energy, defense spending, and dependence on foreign suppliers. The Company’s operations are subject to significant risk and uncertainties, including financial and operational risks, as well as the potential risk of business failure.

The magnet technology industry is still in its infancy in the U.S., and thus its technology, processes, and capabilities are still being developed. The magnet facility requires substantial capital commitment to complete, and there may be unanticipated costs or delays associated with its construction. The Company’s plans for producing magnets are based on certain estimates and assumptions made about the business over the next few years, including the ability to obtain the equipment and materials needed to produce magnets from third party vendors on a timely basis. Some of the requisite equipment and materials may be difficult to obtain, and there can be no assurance that they will be procured on time, or that their procurement will not be delayed due to circumstances beyond the Company’s control. Due to rapidly rising demand, there is also a risk that substitute products will become available and reduce the need for the type of high-performance magnet currently in use.

USARE has not yet established that Round Top contains any commercially exploitable quantities of proven and probable mineral reserves, nor can there be any assurance that USARE will be able to do so. Even if the Company does eventually establish commercially exploitable quantities of mineral reserves, there can be no assurance that Round Top can be developed into a producing mine or that the Company can extract those minerals economically. Both mineral exploration and development involve a high degree of risk, and few properties which are explored are ultimately developed into producing mines. The commercial viability of an established mineral deposit will depend on several factors including the size, grade, and other attributes of the mineral deposit, as well as proximity of said deposits to infrastructure, government regulation, market prices, and so on. Most of these factors will be beyond the Company’s control, and any of them could increase costs and make extraction of any identified mineral deposits unprofitable.

Cash and cash equivalents

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash deposits. The Company considers cash equivalents to be highly liquid investments, including U.S. treasury and agency securities purchased with original maturities of three months or less. The Company maintains its cash in institutions insured by the Federal Deposit Insurance Corporation (“FDIC”). Management considers the risk of loss to be minimal.

Cash and cash equivalents consist of cash and liquid investments with an original maturity of three months or less. At December 31, 2024 and 2023, cash and cash equivalents consisted of $16.8 million and $13.2 million, respectively, of funds held in bank and investment accounts with financial institutions in the United States.

The Company continually monitors its cash positions with the financial institutions through which it invests. The Company maintains balances in various U.S. financial institutions in excess of U.S. federally insured limits.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Deferred Offering Costs

Deferred offering costs consist of direct legal, advisory, and other fees related to the Merger Agreement, and related transactions as described in Note 1 “Organization”. These costs are capitalized as incurred and they are presented as part of current assets in the Company’s consolidated balance sheets and totaled $5.1 million and $73 thousand as of December 31, 2024 and 2023, respectively. Upon the completion of the Merger Agreement, deferred offering costs directly related to the issuance of shares will be netted against the proceeds from the Merger and recorded as an offset in members’/shareholders’ equity.

Changes in Ownership Interest Without Loss of Control

Changes in a parent’s ownership interest that do not result in a change in control of the subsidiary that is a business are accounted for as equity transactions (i.e., no gain or loss is recognized in earnings) and in accordance with Accounting Standards Codification (“ASC”) ASC 810 — Consolidation. The carrying amount of the non-controlling interest (“NCI”) is adjusted to reflect the change in the NCI’s ownership interest in the subsidiary. Any difference between the amount by which the NCI is adjusted and the fair value of the consideration received is attributed to shareholders’/members’ equity and recognized in additional paid-in capital (“APIC”).

Fair Value

U.S. GAAP defines fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price), and establishes a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

•        Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•        Level 2 — Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

•        Level 3 — Prices or valuation techniques requiring inputs that are both significant to the fair-value measurement and unobservable.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

See additional information in Note 3, “Fair Value Measurements”.

Long-Lived Assets

In accordance with ASC 360-10 — Impairment or Disposal of Long-Lived Assets, the Company periodically reviews the carrying value of its long-lived assets, such as property, plant and equipment, mineral interests and equipment deposits, to test whether current events or circumstances indicate that such carrying value may not be recoverable. When impairment indicators are identified, a recoverability analysis is performed by comparing estimated future net cash flows with the carrying value and future obligations on an undiscounted basis. If an asset’s carrying value exceeds such estimated cash flows, the Company would record an impairment loss for the difference between the asset’s carrying amount and its fair value. Where estimates of future net cash flows are not determinable and where other conditions indicate the potential for impairment, management uses available market information and/or third-party valuation experts to assess if the carrying value can be recovered and to estimate fair value.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company did not record impairment related to long-lived assets for the years ended December 31, 2024 and 2023.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost, less accumulated depreciation. Advance payments of equipment not yet received are recorded as equipment deposits on the consolidated balance sheets. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets of 3-15 years for lab equipment, 10-20 years for magnet plant equipment, and 20-30 years for buildings and land improvements. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the lease term. Depreciation commences once the asset is ready for its intended use. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation, is removed from the accounts and any resulting gain or loss is reflected in the consolidated statements of operations.

The costs of normal maintenance, repairs, and minor replacements are expensed as incurred.

Mineral Properties and Evaluation and Exploration Costs

Mining property acquisition costs, including indirectly related acquisition costs, are capitalized when incurred. The cost of mining properties is included in mineral interests on the Company’s consolidated balance sheets. Acquisition costs include cash consideration and the fair market value of shares/units issued as consideration. Evaluation and exploration costs are expensed as incurred. When it is determined that a mining deposit can be economically and legally extracted or produced based on established proven and probable reserves under Item 1300 of Regulation S-K, development costs incurred after such determination will be considered for capitalization. The establishment of proven and probable reserves is based on results of feasibility studies, which indicate whether a property is economically feasible. The Company also capitalizes the cost for Value Beyond Proven and Probable (“VBPP”) reserves when it acquires the rights to mining properties. Upon commencement of commercial production, capitalized costs will be amortized over their estimated useful lives or units of production, whichever is a more reliable measure. Capitalized amounts relating to a property that is abandoned or otherwise considered uneconomic for the foreseeable future are written off.

The recoverability of the carrying values of mining properties is dependent upon economic reserves being discovered or developed on the properties. Development and/or start-up of a project will depend on, among other things, management’s ability to raise sufficient capital for these purposes.

The Company assesses the carrying value of mining properties for impairment whenever information or circumstances indicate the potential for impairment. This would include events and circumstances such as the inability to obtain all the necessary permits, changes in the legal status of mining properties, government actions, the results of exploration activities and technical evaluations, and changes in economic conditions, including the price of commodities or input prices.

Leases

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. Operating lease liabilities and their corresponding right-of-use (“ROU”) assets are recorded based on the present value of lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes its incremental borrowing rate, which is the rate incurred to borrow, on a collateralized basis over a similar term, an amount equal to the lease payments in a similar economic environment. Certain adjustments to the ROU assets may be required for items such as initial direct costs paid or incentives received. Leases with a term of 12 months or less and/or a purchase option that is not expected to be exercised are not recorded on the consolidated balance sheets.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Effective June 30, 2023, the Company elected to change its method of accounting for lease and non-lease components. Previously, the Company elected the practical expedient upon adoption of ASC 842, — Leases to not separate non-lease components from lease components and instead account for each separate lease component and non-lease component associated with that lease component as a single lease component. The new method of accounting allocates the consideration paid separately to lease and non-lease components. Under the new accounting policy, these non-lease component costs are recorded as lease expense when paid rather than capitalized to the ROU asset and recognized over the lease term. The new accounting policy more accurately aligns the non-lease component costs with the period in which they were incurred. In accordance with ASC 250-10, — Accounting Changes and Error Corrections, the cumulative effect of the change in accounting policy was applied to the carrying amounts of assets and liabilities as of January 1, 2023, with an offsetting adjustment recorded to the accumulated deficit of approximately $39 thousand.

The Company recognizes lease expense for its leases on a straight-line basis over the lease term. The Company recognizes variable lease payments in the period in which the obligation for those payments is incurred. Variable lease payments that depend on an index or a rate are initially measured using the index or rate at the commencement date.

Derivatives

The Company analyzed the conversion feature of its note payable for derivative accounting consideration under ASC 815-15 Derivatives and Hedging. ASC 815-15 requires that the conversion features are bifurcated and separately accounted for as an embedded derivative contained in a convertible note. The embedded derivative is carried on the balance sheet at fair value. Any unrealized change in fair value, as determined at each measurement period, is recorded as a component of the income statement and the associated carrying amount on the balance sheet is adjusted by the change. See Note 11 “Note Payable” for further details of the Company’s note payable.

Government Grants

Because there is no specific guidance under U.S. GAAP that addresses the recognition and measurement of government assistance received by non-government entities, the Company accounts for government assistance by analogy to IAS 20, Accounting for Government Grants. The guidance within IAS 20 allows companies to choose between two options for how the associated profit or loss relating to the deferred income over the life of an underlying asset will be presented for grants related to assets. The Company has elected to account for these grants through profit and loss over the depreciable life of the underlying assets. The guidance within IAS 20 also allows companies to choose between two options of accounting for grants related to income. The Company has elected to report this category of grants as a reduction in the related expenses. See Note 15 “Government Grants” for further details of the Company’s government grants.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms pursuant to the guidance of ASC 480, Distinguishing Liabilities from Equity and ASC 815, Derivatives and Hedging. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815. As of December 31, 2024 and 2023, all of the Company’s outstanding warrants were equity-classified.

Equity-Based Compensation

The Company expenses equity-based compensation to employees and non-employees in accordance with ASC 718, Compensation — Stock Compensation. The fair value of stock-based compensation awards is measured at the date of grant and amortized over the requisite service period, which is generally the vesting period, with a corresponding increase in additional paid-in capital. The Company uses the Black-Scholes option valuation model to calculate the fair value of awards granted.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In the case of a share-based compensation award that is either cancelled or forfeited prior to vesting, the amortized expense associated with the unvested awards is reversed. The Company has elected to account for forfeitures as they occur. See Note 14, “Equity-Based Compensation” for further information regarding stock-based compensation expense and the assumptions used in estimating the expense.

Dividends

As the Company has an accumulated deficit, dividends are recorded as a reduction to additional paid in capital. Once additional paid-in capital is reduced to zero, dividends are recorded against accumulated deficit. Paid-in-kind dividends are recorded at estimated fair value in accordance with ASC 845, Nonmonetary Transactions.

Loss per Share/Unit

The Company has two classes of common shares/units referred to as Class A common and Class B common. Basic and diluted net loss per common share/unit is presented in conformity with the two-class method required for participating securities. Undistributed losses are allocated based on the contractual participation rights of holders of Class A common and Class B common. As the two classes of common shares/units share equally in the residual net assets, the undistributed losses are allocated on a proportionate basis. The Company reports both basic and diluted earnings per share. Basic earnings per share is calculated based on the weighted average number of shares outstanding for each class of common shares/units and excludes the dilutive effect of warrants and incentive units. Diluted earnings per share is calculated based on the weighted average number of shares outstanding for each class of common shares/units and the dilutive effect of warrants and incentive units are included in the calculation. Securities are excluded from the diluted earnings per share calculation if their effect is anti-dilutive, such as in periods where a net loss has been reported.

Variable Interest Entities

We assess our investments and other significant relationships to determine whether we have a variable interest in any legal entities and whether or not those entities are VIEs. A VIE is an entity with insufficient equity at risk for the entity to finance its activities without additional subordinated financial support or in which equity investors lack the characteristics of a controlling financial interest. If an entity is determined to be a VIE, the Company evaluates whether it is the primary beneficiary. The primary beneficiary analysis is a qualitative analysis based on power and economics. We conclude that we are the primary beneficiary and consolidate the VIE if we have both (i) the power to direct the activities of the VIE that most significantly influence the VIE’s economic performance and (ii) the obligation to absorb losses of, or the right to receive benefits from, the VIE that could potentially be significant to the VIE.

Income Taxes

The Company accounts for income taxes under an asset-and-liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for tax and financial reporting purposes measured by applying enacted tax rates and laws that will be in effect when the differences are expected to reverse, net operating loss carryforwards and tax credits. Valuation allowances are provided when necessary to reduce net deferred tax assets to an amount that is more likely than not to be realized. The Company has provided a full valuation allowance against its net deferred tax assets as of December 31, 2024. In addition, and given the Company’s cumulative losses, no current income tax benefit has been recognized in the consolidated statements of operations. The Company’s policy is to include interest and penalties related to unrecognized tax benefits within the Company’s provision for income taxes.

Recently Issued Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued Accounting Standards Update (“ASU”) 2024-03, Income Statement — Reporting Comprehensive Income (Topic 220): Disaggregation of Income Statement Expenses. The ASU requires additional disclosures by disaggregating the costs and expense line items that are presented on the face of the income statement. The disaggregation includes: (i) amounts of purchased inventory, employee compensation,

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

depreciation, amortization, and other related costs and expenses; (ii) an explanation of costs and expenses that are not disaggregated on a quantitative basis; and (iii) the definition and total amount of selling expenses. This ASU is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The ASU should be applied prospectively. Retrospective application is permitted for all prior periods presented in the financial statements. The Company is currently evaluating the impact of adopting this ASU on our financial reporting disclosures.

On March 6, 2024, the SEC adopted a new set of rules that require a wide range of climate-related disclosures, including material climate-related risks, information on any climate-related targets or goals that are material to the registrant’s business, results of operations or financial condition, Scope 1 and Scope 2 greenhouse gas emissions on a phased-in basis by certain larger registrants when those emissions are material and the filing of an attestation report covering the same, and disclosure of the financial statement effects of severe weather events and other natural conditions including costs and losses. Compliance dates under the final rule are phased in by registrant category. Multiple lawsuits have been filed challenging the SEC’s new climate rules, which have been consolidated and will be heard in the U.S. Court of Appeals for the Eighth Circuit. On April 4, 2024, the SEC issued an order staying the final rules until judicial review is complete. The Company is currently evaluating the impact of the final rules on its disclosures.

In March 2024, the FASB issued ASU 2024-01, Compensation — Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards, which improves current GAAP by adding an illustrative example to demonstrate how an entity should apply the scope guidance to determine whether a profits interest award should be accounted for in accordance with Topic 718. The guidance is effective for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact on its consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which is intended to enhance the transparency and decision usefulness of income tax disclosures. The amendments in this standard provide for enhanced income tax information primarily through changes to the rate reconciliation and income taxes paid. This ASU is effective for the Company prospectively to all annual periods beginning after December 15, 2024. The Company is currently evaluating the impact of this standard on its disclosures.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07 — Segment Reporting (Topic 280) — Improvements to Reportable Segment Disclosures (“ASU 2023-07”). The amendments in ASU 2023-07 improve reportable segment disclosure requirements, primarily through enhanced disclosures about segment expenses. The guidance is effective for annual and interim periods beginning after December 15, 2023 and is to be adopted retrospectively to all prior periods presented in the consolidated financial statements. The adoption of ASU 2023-07 did not have a material effect on our consolidated financial statements.

NOTE 3. FAIR VALUE MEASUREMENTS

The following tables present the Company’s financial instruments measured at fair value on a recurring basis as of December 31, 2024 and 2023 (in thousands):

	As of December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$15,709	$—	$—	$15,709
Total assets, measured at fair value	$15,709	$—	$—	$15,709

Liabilities:
Derivative liability	$—	$—	$1,164	$1,164
Total liabilities, measured at fair value	$—	$—	$1,164	$1,164

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 3. FAIR VALUE MEASUREMENTS (cont.)

	As of December 31, 2023
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$11,080	$—	$—	$11,080
Investments	40	—	—	40
Total assets, measured at fair value	$11,120	$—	$—	$11,120

Liabilities:
Derivative liability	$—	$—	$420	$420
Total liabilities, measured at fair value	$—	$—	$420	$420

Money market funds are valued at cost, which approximates fair value. These amounts are included on the consolidated balance sheets in cash and cash equivalents at December 31, 2024 and 2023.

The balances of assets and liabilities categorized within Level 3 of the fair value hierarchy measured at fair value on a recurring basis are reconciled, as follows:

	Convertible subscription	Derivative liability	Total
Balance at December 31, 2022	$20,240	$—	$20,240
Issuance of convertible note	—	446	446
Change in estimated fair value	(16,848)	(26)	(16,874)
Conversion of convertibe subscription to common units	(3,392)	—	(3,392)
Balance at December 31, 2023	—	420	420
Change in estimated fair value	—	744	744
Balance at December 31, 2024	$—	$1,164	$1,164

NOTE 4. INVESTMENT IN SEARCH MINERALS, INC.

In February 2021, the Company purchased 9,000,000 shares of common stock of Search Minerals Inc. (“Search”) for a price of $0.07 CDN per share ($0.5 million USD). In August 2021, the Company exercised warrants for 4,500,000 shares at an exercise price of $0.10 CDN per share ($0.4 million USD). Search is a Canadian junior mining company with a deposit composition that complements the Company’s Round Top deposit.

The Company owned 13,500,000 shares of Search as of December 31, 2024 and 2023.

The Company currently owns less than 5% of the total outstanding shares in Search. The investment in Search is accounted for at fair value in accordance with ASC 321 — Investments — Equity Securities because it is an equity investment with a readily determinable fair value, as Search is a public company, which is a Level 1 fair value measurement.

As of December 31, 2023, based on its publicly traded share price, the Search shares of common stock were worth $40 thousand. On April 8, 2024, Search received a British Columbia Securities Commission cease trade order (“CTO”) for failure to file audited annual consolidated financial statements and MD&A for the years ended November 30, 2023 and 2022. Since the CTO, the average daily trading volume of Search common stock has been less than four thousand shares on the over-the-counter market (“OTC”) and as of December 31, 2024, the CTO remains in effect. Due to the low trading volume and level of activity of the Search shares of common stock on OTC, the Company does not believe it will be able to sell its shares on the OTC. Based on the facts and circumstances, the Company determined the OTC stock price is no longer representative of the fair value of its Search shares of common stock and recorded an impairment charge of $0.4 million for the year ended December 31,2024. Prior to the impairment, the Company had recorded a gain of $0.4 million and a loss of $0.9 million for the years ended December 31, 2024 and 2023, respectively.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 5. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant, and equipment, net is comprised of the following (in thousands):

	As of December 31,
	2024	2023
Land	$707	$707
Land improvements	403	403
Construction in progress – Buildings	15,739	14,634
Construction in progress – Magnet plant equipment	10,036	7,970
Lab equipment	500	500
Leasehold improvements	346	372
Furniture and fixtures	—	107

Property, plant and equipment, gross	$27,731	$24,693
Less: Accumulated depreciation	(1,202)	(1,014)
Property, plant and equipment, net	$26,529	$23,679

Depreciation expense for the years ended December 31, 2024 and 2023 was $0.2 million and $0.3 million, respectively.

NOTE 6. VARIABLE INTEREST ENTITY

Round Top Mountain Development

On May 17, 2021, RTMD, the Company, and TMRC entered into a limited liability company agreement that governs the business and affairs of RTMD. On May 17, 2021, RTMD, the Company, and TMRC also entered into a contribution agreement, whereby USARE and TMRC contributed certain assets and assigned certain liabilities to RTMD and USARE acquired 80% of the equity interests of RTMD.

Effective June 26, 2023, RTMD, the Company and TMRC entered into an amended and restated limited liability company agreement of RTMD pursuant to which, in the event that TMRC does not fund its share of mandatory capital contributions called for by USARE as the manager of RTMD, USARE is obligated to cover the shortfall by making additional capital contributions to RTMD (or in the event that USARE does not fund, the capital call will be withdrawn). If USARE does fund the capital contribution, additional equity interests in RTMD will be issued to USARE and TMRC will be proportionally diluted in accordance with the terms of the amended and restated limited liability company agreement. As of December 31, 2024 and 2023, TMRC’s interest in RTMD had been reduced to 19.43% and 19.60%, respectively, as a result of failing to fund calls for mandatory cash contributions. See Note 2 “Summary of Significant Accounting Policies” for the Company’s accounting policy related to VIEs.

As of December 31, 2024, the Company’s ownership interest in RTMD is 80.57%.

The Company’s consolidated financial statements include assets and liabilities associated with RTMD. The following were recorded in the Company’s consolidated balance sheets (amounts in thousands):

	As of December 31,
	2024	2023
Cash and cash equivalents	$66	$1,233
Prepaid expenses and other current assets	178	205
Lease right-of-use asset	30	130
Mineral interests	17,125	16,901
Property, plant and equipment, net	264	371
Other assets	20	20
Consolidated assets	$17,683	$18,860

Accounts payable	$42	$128
Accrued liabilities	141	150
Lease liability	22	132
Consolidated liabilities	$205	$410

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 6. VARIABLE INTEREST ENTITY (cont.)

RTMD did not record depletion expense for the Mineral interests for the years ended December 31, 2024 and 2023.

RTMD’s creditors have no recourse against the Company for the RTMD consolidated liabilities included within the Company’s consolidated balance sheets as of December 31, 2024 and 2023.

The assets of the consolidated VIE can only be used to settle the obligations of the consolidated VIE and not the obligations of the Company.

Mineral Interests

The Company acquired two mineral rights leases along with an associated groundwater lease in Hudspeth County, Texas as part of the acquisition of RTMD. Mineral property acquisition costs, including acquired intangibles, licenses and lease payments, are capitalized. The net carrying value of the mineral rights were $17.1 million and $16.9 million as of December 31, 2024 and 2023, respectively.

Impairment losses are recorded on mineral interests when indicators of impairment are present and the carrying amount exceeds the associated estimated future undiscounted cash flows. As of December 31, 2024 and 2023, the Company had not recognized any impairment losses related to mineral interests held.

NOTE 7. ACCRUED LIABILITIES

A summary of the Company’s accrued liabilities (in thousands):

	As of December 31,
	2024	2023
Accrued payroll and related	$1,908	$2,900
Accrued legal liabilities	573	—
Accrued other liabilities	590	1,859
Total accrued liabilities	$3,071	$4,759

NOTE 8. COMMITMENTS AND CONTINGENCIES

Potential Future Environmental Contingency

The Company’s planned exploration and development activities are subject to various federal and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally have become more restrictive. The Company will conduct its operations to protect public health and the environment and believes that its current engineering operations are materially in compliance with all applicable laws and regulations. While the Company’s mining activities are not yet operational, the Company has made, and expects to make in the future, expenditures to comply with all local and federal environmental laws and regulations. The ultimate amount of reclamation and other future site-restoration costs to be incurred for future mining interests is unknown and uncertain at December 31, 2024.

Litigation

From time to time, the Company may become subject to legal proceedings, claims or litigation arising in the ordinary course of business. In addition, the Company may receive notices alleging infringement of patents or other intellectual property rights. If an unfavorable outcome were to occur in litigation, the impact could be material to the Company’s business, financial condition, cash flow or results of operations, depending on the specific circumstances of the outcome. The Company accrues loss contingencies when it is both probable that the Company will incur the loss and when it can reasonably estimate the amount of the loss or range of loss.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 8. COMMITMENTS AND CONTINGENCIES (cont.)

On February 23, 2024, the Company entered into a confidential settlement agreement with a former financial advisor which includes cash payments to be completed by December 1, 2024 and the option to exercise Convertible Preferred Class B and Class C warrants within 5 years from the date of delivery. As of December 31,2024, both of these obligations have been met.

A complaint was filed in Delaware Chancery Court by Ramco Asset Management, LLC (“Ramco”), US Trading Company Metals RE, LLC, and Dinsha Dynasty Trust (collectively, the “Plaintiffs”) on July 29, 2022 against USA Rare Earth, LLC (“USA Rare Earth”), Morzev Pty Ltd., Mordechai Gutnick ATF the Morzev Trust, Mordechai Gutnick, and Pini Althaus (collectively, the “Defendants”), captioned Ramco Asset Management, LLC v. USA Rare Earth, LLC, C.A. No. 2022-0665-SG (as amended, the “Complaint”). In connection with this matter and a disagreement regarding the number of units of USA Rare Earth that were issued to the Plaintiffs in transactions during 2019, the Complaint alleged causes of action for breach of contract, breach of fiduciary duty, breach of the Corporations Act (Australia), fraud and misrepresentation, and breach of the duty of good faith and fair dealing. The Complaint seeks a variety of relief, including compensatory and punitive damages, curative equity, attorneys fees and expenses and other relief as may be granted by the court. USA Rare Earth thereafter filed a motion to dismiss Plaintiffs’ claims. After motion practice and argument, the court dismissed all claims, except for Ramco’s alleged breach of contract claim and alleged breach of good faith and fair dealing as asserted against USA Rare Earth. The remaining plaintiff has not quantified its alleged damages. Ramco and USA Rare Earth are now engaged in discovery, with trial scheduled for November 2025. USA Rare Earth intends to contest this matter vigorously.

Transaction Bonuses

The Company has agreements with certain individuals and entities that would require a payment of cash in the event of a change in control transaction or qualifying equity financing, as defined by the applicable agreement. As of December 31, 2024, the Company has agreements in place regarding the potential payment of up to $4.1 million in cash and $0.2 million of restricted stock units related to transaction bonuses, if payment is triggered by the occurrence of any of the defined events. The Company has currently determined to pay up to $2.6 million in cash and $0.2 million of restricted stock units upon the consummation of the Merger pursuant to the applicable agreements. No amounts have been accrued for these transaction bonuses as of December 31, 2024 or December 31, 2023 as they were not deemed to be probable until the qualifying transaction has been consummated.

NOTE 9. LEASES

The Company has operating leases for a regional office in Sierra Blanca, Texas, which expires May 1, 2025 and Wheat Ridge, Colorado, which expires March 31, 2025. Right-of-use assets and lease liabilities for operating leases were recorded in the balance sheets as follows (amounts in thousands):

	As of December 31,
	2024	2023
Right-of-use asset, net	$30	$489

Lease liability, current	$23	$452
Lease liability, non-current	—	21
Total operating lease liabilities	$23	$473

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 9. LEASES (cont.)

Maturity analysis under the lease agreements for operating leases is as follows (in thousands):

As of December 31, 2024:	Operating Leases
2025	$23
Thereafter	—
Total lease payments	23
Less current portion	(23)
Long-term lease obligations	$—

The following table presents certain information related to lease terms and discount rates:

	As of December 31,
	2024	2023
Weighted-average remaining lease term (in years)	0.29	1.14
Weighted-average discount rate	8.76%	7.56%

Operating lease liabilities are based on the net present value of the remaining lease payments over the remaining lease term. In determining the present value of lease payments, the Company used its incremental borrowing rate estimated at the date of each lease commencement.

Lease expense for operating leases recorded in the consolidated statements of operations included in general and administrative expenses is based on the future minimum lease payments recognized on a straight-line basis over the term of the lease. Lease costs were $162 thousand and $437 thousand for the years ended December 31, 2024 and 2023, respectively.

NOTE 10. EMPLOYEE BENEFIT PLANS

The Company has established 401(k) tax-deferred savings plans (the “401(k) Plans”), which permit participants to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code. The Company is responsible for the administrative costs of the 401(k) Plans. The Company makes Safe-Harbor matching contributions and may, at its discretion, make additional matching contributions to the 401(k) Plans. The Company contributed $128 thousand and $153 thousand in matching contributions to the 401(k) Plans for the years ended December 31, 2024 and 2023, respectively.

NOTE 11. NOTE PAYABLE

On July 28, 2023, USA Rare Earth, LLC and Hatch LTD (“Hatch”) entered into an unsecured $1.0 million Senior Convertible Promissory Note agreement (the “Note”) with a 10% interest rate, which will mature on July 28, 2025. Total interest of $200 thousand is payable at maturity. A Side Letter and Memorandum of Understanding, signed contemporaneously with the Note, provides for potential issuances of an aggregate amount of $4.0 million in additional Notes in two additional tranches.

The conversion option can be triggered under the following four scenarios;

•        Qualified financing — Capital issuance of at least $100 million. Upon the occurrence of a qualified financing, the principal and unpaid accrued interest under the Note will automatically convert, with the Company having the option to pay accrued interest in cash, to a number of securities equal to the outstanding balance divided by the lesser of: (i) discount of 80% times the per unit purchase price paid in the qualified financing, and (ii) the valuation cap of $600 million divided by the fully diluted capitalization just prior to closing.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 11. NOTE PAYABLE (cont.)

•        Non-qualified financing — Any capital issuance by the Company that does not constitute a qualified financing. Upon the occurrence of a non-qualified financing, the principal and unpaid accrued interest may be paid in full or converted, at Hatch’s option, to a number of securities equal to the outstanding balance divided by the lesser of: (i) discount of 80% times the per unit purchase price paid in the non-qualified financing, and (ii) the valuation cap of $600 million divided by the fully diluted capitalization just prior to closing; however, should the non-qualified financing be consummated based upon a post-money valuation of the Company of less than the valuation cap of $600 million, the conversion will be subject to the Company’s written consent.

•        Fundamental conversion — A sale, transfer, or other disposition of all or substantially all of the Company’s assets or exclusive license to all or substantially all of the Company’s material intellectual property, a merger or consolidation with another entity, or a transfer of equity of more than 50% of the outstanding voting securities. The principal and unpaid and accrued interest may be paid in full or converted, at Hatch’s option, to a number of securities equal to the outstanding balance divided by the quotient of the valuation cap of $600 million divided by the fully diluted capitalization just prior to closing.

•        Maturity conversion — Conversion at maturity. The principal and unpaid accrued interest may be paid in full or converted, at Hatch’s option, to a number of securities equal to the outstanding balance divided by the quotient of the valuation cap of $600 million divided by the fully diluted capitalization just prior to closing.

The Company determined the conversion feature of the Note was considered an embedded derivative in accordance with ASC 815-15 Derivatives and Hedging-Embedded Derivatives. A fair value analysis and valuation was completed by a third-party specialist as of December 31, 2024 and 2023 to determine the fair value of the derivative. Based upon these valuation, the Company’s derivative liability as of December 31, 2024 and 2023 was $1.2 million and $420 thousand, respectively. Management reviews the valuation of the embedded derivative periodically to ensure no material change has occurred during the interim reporting period. Changes to the fair value are recognized as fair market gains or losses in other income and expense in the consolidated statements of operations.

A discount of $446 thousand on the Note was recorded as an offset to the initial recognition of the compound embedded derivative and will be recognized as interest expense over the remaining life of the Note. Interest expense recognized from the discount on the Note for the years ended December 31, 2024 and 2023 was approximately $211 thousand and $66 thousand, respectively. An additional $100 thousand and $43 thousand was recognized for the years ended December 31, 2024 and 2023, respectively, for the stated interest on the Note. The effective interest rate of the Note is 44.875%.

The unsecured convertible note is presented as follows as of December 31, 2024 (in thousands):

Principal amount	$1,000
Unamortized discount for proceeds allocated to embedded derivative liability	169
Total unsecured convertible note, net	$831

The unsecured convertible note, net, is classified as a current liability in the Company’s consolidated balance sheets.

As of December 31, 2024, the Company’s contractual maturity of the principal balance of the unsecured Convertible Note was as follows (in thousands):

2025	$1,000

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 12. CONVERTIBLE PROMISSORY SUBSCRIPTION AGREEMENT

On June 30, 2022, the Company entered into a Convertible Promissory Subscription Agreement (the “CPSA”) with JI ILHO JOHAP. The Subscription closed on July 29, 2022 for $20.2 million and was convertible into the Company’s common shares/units upon the occurrence of specific events, including the next equity financing transaction or corporate transaction, as defined, or upon maturity. The CPSA had an original stated maturity date of December 30, 2022.

The CPSA liability was recorded at fair value in accordance with ASC 480, as the instrument obligates the Company to issue a variable number of shares/units upon conversion. The fair value was remeasured each reporting period, and any changes in fair value were recognized in earnings.

The CPSA had a conversion price equal to the per unit price paid in the next equity financing or a per unit price paid to the holders of Class A Shares/Units in the event of a corporate transaction, and in the event of maturity, the liability would convert into Class A shares/units at a fixed price per unit of $5.50.

The CPSA was amended on December 30, 2022 to extend the maturity date of the Subscription to March 30, 2023. All other terms remained unchanged.

The fair value of the liability was determined using the fixed monetary value of the CPSA and fell under Level 3 of the fair value hierarchy under ASC 820. The significant inputs used in the fair value measurement included probability estimates for each settlement alternative and the settlement fair value for each alternative.

A third amendment was executed on March 30, 2023, to extend the maturity date of the CPSA to August 31, 2023. All other terms remained unchanged. Therefore, the fair value remained the same since the inputs to the fair value determination did not significantly change.

A fourth amendment was executed on August 31, 2023, to extend the maturity date by eight more days to September 8, 2023, and added a conversion provision linked with an “investment agreement with mutually agreeable terms.” All other terms remained unchanged. At that point in time, the closing of the investment transaction the Company was pursuing was considered to be the most likely outcome. Therefore, the CPSA Liability was remeasured on August 31, 2023 to a fair value of $3.2 million using the fixed monetary value of the CPSA weighted for probability estimates for each settlement alternative and the settlement fair value for each alternative, resulting in a gain on remeasurement of $17.1 million in the third quarter of 2024.

A fifth amendment was executed on September 8, 2023, to extend the maturity date from September 8, 2023 to October 30, 2023, and to change the conversion alternatives to be linked with the investment transaction the Company was pursuing and the conversion shares/units to Class A Shares/Units only. All other terms remained unchanged. The fair value remained the same since the weighted probabilities of settlement alternatives and the conversion price used in the fair value determination did not change.

The Company and the CPSA investors consented to convert the CPSA at the C-1 Round price per unit of $1.7302 into Class A Shares/Units effective October 15, 2023. When the conversion agreement was reached between the parties, all other settlement alternatives were eliminated and the weighted probability inputs into the fair value measurement were updated to reflect the one remaining settlement scenario. Therefore, the CPSA liability was remeasured to a fair value of $3.4 million, resulting in a loss on remeasurement of $233 thousand in the fourth quarter of 2024. As a result of the conversion, the Company issued 11,698,069 Class A Shares/Units recorded in shareholders’/members’ equity at the estimated fair value of $3.4 million.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 13. MEZZANINE AND SHAREHOLDERS’/MEMBERS’ EQUITY

Shares/Units Authorized

The Company originally authorized 500,000,000 Class A Common Shares/Units and 500,000,000 Class B Common Shares/Units. On October 15, 2020, a majority-in-interest of the share/unit holders approved the Second Amended and Restated Company Agreement that, among other things, authorized the issuance of 25,000,000 Class C Convertible Preferred Shares/Units.

On March 3, 2021, a majority-in-interest of the share/unit holders approved the Third Amended and Restated Company Agreement that, among other things, authorized the issuance of 50,000,000 Class C Convertible Preferred Shares/Units and set aside up to 75,000,000 of the previously authorized 500,000,000 Class B Common Shares/Units to be issued upon optional or mandatory conversion of the Class C Convertible Preferred Shares/Units plus paid and accrued dividends. The amended agreement also authorized the Company to issue the greater of 50,000,000 incentive shares/units or 10% of the total number of shares/units of Class A Common issued and outstanding at any time, pursuant to the Incentive Plan.

On November 2, 2022, a majority-in-interest of the combined Class A, Class B, and Class C Convertible Preferred Shareholders/Members approved the Fourth Amended and Restated Company Agreement, which among other things, authorized an increase in the number of Incentive Shares/Units that the Company could issue to 50,000,000, pursuant to the Incentive Plan. The designations, rights, and preferences of the shares/units are determined in the Fourth Amended and Restated Company Agreement.

On August 21, 2024, a majority-in-interest of the combined Class A, Class B, Class C and Class C-1 Convertible Preferred Shareholders/Members approved the First Amendment to the Sixth Amended and Restated Company Agreement, which among other things, authorized the issuance of 25,000,000 Class A-1 Convertible Preferred Units and 25,000,000 Class A-2 Convertible Preferred Units, increased the Class A Convertible Preferred Units authorized for issuance to 600,000,000 plus any additional Class A Units as would be necessary to allow for the conversion of Class A-1 and Class A-2 Convertible Preferred Units plus paid and accrued dividends.

Class A Common Shares/Units

As of December 31, 2024 and 2023, there were 206,520,542 Class A Common Shares/Units issued and outstanding.

The Company from time-to-time issues Class A Common Shares/Units as compensation. On November 4, 2022, the Company hired a new Chief Executive Officer (“CEO”) and member of its Board of Managers, commencing December 1, 2022. As part of the CEO’s employment agreement, the Board of Managers authorized 917,263 Class A Common Shares/Units to be issued as compensation, with an estimated fair value of $0.6 million. The Class A Common Shares/Units issued to the CEO vested over a 3-year period beginning January 2, 2023, subject to the grantee’s continuing employment. On November 8, 2023, the Class A Common Shares/Units issued to the CEO were modified to vest two-thirds in two years and the remaining one third in three years. The Class A Common Shares/Units provided for accelerated vesting upon a change in control of the Company.

With respect to the Class A Common Shares/Units issued to the CEO, none were vested as of December 31, 2023. The CEO’s employment agreement was terminated effective March 16, 2024, and as part of the separation agreement, all remaining unvested Class A Common Shares/Units were forfeited.

Class B Common Shares/Units

As of December 31, 2024 and 2023, there were 20,778,672 Class B Common Shares/Units issued and outstanding.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 13. MEZZANINE AND SHAREHOLDERS’/MEMBERS’ EQUITY (cont.)

Class A-1 and A-2 Convertible Preferred Shares/Units

On August 21, 2024, the Company entered into Securities Purchase Agreements to issue Class A-1 and A-2 Convertible Preferred Units together with Class A Purchase Warrants for gross cash proceeds of $25.5 million and a subscription receivable of $1.25 million at a price per unit of $10.20. The financing comprises:

•        1,176,471 Class A-1 Convertible Preferred Shares/Units, 1,446,078 Class A-2 Convertible Preferred Shares/Units, and 3,000,000 Class A Purchase Warrants were issued in exchange for gross cash proceeds of $25.5 million and a subscription receivable of $1.25 million.

•        The Class A-1 and A-2 Convertible Preferred Units accrue dividends (whether or not declared) at the rate per annum of 12% of the Original Issue Price plus the amount of previously accrued dividends, compounded quarterly and paid semiannually. Dividends are paid, at the sole discretion of the Company, in cash or Class A-1 and A-2 Convertible Preferred Shares/Units, but not in combination. If the Company pays the dividends in cash, the amount paid will be as if the rate per annum were 10% in lieu of the 12%.

•        In accordance with the First Amendment to the Sixth Amended and Restated Company Agreement, the Class A-1 and A-2 Convertible Preferred Units may be converted into Class A Convertible Preferred Units at any time on a 1:1 basis, subject to normal dilution provisions. The Class A-1 and A-2 Convertible Preferred Units will mandatorily convert into shares of Series A Preferred Stock of New USARE on a one for one (1:1) basis, subject to normal dilution provisions upon Closing of the Merger.

•        If the Merger is not closed within 12 months of the date of the Business Combination Agreement and the delay is reasonably deemed to be due to factors within the Company’s control, the Class A-2 investors have the option to require the Company to repurchase 100% of the Class A-2 Convertible Preferred Units, including all dividends paid in Class A-2 Units or accrued but unpaid at the Original Issue Price.

A delay in the Business Combination beyond the 12-month deadline, where the delay is reasonably deemed to be due to factors within the Company’s control, could cause the shares to be redeemable at the option of the investing shareholder. The A-2 Convertible Preferred Shares/Units were determined by Management to be temporary equity classified in accordance with ASC 480-10-S99-3A — Distinguishing Liabilities from Equity because the redemption feature of such shares is not solely within the control of the Company since, among other things, the option to exercise the redemption right is held by the shareholder and not the Company. Class A-1 Convertible Preferred Units and Class A Purchase Warrants were determined to be equity classified. As such, none of the instruments are required to be remeasured at fair value. Accordingly, a relative fair value method was applied to allocate the proceeds between the three instruments as follows (in thousands):

Instrument	Amount
Class A-1 Convertible Preferred Shares/Units	$9,052
Class A-2 Convertible Preferred Shares/Units	11,415
Class A Purchase Warrants	6,283
Total	$26,750

Dividends

During the year ended December 31, 2024, the Company issued 52,245 and 64,219 Convertible Preferred A-1 and A-2 Shares/Units, respectively, as dividends.

The Company is registered in Delaware, and Delaware state law prohibits companies from issuing dividends when there is an accumulated deficit. This statutory prohibition does not apply to the Company’s in-kind distributions of Class A-1 and A-2 Convertible Preferred Shares/Units as these dividends serve as a re-allocation of ownership interest (both assets and liabilities) between the shareholders/members, and not as a distribution of only assets from the Company to the harm of its creditors or other owners.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 13. MEZZANINE AND SHAREHOLDERS’/MEMBERS’ EQUITY (cont.)

Liquidation Preference

The Class A-1 and A-2 Convertible Preferred Shares/Units had a liquidation preference of $12.5 million and $15.4 million respectively as of December 31, 2024.

Class C and C-1 Convertible Preferred Shares/Units

Class C Convertible Preferred:    In March 2021, the Company entered into Securities Purchase Agreements with two U.S.-based companies to issue 32,157,309 Class C Convertible Preferred Shares/Units at 1.7302 per share/unit for cash receipts of $51.0 million. The financing met the definition of a Qualified Transaction under the Second Amended and Restated Company Agreement, and therefore, the outstanding Class B Convertible Preferred Shares/Units mandatorily converted into Class C Convertible Preferred Shares/Units.

Class C-1 Convertible Preferred:    During 2023, in accordance with the Fifth Amended and Restated Company Operating Agreement executed on September 1, 2023, the Company issued 7,688,335 Class C-1 Convertible Preferred Shares/Units at 1.7302 per share/unit and received net proceeds of $13.1 million after paying $0.2 million in related syndication costs to advisors.

Appointment of Manager

The Class C Convertible Preferred Share/Unit holders have the right to appoint one individual designated by majority of the issued and outstanding holders of Class C Preferred Class Shares/Units as the Series C Manager. The Class C-1 Convertible Preferred Share/Unit holders have the right to appoint one individual nominated by the Board of Managers and approved by the C-1 Holders as the Series C-1 Manager.

Conversion

The Class C and C-1 Convertible Preferred Shares/Units may be converted into Class B Common Shares/Units at any time on a 1:1 basis, subject to normal dilution provisions. The Class C and C-1 Convertible Preferred Shares/Units shall mandatorily convert into Class B Common Shares/Units upon the initial closing of a Qualifying Transaction or the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders.

Dividends

The Class C and C-1 Convertible Preferred Shares/Units receive an annual dividend of 8% payable quarterly and accruing on a 30-day month, 360-day year basis. Dividends are paid, at the sole discretion of the Company, in cash, Class C and C-1 Convertible Preferred Shares/Units, or a combination of cash and Class C and C-1 Convertible Preferred Shares/Units. During the year ended December 31, 2024, the Company issued 3,636,480 and 659,135 Class C and C-1 Convertible Preferred Shares/Units as dividends, respectively. During the year ended December 31, 2023, the Company issued 3,346,432 and 172,751 Class C and Class C-1 Convertible Preferred Shares/Units as dividends, respectively.

The Company is registered in Delaware, and Delaware state law prohibits companies from issuing dividends when there is an accumulated deficit. This statutory prohibition does not apply to the Company’s in-kind distributions of Class C and C-1 Convertible Preferred Shares/Units as these dividends serve as a re-allocation of ownership interest (both assets and liabilities) between the shareholders/members, and not as a distribution of only assets from the Company to the harm of its creditors or other owners.

Liquidation Preference

The Class C Convertible Preferred Shares/Units had a liquidation preference of $81.3 million and $75.0 million as of December 31, 2024 and 2023, respectively. The Class C-1 Convertible Preferred Shares/Units had a liquidation preference of $14.7 million and $13.6 million as of December 2024 and 2023, respectively.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 13. MEZZANINE AND SHAREHOLDERS’/MEMBERS’ EQUITY (cont.)

Warrants

The Company has historically granted warrants to acquire Class B Common Shares/Units and Class C Convertible Preferred Shares/Units. Additionally, in connection with the August 2024 issuance of Class A-1 and A-2 Convertible Preferred Shares/Units, the Company issued warrants to acquire Class A Common Shares/Units. The Company accrues dividends on Class C Convertible Preferred Shares/Units that provide for a cumulative 8% quarterly compounded annual dividend payable upon exercise of the warrant in additional shares/units.

Each warrant may be exercised voluntarily by the holder from the day of issuance, subject to beneficial ownership limitations of 9.99% of the number of shares/units of common equity outstanding immediately after giving effect to the issuance of shares/units of common equity issuable upon exercise of the warrants. In the event that the Company offers equity securities, each warrant holder shall have a right of first refusal to purchase up to the same percentage of such offering as such holder is entitled to via the warrants; this right will terminate upon an event of an initial public offering. The warrants will be mandatorily exercised if the Company effects any merger, sale or other disposition of substantially all of its assets, an initial public offering, other business combination, or a capital transaction in which the Company receives in excess of $100 million in consideration at a pre money valuation of $1 billion and in which a closing requirement is the exercise of the warrant.

Class A Common Warrants

On August 21, 2024, the Company granted warrants to Class A-1 and A-2 Share/Unit holders to acquire 3.0 million Class A Common Shares/Units as part of the financing. The warrants have an exercise price of $12.00 and an intrinsic value of $nil. The weighted average fair value for the warrants issued was approximately $3.22 per warrant based on a valuation performed by an independent valuation company. The Company uses the Black-Scholes pricing model to value the warrants, which is considered to be a Level 3 fair value measurement. The assumptions used in the Black-Scholes pricing model to determine the value of the warrants are as follows:

Year Ended December 31, 2024
Expected volatility	78.93%
Expected dividends	0.00%
Risk Free interest rate	3.58%
Expected term of warrants	5 years

Class B Convertible Preferred Warrants

At December 31, 2024 and 2023, the Company had 8,315,146 warrants to acquire Class B Common Shares/Units at an exercise price of $0.24 and an intrinsic value of $16.0 million and $0.8 million, respectively.

Class C Convertible Preferred Warrants

In February 2024, the Company granted 888,246 warrants to acquire Class C Convertible Preferred Units as compensation for advisory services related to the sale and issuance of Class C Convertible Preferred Units. Additionally, the Company accrues quarterly warrants to acquire Class C Convertible Preferred Units as paid in kind dividends. The weighted average fair value for the warrants granted in February 2024 was approximately $0.69 per warrant based on

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 13. MEZZANINE AND SHAREHOLDERS’/MEMBERS’ EQUITY (cont.)

a valuation performed by an independent valuation company. The Company used the Black-Scholes pricing model to value the warrants, which is considered to be a Level 3 fair value measurement. The weighted-average assumptions used in determining the value of the warrants were as follows:

Year Ended December 31, 2024
Expected volatility	80.00%
Expected dividends	0.00%
Risk Free interest rate	3.89%
Expected term of warrants	4 years

The following table summarizes the activity related to the warrants to acquire Class C Convertible Preferred Shares/Units as of December 31, 2024, and changes during the years ended December 31, 2023 and 2024 (intrinsic value in thousands):

	Shares/Units	Weighted Average Exercise Price	Intrinsic Value
Outstanding as of December 31, 2022	927,127	$1.01	$1,462
Dividends	46,916	1.73
Outstanding as of December 31, 2023	974,043	$1.07	$599
Issuance of warrants	888,246	0.99
Dividends	87,213	1.73
Outstanding as of December 31, 2024	1,949,502	$1.06	$1,956

NOTE 14. EQUITY-BASED COMPENSATION

Incentive Shares/Units

The Company also has a program to issue incentive shares/units under the Amended and Restated Incentive Plan dated May 1, 2020 and the Second Amended and Restated Equity Incentive Plan dated August 26, 2022 and amended November 2, 2022 and February 10, 2024 (the “Incentive Plan”). The incentive shares/units are intended to constitute “profit interests” within the meaning of Internal Revenue Service (IRS) Revenue Procedures 93-27 and 2001-43 (or the corresponding requirements of any subsequent guidance promulgated by the IRS or other applicable law). The rights and preferences of the incentive shares/units are defined in the respective incentive share/unit agreements. As of December 31, 2024, there were 10.8 million shares/units available for future awards under the Incentive Plan.

The Company accounts for these equity-based compensation awards in accordance with the provisions of ASC 718, — Compensation — Stock Compensation. The guidance requires that the cost of employee equity awards, as well as other equity-based compensation arrangements, be reflected in the consolidated financial statements over the vesting period based on the estimated fair value of the awards. The incentive shares/units do not have an expiration date.

The Company utilized an independent valuation company to estimate the fair value of the incentive shares/units granted during the year ended December 31, 2024 on a quarterly basis and annually in prior years. During the years ended December 31, 2024 and 2023, the fair value of incentive units granted was $0.78 and $0.51, respectively. The Company recognizes the associated costs across the vesting period using the straight-line method.

The Company uses the Black-Scholes pricing model to value the incentive shares/units, which is considered to be a Level 3 fair value measurement requiring highly judgmental assumptions including expected volatility. The expected volatility was estimated by taking the average historical price volatility for industry peers, consisting of

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 14. EQUITY-BASED COMPENSATION (cont.)

several public companies in our industry which are either similar in size, stage of life cycle, or financial leverage, over a period equivalent to the expected term of the awards. The assumptions used in determining the value of incentive shares/units are as follows:

	For the Years Ended December 31,
	2024	2023
Valuation assumptions
Weighted-average expected volatility	67.05%	81.95%
Expected dividends	—	—
Risk-free interest rate	4.2% – 4.34%	3.89% – 4.01%
Expected term of incentive share/unit	1 – 5 Years	4 – 5 Years

The following table summarizes the activity related to the Incentive Shares/Units as of December 31, 2024, and changes during the years ended December 31, 2023 and 2024:

(Intrinsic value in thousands(1))	Shares/Units	Weighted Average Distribution Threshold	Intrinsic Value
Outstanding at December 31, 2022	35,917,032	$1.11	$20,516
Grants	6,672,618	1.79
Cancellations due to modification	(4,700,000)	3.27
New awards due to modifications	4,700,000	1.73
Forfeitures	(318,335)	1.73
Outstanding at December 31, 2023	42,271,315	1.04	$7,753
Grants	1,168,186	1.21
Forfeitures	(4,254,823)	1.62
Outstanding at December 31, 2024	39,184,678	$0.97	$46,152
Vested or expected to vest at December 31, 2024	39,184,678	$0.97	$46,152

____________

(1)      The distribution threshold amount refers to the value that would need to be exceeded before the holder would receive any consideration upon a liquidation event. The intrinsic value is calculated based upon the fair value of the incentive shares/units as of the reported date.

Vesting Period of Incentive Shares/Units

The Company may utilize different vesting periods, generally ranging from one year to three years, depending on the specifics of the grant. If there is a change in control, unless otherwise expressly provided in the participant’s award agreement, the shares/units will become 100% vested and any restrictions and limitations applicable to the participant’s incentive shares/units shall lapse and such incentive shares/units shall become fully transferable.

If any of the shares/units are forfeited prior to vesting, the Company will reverse the associated compensation cost during the period in which the forfeiture occurs.

Conversion of Incentive Shares/Units

Upon a qualified equity offering or a reorganization, each incentive share/unit may be converted, effective as of immediately prior to the qualified equity offering or reorganization, as applicable, into Company Class A Common Shares/Units, determined by reference to the liquidating value of the incentive share/unit relative to the liquidating value of a Class A Common Share/Unit, as defined in the associated agreements.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 14. EQUITY-BASED COMPENSATION (cont.)

Incentive Share/Unit and Class A Common Share/Unit Compensation Expense

The following table summarizes compensation expense related to the Company’s equity-based compensation (in thousands):

(In thousands)	For the Years Ended December 31,
	2024	2023
Incentive shares/units	$1,963	$1,167
Class A common shares/units	(225)	207
Total	$1,738	$1,374

The Class A common shares/units expense relates to the issuance of Class A common shares/units as part of the Company’s former CEO’s employment agreement. See Note 13, “Mezzanine and Shareholders’/Members Equity” for further details. During the year ended December 31, 2024, the Company reversed $0.2 million of share-based compensation related to the grant of Class A Common Shares/Units issued to the former CEO upon forfeiture of the unvested Class A Common Shares/Units.

Total unrecognized compensation expense related to incentive shares/units was $0.24 million and $1.82 as of December 31, 2024 and 2023, respectively, which is expected to be recognized over 0.9 years and 1.3 years, respectively.

NOTE 15. GOVERNMENT GRANTS

The Company has government grants for the purchase or construction of long-lived assets. The Company presents grants received related to long-lived assets as non-current deferred grants liability on the consolidated balance sheets and recognizes revenue through profit or loss over the useful life of the underlying assets.

Tax Incremental Financing

On June 6, 2022, the Company executed a Tax Increment Financing Agreement (the “TIF Agreement”) with the Stillwater Economic Development Authority (the “Authority”), a public trust having as its beneficiary the City of Stillwater, Oklahoma (the “City”), whereby the Authority will provide upfront development financing assistance to the Company of up to $7.0 million for the development of the Stillwater Facility (the “Upfront Assistance”). Additionally, entry into the TIF Agreement made USARE eligible to receive a manufacturing and research and development ad valorem tax exemption for a period of five years and thereafter requires the Authority to disburse to the Company 90% of the incremental ad valorem taxes generated by the ad valorem taxes assessed against the Stillwater Facility and paid by the Company. Under the terms of the TIF agreement, among other things, the Company is required to complete the Stillwater Facility and in doing so to make an investment of approximately $140 million and to employ a specified number of employees at specified levels of median compensation at various stages of the development. Subject to agreed extensions, USARE is also required to commence certain phases of the development of the Stillwater Facility by no later than March 31, 2026 and complete that advanced development by no later than June 30, 2027. Should the Company default on its obligations under the Stillwater Redevelopment Agreement, the Authority may terminate the agreement and make demand for immediate repayment in full of the Upfront Assistance.

As of December 31, 2024 and 2023, the Company recorded $7.0 million of deferred grant income related to cash received to date as part of the TIF Agreement, all of which is noncurrent as a component of Deferred grants. During the years ended December 31, 2024, and 2023, the Company did not recognize any of the deferred grant income amounts in profit or loss related to the TIF Agreement as the associated long-lived asset has not yet been placed into service. The Company filed the Ad Valorem Tax Exemption application for the year ending December 31, 2023, in March of 2023. Approval was received November 14, 2023 from the Stillwater Economic Development Authority for the Five-Year Ad Valorem Tax Exemption. As such, the Company did not incur any real and personal ad valorem taxes for years ended December 31, 2024 and 2023.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 15. GOVERNMENT GRANTS (cont.)

Governor’s Fund

On April 15, 2022, the Company entered into an agreement with the Oklahoma Department of Commerce to receive a $1.2 million award to be used for the renovation of an existing building at the Stillwater Facility (the “Governor’s Fund Agreement”), to be paid in $0.6 million increments when the Company had cumulatively spent $1.0 million and $2.0 million, respectively, in qualifying costs related to developing the Stillwater Facility by March 31, 2023, and May 31, 2023, respectively. Per the terms of the Governor’s Fund Agreement, the award is subject to repayment if the Company does not comply with certain investment requirements and employee headcount and compensation standards.

As of December 31, 2024, the Company incurred qualifying costs that exceeded the cumulative $2.0 million threshold specified in the contract. The total award of $1.2 million was requested and received by the Company on April 6, 2023 and was recorded as deferred grant income at the time, which will be recognized over the useful life of the related assets once placed in service.

Jobs Program

In 2022, the Company was accepted for the Oklahoma Quality Jobs Program (“Jobs Program”), an incentive that provides qualifying companies quarterly cash rebates of up to 5% of the wages paid for new direct jobs created by the Company for a period of up to 10 years, with a maximum payout of approximately $2.8 million, subject to the Company fulfilling certain obligations pursuant to an agreement between USA Rare Earth Magnets, LLC and the State of Oklahoma, dated December 19, 2022 (the “Jobs Program Agreement”), including that the Company must meet or exceed applicable payroll and employee headcount requirements and that the Company maintain operations in Oklahoma for a specified period. To date USARE has not become eligible to make any claims under the Jobs Program; the terms of the Jobs Program Agreement require that the first claim be made on or prior to January 1, 2026.

As of and for the years ended December 31, 2024 and 2023, the Company had not yet recognized any reductions in payroll expense related to the Jobs Program as a claim is not yet eligible to be filed.

NOTE 16. GENERAL AND ADMINISTRATIVE

General and administrative comprised the following (in thousands):

	For the Years Ended December 31,
	2024	2023
Professional fees	$2,938	$2,721
Legal expense	376	1,672
Technology, software and cybersecurity	208	329
Facilities	722	1,315
Insurance	1,043	1,049
Travel	355	727
Other general and administration	567	885
Total General and Administrative	$6,209	$8,698

NOTE 17. INCOME TAXES

For the year ended December 31, 2023, the Company is treated as a flow-through entity for federal income tax purposes and is not subject to federal income taxes; therefore, no provision for federal income taxes has been provided in the accompanying financial statements for the year ended December 31, 2023. The Company is not subject to state income taxes in most states in which it operates. In those states in which it is subject to income tax, the current year’s taxes are not material to the financials. The shareholders/members are responsible for federal and certain state income taxes on their respective share of the Company’s net income or loss.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 17. INCOME TAXES (cont.)

In February 2024, the Company filed IRS Form 8832 (Entity Classification Election or “CTB Election”) to be classified as a corporation for federal tax purposes effective February 12, 2024 (the “Conversion”).

For financial reporting purposes, the net pre-tax book loss for the U.S. in the aggregate was:

For the Year Ended December 31, 2024
United States	$(12,790)
Minority share	(3,602)
Total	$(16,392)

The reconciliation between the Company’s effective tax rate on loss from operations and the statutory tax rate for the year ended December 31, 2024 is as follows:

	For the Year Ended December 31, 2024
Current tax at U.S. statutory rate	$(3,394)	21.00%
Nondeductible/nontaxable items	5	(0.04)%
Minority Share/Partnership filing period	333	3.37%
Stock based compensation	385	(3.06)%
Valuation allowance	2,671	(21.27)%
Income tax expense	$—	0.00%

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of net deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain.

The following items comprise the Company’s net deferred tax assets and liabilities as of December 31, 2024:

As of December 31, 2024
Deferred tax assets
Accrued expenses	$385
Other deferreds	340
Lease liability	3
Deferred revenue	1,722
Intangible assets	139
Net operating losses	2,828
Total deferred tax assets	$5,417
Valuation allowance	(4,480)
Deferred tax assets, net of valuation allowance	$937

Deferred tax liabilities
Investment in partnership	(703)
Fixed assets	(234)
Total deferred tax liabilities	$(937)
Net deferred tax assets/(liabilities)	$—
Change in valuation allowance	(4,480)

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 17. INCOME TAXES (cont.)

The Company continually evaluates the likelihood of the realization of deferred tax assets and adjusts the carrying amount of the deferred tax assets by the valuation allowance to the extent the future realization of the deferred tax assets is more likely than not. The Company considers many factors when assessing the likelihood of future realization of its deferred tax assets, including its recent cumulative earnings experience by taxing jurisdiction, expectation of future taxable income or loss, the carryforward periods available to the Company for tax reporting purposes, and other relevant factors.

As of December 31, 2024, based on the Company’s history of earnings and its assessment of future earnings, management believes that it is not more likely than not that future taxable income will be sufficient to realize the deferred tax assets. Therefore, a full valuation allowance has been applied to deferred tax assets.

The Company reviews uncertain tax positions taken, or expected to be taken, in the course of preparing the Company’s tax returns to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authority. Management of the Company is required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, which include federal and certain states. The 2024 tax year is considered open. The Company has no examinations in progress, and none are expected at this time. As of December 31, 2024, management of the Company has reviewed the open tax years and major jurisdictions and concluded there is no tax liability, interest, or penalties resulting from unrecognized tax benefits relating to uncertain income tax positions taken, or expected to be taken, in future tax returns.

NOTE 18. NET LOSS PER SHARE/UNIT

The following table sets forth the computation of the numerator for the loss per share attributable to common share/unit holders for the years ended December 31, 2024 and 2023 (dollars in thousands, except for basic and diluted net loss per share/unit):

	For the Years Ended December 31,
	2024	2023
Net Loss Attributable to USARE Members	$(15,735)	$(7,415)
Declared dividends	(8,170)	(5,647)
Net loss allocable to USARE Members	$(23,905)	$(13,062)

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share/unit for each class of common stock:

	For the Years Ended December 31,
	2024		2023
	Class A	Class B	Class A	Class B
Basic and diluted loss per share/unit
Numerator:
Allocation of net loss allocable to USARE Shareholders/Members	$(21,719)	$(2,185)	$(11,818)	$(1,244)

Denominator:
Weighted average shares/units outstanding	206,520,542	20,778,672	196,264,700	20,778,672
Basic and diluted net loss per share/unit	$(0.11)	$(0.11)	$(0.06)	$(0.06)

The potential common shares for outstanding warrants to acquire Class B common of 8,315,147 at December 31, 2024 and 2023, warrants to acquire Class A common of 3,000,000 and nil at December 30, 2024 and 2023, respectively, and incentive shares/units of 39,184,678 and 42,047,983 at December 31, 2024 and 2023, respectively, were excluded from diluted earnings per share/unit because their inclusion would be anti-dilutive. As a result, diluted loss per share/unit is the same as basic loss per share/unit for the periods.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 19. SEGMENT REPORTING

The Company operates in a single reportable operating segment; that segment being the vertically integrated, domestic rare earth element magnet production supply chain. The Company’s chief operating decision makers review financial information on an aggregate basis for evaluating financial performance. Through December 16, 2024, the Company’s Board of Managers were the chief operating decision makers. As of December 17, 2024, the Company’s chief operating decision maker is its newly appointed chief executive officer. All the Company’s long-lived assets are located within the United States.

NOTE 20. RELATED PARTY TRANSACTIONS

Consultant

USARE engaged Dan Gorski as a consultant to provide project management services for RTMD through February 2023. Mr. Gorski’s compensation for such services was $10 thousand per month. Mr. Gorski was previously the Chief Executive Officer of TMRC. During the years ended December 31, 2024 and 2023, the Company paid Mr. Gorski $0 and $20 thousand, respectively.

Shareholders/Members

As of December 31, 2024 and 2023, directly and indirectly through controlled entities, Stewart Kleiner owned and controlled 7.5% and 12.4%, respectively, of the total outstanding common and convertible preferred shares/units, respectively. On May 10, 2019, the Company entered into an agreement with Mr. Kleiner whereby Mr. Kleiner will provide financing and business advice and will receive a fee of 1,100,000 Class A Common Shares/Units of the Company upon the earlier of completion of a preliminary feasibility study on the Round Top Mountain Project or upon commencement of a capital raise in conjunction with an initial public offering. The payment of the shares/units is guaranteed by shares/units from The Critical Minerals Trust (entity controlled by Mr. Gutnick, a member of the Company’s Board) in the event of a dispute between the Company and Mr. Kleiner. As of December 31, 2024, The Critical Minerals Trust owns 62,415,773 Class A Common Shares/Units and 3,199,585 Class C-1 Convertible Preferred Shares/Units, or 19.9%; and as of December 31, 2023, The Critical Minerals Trust owns 65,265,773 Class A Common Shares/Units and 2,952,062 Class C-1 Convertible Preferred Shares/Units, or 23.4% of the total outstanding common and convertible preferred shares/units. The Company considers the completion of the preliminary feasibility study probable and has therefore recognized the costs of this equity-based award based on its estimated fair value as determined for Class A Common Shares/Units using the Black-Scholes model and relevant assumptions described in Note 13, “Mezzanine and Shareholders’/Members’ Equity” for the Company’s incentive shares/units.

As of December 31, 2024, directly and indirectly through controlled entities, Tready Smith controlled 46,801,206 Class C Convertible Preferred Shares/Units, 3,199,585 Class C-1 Convertible Preferred Shares/Units, and 2,750,741 Class B Common Shares/Units or 16.0%; and as of December 31, 2023 controlled 43,690,845 Class C Convertible Preferred Shares/Units, 2,952,062 Class C-1 Convertible Preferred Shares/Units, and 2,750,741 Class B Common Shares/Units or 16.3% of the total outstanding shares/units. Mrs. Smith is a member of the Company’s Board and the Founder and CEO of Bayshore Capital Advisors, LLC (“Bayshore”). Thayer Smith is the Company’s former President as well as the current Operating Partner of Bayshore and spouse of Tready Smith.

In December 2022, the Company executed an agreement with the Company’s former President, Thayer Smith, for the purpose of providing compensation to Mr. Smith for his services in his role as President of the Company during 2021 and 2022. The agreement included the following terms:

•        Mr. Smith’s last day of engagement with the Company would be December 31, 2022.

•        Bayshore Capital Holdings Group (“BCHG”) would be paid $0.8 million in January 2023 (which the Company paid in full in 2023), as well as an additional $0.8 million on the successful closing of a Series D fundraising round of greater than $50.0 million or, if a Series D fundraising round occurred of $50.0 million or less, on the next subsequent fundraising round.

•        Bayshore Capital would be granted 1,250,000 incentive shares/units with a threshold of $1.7302, granted on November 18, 2022, and fully vested as of December 14, 2022.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 21. SUBSEQUENT EVENTS

In accordance with ASC 855, — Subsequent Events, the Company has evaluated events or transactions occurring subsequent to December 31, 2024, the balance sheet date, through the date the consolidated financial statements were available to be issued on March 8, 2025, and determined there were no additional events or transactions which would impact these consolidated financial statements other than those disclosed below.

Lease Renewals in Wheat Ridge, Colorado

On February 11, 2025 the Company executed two lease extensions in Wheat Ridge, Colorado. Both office spaces are used for the Company’s research and development activities and will expire on March 31, 2028.

Additional Class A-2 Convertible Preferred Unit Investment

In connection with the transactions contemplated by the Merger Agreement executed on August 21, 2024, the Company and certain accredited investors, including the Class A-2 Convertible Preferred Unit Investors, Mr. Michael Blitzer, Inflection Point’s Chairman and Chief Executive Officer, and Collective Capital Management entered into Securities Purchase Agreements on January 31, 2025 to purchase (i) USARE Class A-2 Convertible Preferred Shares/Units and (ii) USARE Class A Preferred Investor Warrants for an aggregate purchase price of approximately $15.3 million which closed on February 3, 2025.

Audit Committee Updates

On January 26, 2025, Tready Smith was appointed Chair of the Audit Committee after Ted Senko, former Chairman of the Audit Committee, resigned from the Board, effective immediately. The resignation was not due to any disagreement with the Company on any matter relating to its operations, policies, or practices.

Hatch Senior Convertible Note Settlement Alternative

On February 26, 2025, the Company and Hatch entered into a Letter Agreement (“Hatch Letter Agreement”) to agree to settle the Note for 683,512 Class A Common Shares/Units if, and only if, the Merger is effected. Through December 31, 2024, the Note was expected to be converted into Class C Convertible Preferred Shares/Units upon the close of a Merger. The Hatch Letter Agreement materially impacts the terms of the Note and the value assigned to the derivative liability by more than 10%, resulting in a modification accounted for as an extinguishment and reissuance as of the date of the Hatch Letter Agreement. The Company expects the Merger, and final settlement of the Note, to be finalized during the first quarter of 2025.

Termination of Transaction Bonus Agreements

On March 7, 2025, three individuals that previously had Transaction Bonus Agreements entered into a Termination of Transaction Bonus Agreement. In consideration of the termination of the Transaction Bonus Agreements, each will receive $350 thousand cash immediately after the closing of the Merger and 127,198 Class A units immediately prior to closing of the Merger.

PART II

INFORMATION NOT REQUIRED IN DOCUMENT

Item 20. Indemnification of Officers And Directors

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

Additionally, our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our by-laws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 21. Exhibits And Financial Statement Schedules

Exhibit No.	Description of Document
3.1	Certificate of Corporate Domestication (incorporated by reference to Exhibit 3.1 filed with USA Rare Earth Inc.’s Form 8-K (Reg. No. 001-41711) filed by USA Rare Earth, Inc. on March 19, 2025).
3.2

Certificate of Incorporation of USA Rare Earth, Inc (incorporated by reference to Exhibit 3.2 filed with USA Rare Earth Inc.’s Form 8-K (Reg. No. 001-41711) filed by USA Rare Earth, Inc. on March 19, 2025).

3.3	Bylaws of USA Rare Earth, Inc. (incorporated by reference to Exhibit 3.3 filed with USA Rare Earth Inc.’s Form 8-K (Reg. No. 001-41711) filed by USA Rare Earth, Inc. on March 19, 2025).
3.4

USA Rare Earth, Inc. Certificate of Designation of Preferences, Rights and Limitations of 12.0% Series A Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3.4 filed with USA Rare Earth Inc.’s Form 8-K (Reg. No. 001-41711) filed by USA Rare Earth, Inc. on March 19, 2025).

4.1

Warrant Agreement, dated May 24, 2023, by and between Inflection Point Acquisition Corp. II and Continental Stock Transfer & Trust Company, as warrant agent (incorporated herein by reference to Exhibit 4.1 filed with Inflection Point Acquisition Corp. II’s Form 8-K (Reg. No. 001-41711) filed by Inflection Point Acquisition Corp. II on May 30, 2023).

4.2

Specimen Common Stock Certificate of USA Rare Earth, Inc. (incorporated herein by reference to Exhibit 4.5 filed with the Registration Statement on Form S-4/A (Reg. No. 333-283181) filed by the registrant on February 13, 2025).

4.3

Specimen Warrant Certificate of USA Rare Earth, Inc. (incorporated by reference to Exhibit 4.2 filed with USA Rare Earth Inc.’s Form 8-K (Reg. No. 001-41711) filed by USA Rare Earth, Inc. on March 19, 2025).

4.4	Form of Preferred Investor Warrant (incorporated by reference to Exhibit 4.4 filed with USA Rare Earth Inc.’s Form 8-K (Reg. No. 001-41711) filed by USA Rare Earth, Inc. on March 19, 2025).
5.1*	Opinion of White & Case LLP.
23.1*	Consent of UHY LLP.
23.2*	Consent of Horne LLP.
23.3*	Consent of White & Case LLP (included in Exhibit 5.1).
24.1+	Powers of Attorney (included on the signature page to the first post-effective amendment to the Registration Statement).
101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document).
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Filing Fee Table (incorporated by reference to Exhibit 107 filed with the Registration Statement on Form S-4/A (Reg. No. 333-283181) filed by the Company on February 13, 2025).

____________

*        Filed herewith

+        Previously filed

Item 22. Undertakings

The undersigned registrant hereby undertakes as follows:

(a)

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stillwater, Oklahoma, on April 21, 2025.

USA RARE EARTH, INC.
By:	/s/ Joshua Ballard
	Name:	Joshua Ballard
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on April 21, 2025.

Signature	Title
/s/ Joshua Ballard	Director, Chief Executive Officer
Joshua Ballard	(Principal Executive Officer)
/s/ William Robert Steele Jr.	Chief Financial Officer
William Robert Steele. Jr.	(Principal Financial and Accounting Officer)
*	Chair
Michael Blitzer
*	Director
Mordechai Gutnick
*	Director
Paul Kern
*	Director
Otto Schwethelm
*	Director
Michael Senft
*	Director
Tready Smith
*	Director
Carolyn Trabuco
*By:	/s/ Joshua Ballard	April 21, 2025
Joshua Ballard Attorney-in-Fact

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stillwater, Oklahoma, on April 21, 2025.

USA RARE EARTH, LLC.
By:	/s/ Joshua Ballard
	Name:	Joshua Ballard
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on April 21, 2025.

Signature			Title
USA RARE EARTH, INC			Manager
By:	/s/ Joshua Ballard
	Name:	Joshua Ballard
	Title:	Chief Executive Officer
/s/ Joshua Ballard			Chief Executive Officer
Name: Joshua Ballard			(Principal Executive Officer)
/s/ William Robert Steele Jr.			Chief Financial Officer
William Robert Steele Jr.			(Principal Financial and Accounting Officer)